As Filed With The Securities And Exchange Commission On October 19, 2005
                                                          Registration No. _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         -------------------------------
                          GOLDEN PHOENIX MINERALS, INC.
             (Exact name of registrant as specified in its charter)

                     MINNESOTA                                    1499                             41-1878178
          (State or other jurisdiction of             (Primary Standard Industrial    (I.R.S. Employer Identification No.)
          incorporation or organization)              Classification Code Number)

                                                                                      Kenneth Ripley
                     Sparks, Nevada 89434                                     Interim Chief Executive Officer
                  Telephone: (775) 853-4919                                    Golden Phoenix Minerals, Inc.
(Address, including zip code, and telephone number, including                 1675 East Prater Way, Suite 102
                          area code,                                           Telephone No.: (775) 853-4919
         of registrant's principal executive offices)                         Telecopier No.: (775) 853-5010

                                                        Copies to:
                   Clayton E. Parker, Esq.                                          Matthew Ogurick, Esq.
         Kirkpatrick & Lockhart Nicholson Graham LLP                    Kirkpatrick & Lockhart Nicholson Graham LLP
           201 South Biscayne Boulevard, Suite 2000                      201 South Biscayne Boulevard, Suite 2000
                       Miami, FL 33131                                                Miami, FL 33131
                Telephone No.: (305) 539-3300                                  Telephone No.: (305) 539-3300
                Telecopier No.: (305) 358-7095                                Telecopier No.: (305) 358-7095

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                              CALCULATION OF REGISTRATION FEE
=================================================================================================================================
  Title Of Each Class Of Securities     Amount To Be    Proposed Maximum Offering      Proposed Maximum          Amount Of
          To Be Registered               Registered         Price Per Share(1)        Aggregate Offering      Registration Fee
                                                                                           Price(1)
---------------------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share     22,191,919                 $0.19                 $4,216,464.61              $496.28
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                    22,191,919                 $0.19                 $4,216,464.61              $496.28
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of October 5, 2005.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 19, 2005

      The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                          GOLDEN PHOENIX MINERALS, INC.

                        22,191,919 Shares of Common Stock

This prospectus (this "Prospectus") relates to the sale of up to 22,191,919 shares of the common stock of Golden Phoenix Minerals, Inc. ("Golden Phoenix" or the "Company") by Fusion Capital Fund II, LLC ("Fusion Capital"). Fusion Capital, sometimes referred to in this Prospectus as the selling shareholder, is offering for sale up to 22,191,919 shares of our common stock, of which up to 20,000,000 shares may be sold by Fusion Capital pursuant to the terms of a common stock purchase agreement and 2,191,919 shares that have been previously issued to Fusion Capital as a commitment fee.

On July 13, 2005, we entered into a common stock purchase agreement (the "Purchase Agreement") with Fusion Capital pursuant to which Fusion Capital has agreed to purchase, on each trading day, $12,500 of our common stock up to an aggregate, under certain conditions described in this Prospectus, of $6.2 million. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. Fusion Capital has agreed to purchase $200,000 of the Company's common stock at a price of $0.15 per share, or 1,333,334 shares, upon the effectiveness of this registration statement. We will not receive proceeds from the sale of our shares by Fusion Capital.

Our common stock is quoted on the Nasdaq Over-the-Counter Bulletin Board under the symbol "GPXM". On October 5, 2005, the last reported sale price for our common stock as reported on the Nasdaq Over-the-Counter Bulletin Board was $0.19 per share.

                              --------------------

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 3 for a discussion of these risks.

                              --------------------

Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this Prospectus is _________________, 2005.

                                TABLE OF CONTENTS

                                                                           Page

PROSPECTUS SUMMARY............................................................2
RISK FACTORS..................................................................3
FORWARD-LOOKING STATEMENTS...................................................12
USE OF PROCEEDS..............................................................13
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.....................14
THE FUSION TRANSACTION.......................................................15
DILUTION.....................................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS..................................................21
BUSINESS.....................................................................37
LEGAL PROCEEDINGS............................................................49
MANAGEMENT...................................................................50
PRINCIPAL SHAREHOLDERS.......................................................55
DESCRIPTION OF CAPITAL STOCK.................................................57
SHARES ELIGIBLE FOR FUTURE SALE..............................................60
SELLING SHAREHOLDER..........................................................61
PLAN OF DISTRIBUTION.........................................................62
LEGAL MATTERS................................................................63
EXPERTS......................................................................63
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................63
GLOSSARY OF CERTAIN MINING TERMS.............................................65
FINANCIAL STATEMENTS........................................................F-1
PART II....................................................................II-1

                               PROSPECTUS SUMMARY

Business

      Golden Phoenix is a Minnesota corporation having its principal executive offices located at 1675 East Prater Way, Suite 102, Sparks, Nevada 89434. Our telephone number is 775-853-4919. The address of our website is www.golden-phoenix.com. Information on our website is not part of this Prospectus.

      We plan to produce economically valuable minerals from the mineral properties we currently control, and from mineral properties that we may acquire in the future. We intend to concentrate our exploration efforts in the Western United States.

The Offering

      On July 13, 2005, we entered into a common stock purchase agreement (the "Purchase Agreement") with Fusion Capital Fund II, LLC ("Fusion Capital"), pursuant to which Fusion Capital has agreed to purchase, on each trading day, $12,500 of our common stock up to an aggregate, under certain conditions described below, of $6.2 million. Fusion Capital, the selling shareholder under this Prospectus, is offering for sale up to 22,191,919 shares of our common stock. As of October 5, 2005, there were 135,480,087 shares outstanding, including the 2,191,919 initial purchase shares that we have issued to Fusion Capital as a commitment fee (the "Commitment Shares"), all of which are included in the offering pursuant to this Prospectus, but excluding the 20,000,000 shares which may be issued to Fusion Capital in the future under the Purchase Agreement. The 22,191,919 shares offered by this Prospectus represent approximately 16.38% of our total outstanding common stock as of October 5, 2005. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

      The $6.2 million of common stock is to be purchased over a twenty four
(24) month period, subject to a six (6) month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock. Fusion Capital does not have the right or the obligation to purchase shares of common stock in the event that the price of our common stock is less than $0.10. Fusion Capital may not purchase shares of our common stock under the Purchase Agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. Absent these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than 9.9%. In the event our stock price is greater than the $0.10 floor price, we will issue fewer shares to Fusion Capital to draw down on the Purchase Agreement.

                                  RISK FACTORS

      You should carefully consider the risks described below before purchasing our common stock. The risks set forth below describe the material risks presently known by the Company. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment.

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future

      We have yet to establish any history of profitable operations. We have incurred annual operating losses of $6,470,008 and $2,966,060 during the years ended December 31, 2004 and 2003, respectively, and we incurred an operating loss of $1,630,710 during the six (6) months ended June 30, 2005. As a result, at December 31, 2004, we had an accumulated deficit of $25,192,268 and we had an accumulated deficit of $26,380,107 at June 30, 2005. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our mineral properties. We may not be able to successfully commercialize our mineral properties or ever become profitable.

      Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended December 31, 2004 and 2003 with respect to their substantial doubt about our ability to continue as a going concern. As discussed in Note 2 to our financial statements for the fiscal year ended December 31, 2004, we have generated significant losses from operations, had an accumulated deficit of $25,192,268 and had a working capital deficit of $7,610,574 at December 31, 2004, which together raises substantial doubt about our ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to our financial statements for the fiscal year ended December 31, 2004. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Sale Of Our Common Stock To Fusion Capital May Cause Dilution And The Sale Of The Shares Of Common Stock Acquired By Fusion Capital Could Cause The Price Of Our Common Stock To Decline

      The purchase price for the common stock to be issued to Fusion Capital pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. The sale of shares to Fusion Capital pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. For illustrative purposes, if we assume that Golden Phoenix had issued 20,000,000 shares of common stock under the Purchase Agreement (i.e., the number of shares being registered in the accompanying registration statement) at an assumed offering price of $0.19 per share, less offering expenses of $85,000, our net tangible book value as of June 30, 2005 would have been $(319,534) or $(0.0021) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0282 per share and an immediate dilution to new stockholders of $0.1921 per share. The 22,191,919 shares of common stock offered by this Prospectus represents approximately 16.38% of our total outstanding common stock as of October 5, 2005. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Purchase Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

There Is Substantial Doubt About Our Ability To Continue As A Going Concern Due To Significant Recurring Losses From Operations, Accumulated Deficit And Working Capital Deficit All Of Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

      The report of our independent accountant on our December 31, 2004 financial statements includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to substantial recurring losses from operations and significant accumulated deficit and working capital deficit. Our ability to continue as a going concern will be determined by our ability to obtain additional funding and commence and maintain successful operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Will Require Additional Financing To Sustain Our Operations And Without It We May Not Be Able To Continue Operations

      We do not currently have sufficient financial resources to fund our operations. As of June 30, 2005, we had $47,943 in cash and a working capital deficit of $6,546,244. Therefore, we need additional funds to continue these operations. Upon effectiveness of this registration statement which we are filing pursuant to the Purchase Agreement with Fusion Capital, we have the right to receive $200,000 and after that, we only have the right to receive $12,500 per trading day under such agreement unless our stock price equals or exceeds the Threshold Amount (as defined in the Purchase Agreement), in which case the daily amount may be increased under certain conditions as the price of our common stock increases. Fusion Capital does not have the right nor the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.10. The selling price of our common stock to Fusion Capital will have to average at least $0.32 per share for us to receive the remaining $6.0 million (excluding the sale of $200,000 of stock to Fusion Capital at $0.15 per share upon the effectiveness of this registration statement) without registering additional shares of common stock in a new registration statement. Assuming a purchase price of $0.19 per share, we would sell 31,578,948 shares of common stock to Fusion Capital in order to obtain the remaining $6.0 million (excluding the sale to Fusion Capital of $200,000 of stock at $0.15 per share upon the effectiveness of this registration statement). Each daily sale of our common stock to Fusion Capital pursuant to the Purchase Agreement could make a subsequent day's sale to Fusion Capital more dilutive to existing stockholders by decreasing the price of the common stock for the subsequent day's sale. This dilutive effect may cause us not to be able to draw down the entire $6.2 million under the Purchase Agreement with the 22,191,919 shares of common stock we are registering in this registration statement under the Purchase Agreement.

      In the event we desire to draw down any available amounts remaining under the Purchase Agreement after we have issued the 22,191,919 shares being registered in this registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional sales to Fusion Capital. In addition, pursuant to the terms of the Purchase Agreement, Fusion Capital may not own more than 9.9% of our outstanding shares of common stock. In the event Fusion Capital is unable to sell the shares of our common stock that are issued after we receive an advance in order to keep them below 9.9% beneficial ownership, we may not be able to draw down additional funds when needed under the Purchase Agreement and we may not be able to draw down the full $6.2 million under the Purchase Agreement.

      The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure financing from other sources, such as through the sale of debt or sale of stock. If sufficient financing from Fusion Capital is not available or if we are unable to commercialize and sell our gold, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $6.2 million under the Purchase Agreement with Fusion Capital, we may still need additional financing to fully implement our business, operating and development plans. At this time, we cannot accurately predict the amount of additional financing we may need to fully implement our business, operating and development plans, as our mining operations are constantly evolving.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Purchase Agreement With Fusion Capital And Any Other Equity Financing

      The sale of shares pursuant to the Purchase Agreement with Fusion Capital or any other future equity financing transaction will have a dilutive impact on our shareholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Purchase Agreement with Fusion Capital in order to draw down the full amount. If our stock price is lower, then our existing shareholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Purchase Agreement with Fusion Capital or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.

The Selling Shareholder's Sale Of The Shares Of Common Stock In This Offering Could Cause The Price Of Our Common Stock To Decline And Could Make It More Difficult For Us To Sell Equity Or Equity Related Securities In The Future

      The potential dilutive effects of future sales of shares of common stock by the selling shareholder pursuant to this Prospectus could have an adverse effect on the prices of our securities. All shares in this offering are freely tradable. The selling shareholder may sell none, some or all of its shares of common stock in this offering. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, also could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The Validity Of Our Unpatented Mining Claims Could Be Challenged, Which Could Force Us To Curtail Or Cease Our Business Operations

      A majority of our properties consist of unpatented mining claims, which we own or lease. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law of 1872, as amended.

      We must make certain filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay an annual holding fee of $125 per claim. If we fail to make the annual holding payment or make the required filings, our mining claim would become invalid. Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and rival mining claimants and the United States may challenge mining claims. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. However, only the federal government can make such challenges; they cannot be made by other individuals with no better title rights than those of Golden Phoenix. It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged. Title to unpatented claims and other mining properties in the western United States typically involves certain other risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No title insurance is available for mining. In the event we do not have good title to our properties, we would be forced to curtail or cease our business operations.

Estimates Of Mineral Reserves And Of Mineralized Material Are Inherently Forward-Looking Statements, Subject To Error, Which Could Force Us To Curtail Or Cease Our Business Operations

      Estimates of mineral reserves and of mineralized material are inherently forward-looking statements subject to error. Although estimates of proven and probable reserves are made based on a high degree of assurance in the estimates at the time the estimates are made, unforeseen events and uncontrollable factors can have significant adverse impacts on the estimates. Actual conditions will inherently differ from estimates. The unforeseen adverse events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, fuel price increases, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be predicted.

      o Geologic Uncertainty and Inherent Variability: Although the estimated reserves and additional mineralized material have been delineated with appropriately spaced drilling to provide a high degree of assurance in the continuity of the mineralization, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There may also be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining operations. Acceptance of these uncertainties is part of any mining operation.

      o Metal Price Variability: The prices for gold, silver, and copper fluctuate in response to many factors beyond anyone's ability to predict. The prices used in making the reserve estimates are disclosed and differ from daily prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated reserve quantities, which are affected by a number of additional factors. For example, a ten percent (10%) change in price may have little impact on the estimated reserve quantities and affect only the resultant positive cash flow, or it may result in a significant change in the amount of reserves. Because mining occurs over a number of years, it may be prudent to continue mining for some period during which cash flows are temporarily negative for a variety of reasons including a belief that the low price is temporary and/or the greater expense incurred in closing a property permanently.

      o Fuel Price Variability: The cost of fuel can be a major variable in the cost of mining; one that is not necessarily included in the contract mining prices obtained from mining contractors but is passed on to the overall cost of operation. Future fuel prices and their impact are difficult to predict, but could force us to curtail or cease our business operations.

      o Variations in Mining and Processing Parameters: The parameters used in estimating mining and processing efficiency are based on testing and experience with previous operations at the properties or on operations at similar properties. While the parameters used have a reasonable basis, various unforeseen conditions can occur that may materially affect the estimates. In particular, past operations indicate that care must be taken to ensure that proper ore grade control is employed and that proper steps are taken to ensure that the leaching operations are executed as planned. The mining contracts for the mines include clauses addressing these issues to help ensure planned requirements are met. Nevertheless, unforeseen difficulties may occur in planned operations, which would force us to curtail or cease our business operations.

      o Changes in Environmental and Mining Laws and Regulations: Golden Phoenix believes that it currently complies with existing environmental and mining laws and regulations affecting its operations. The reserve estimates contain cost estimates based on requirements compliance with current laws and regulations. While there are no currently known proposed changes in these laws or regulations, significant changes have affected past operations and additional changes may occur in the future.

Environmental Controls Could Curtail Or Delay The Exploration And Development Of Our Mines And Impose Significant Costs On Us

      We are required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the RCRA, CERCLA and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold and copper ore mining and processing. In January 2001, the Bureau of Land Management (BLM) amended its surface management regulations to require bonding of all hard rock mining and exploration operations involving greater than casual use to cover the estimated cost of reclamation.

      The impact of bonding has been significant. The estimated reclamation cost of the Mineral Ridge property increased from $1.64 million in 1996 to $2.7 million in 2003, an increase of approximately $1.06 million or sixty five percent (65%). The increased cost was a result of reevaluation of the required reclamation, increased manpower and equipment rates, changes in administrative costs and changes with respect to how leach pads are reclaimed. In addition, insurance companies are now requiring additional cash collateral from mining companies in order for the insurance companies to issue a surety bond. This addition of cash collateral for the bond has had a significant impact on our ability to bring the Mineral Ridge property into production and is beyond our original mining plan. We have satisfied all cash collateral requirements for the surety bond and the bond is in place. We now have annual premiums of approximately $11,300, decreasing annually as the surety limits decrease. We anticipate meeting this obligation from funds generated by future revenue. In the event we are unable to meet remaining financial obligations for the surety bond, the insurance company could force us to curtail or cease our operations.

      On August 15, 2005 the Company received approval from the BLM to extract 1,000 tons of molybdenum mineralization from its Ashdown Mine for the purpose of metallurgical testing. The approval was issued by the BLM as an amendment to an existing Notice of Intent and as a result, two (2) bonds in the amounts of $45,000 and $104,000 have been posted to secure the amendment.

Proposed Legislation Affecting The Mining Industry Could Have An Adverse Effect On Us

      During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended, which governs mining claims and related activities on federal lands. In 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation over the years has been proposed by the sitting United States Congress to further amend the General Mining Law. If any of this legislation is enacted, the proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements.

      The royalty proposal ranges from a two percent (2%) royalty on "net profits" from mining claims to an eight percent (8%) royalty on modified gross income/net smelter returns. The extent of any such changes that may be enacted is not presently known, and the potential impact on us as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of developing and operating our mines because many of our properties consist of unpatented mining claims on federal lands. Our financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation, which could force us to curtail or cease our business operations.

The Development And Operation Of Our Mining Projects Involve Numerous Uncertainties

      Mine development projects, including our planned projects, typically require a number of years and significant expenditures during the development phase before production is possible.

      Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

      o     estimation of reserves;

      o     anticipated metallurgical recoveries;

      o     future mineral prices; and

      o     anticipated capital and operating costs of such projects.

      Our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements.

      Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

      Any of the following events, among others, could affect the profitability or economic feasibility of a project:

      o unanticipated changes in grade and tonnage of ore to be mined and processed;

      o     unanticipated adverse geotechnical conditions;

      o     incorrect data on which engineering assumptions are made;

      o costs of constructing and operating a mine in a specific environment;

      o     availability and cost of processing and refining facilities;

      o     availability of economic sources of power;

      o     adequacy of water supply;

      o     adequate access to the site;

      o     unanticipated transportation costs;

      o government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

      o     fluctuations in mineral prices; and

      o     accidents, labor actions and force majeure events.

      Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

Mineral Exploration Is Highly Speculative, Involves Substantial Expenditures, And Is Frequently Non-Productive

      Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our mineral exploration efforts will be successful. The risks associated with mineral exploration include:

      o the identification of potential mineralization based on superficial analysis;

      o the quality of our management and our geological and technical expertise; and

      o     the capital available for exploration and development.

      Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Because of these uncertainties, our current and future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

The Price Of Gold and Molybdenum is Highly Volatile And A Decrease In The Price of Either Mineral Can Have A Material Adverse Effect On Our Business

      The profitability of gold and molybdenum mining operations is directly related to the market prices of gold and molybdenum. The market prices of gold and molybdenum can fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations of gold and molybdenum from the time development of a mine is undertaken and the time production can commence can significantly affect the profitability of a mine.

      Accordingly, we may begin to develop one or more of our mines at a time when the price of gold or molybdenum makes such exploration economically feasible and, subsequently, incur losses because the price of gold or molybdenum decreases.

      Adverse fluctuations of the market prices of gold and molybdenum, respectively, may force us to curtail or cease our business operations.

      Mining Risks And Insurance Could Have An Adverse Effect On Our
Profitability

      Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents.

      Although we currently maintain insurance to ameliorate some of these risks, more fully described in the description of our business in this Prospectus, such insurance may not continue to be available at economically feasible rates or in the future be adequate to cover the risks and potential liabilities associated with exploring, owning and operating our properties. Either of these events could cause us to curtail or cease our business operations.

      We Are Dependent On Key Personnel, The Loss Of Either Of Them May Have An Adverse Effect

      The Company is dependent on the services of certain key executives, Mr. Kenneth Ripley, Interim Chief Executive Officer, and Mr. William L. Thomas, Chief Financial Officer. The loss of either Mr. Ripley or Mr. Thomas could force us to curtail our business and operations. We currently do not have key person insurance for Mssrs. Ripley or Thomas.

The Market Price Of Our Common Stock Is Highly Volatile, Which Could Hinder Our Ability To Raise Additional Capital

      The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including regulatory matters, concerns about our financial condition, operating results, litigation, government regulation, developments or disputes relating to agreements, title to our properties or proprietary rights, may have a significant impact on the market price of our stock. The range of the high and low bid prices of our common stock over the last three (3) years has been between $0.08 and $0.55. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the price of our securities, which could hinder our ability to raise additional capital to fully implement our business, operating and development plans.

Penny Stock Regulations Affect Our Stock Price, Which May Make It More Difficult For Investors To Sell Their Stock

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities will be subject to the penny stock rules, and investors may find it more difficult to sell their securities.

                           FORWARD-LOOKING STATEMENTS

      This Prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our estimates of mineral reserves and mineralized material, (b) our projected sales and profitability, (c) our growth strategies, (d) anticipated trends in our industry, (e) our future financing plans, (f) our anticipated needs for working capital, (g) our lack of operational experience and (h) the benefits related to ownership of our common stock. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected.

                                 USE OF PROCEEDS

      This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $6.2 million in proceeds from the sale of our common stock to Fusion Capital under the Purchase Agreement. Any proceeds from Fusion Capital we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

      For illustrative purposes, we have set forth below our intended use of net proceeds for the range of proceeds indicated below to be received under the Purchase Agreement.

                                 USE OF PROCEEDS

      PROCEEDS RECEIVED                          2005            2006

      Mineral Ridge Mine
        Existing equipment rehabilitation      $       --      $   75,000
        G&A startup                                    --         150,000
        Working capital                           500,000         300,000
        Process engineering                       100,000         100,000
        Metallurgical testing                      25,000              --
        Reclamation bond                               --         100,000
                                               ----------      ----------
            Total                              $  625,000      $  725,000
                                               ==========      ==========
      Mineral Ridge Exploration
        Drilling                               $       --      $  200,000
        Assaying                                       --          75,000
        Consultants                                    --         150,000
        Permitting                                     --          15,000


                                               ----------      ----------
            Total                              $       --      $  440,000
                                               ==========      ==========
      Ashdown Project
        Lease payments                         $   21,000      $   28,000
        Drilling                                       --         200,000
        Assaying                                    8,000          75,000
        Permitting                                100,000              --
        Metallurgical work                         50,000          50,000
        Consultants                                75,000          50,000
                                               ----------      ----------
            Total                              $  254,000      $  403,000
                                               ==========      ==========
      Corporate Expenses
        Salaries                               $  100,000      $   75,000
        Legal expenses                             22,000              --
        Accounting expenses                         1,500              --
        Consultants                                20,000          25,000
        Equipment leases                           32,000          48,000
        Office supplies and expenses                4,000          16,000
                                               ----------      ----------
            Total                              $  179,500      $  164,000
                                               ==========      ==========
            Total Proceeds Received            $1,058,500      $1,732,000
                                               ==========      ==========

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

      Our common stock has been publicly traded since August 6, 1997. The securities are traded on the over-the-counter market, and quoted on the Nasdaq Electronic Bulletin Board under the symbol "GPXM". The following table sets forth for the periods indicated the range of high and low closing bid quotations per share as reported by the over-the-counter market for the past three (3) years. These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

Year 2002                                     High                 Low
---------                                     ----                 ---
First Quarter                                 $0.20               $0.08
Second Quarter                                $0.55               $0.17
Third Quarter                                 $0.46               $0.21
Fourth Quarter                                $0.30               $0.17

Year 2003                                     High                Low
---------                                     ----                ---
First Quarter                                 $0.34               $0.17
Second Quarter                                $0.33               $0.15
Third Quarter                                 $0.44               $0.25
Fourth Quarter                                $0.54               $0.38

Year 2004                                     High                 Low
---------                                     ----                 ---
First Quarter                                 $0.40               $0.36
Second Quarter                                $0.32               $0.28
Third Quarter                                 $0.29               $0.26
Fourth Quarter                                $0.25               $0.22
Year 2005                                     High                 Low
---------                                     ----                 ---
First Quarter                                 $0.20               $0.10
Second Quarter                                $0.25               $0.11

      On October 5, 2005, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.19 per share. On December 31, 2004, we had in excess of 5,000 holders of common stock and 132,155,654 shares of our common stock were issued and outstanding. As of October 5, 2005, we had in excess of 5,000 holders of common stock. Many of our shares are held in brokers' accounts, so we are unable to give an accurate statement of the number of shareholders.

Dividends

      We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

                             THE FUSION TRANSACTION

General

      On July 13, 2005, we entered into a common stock purchase agreement (the "Purchase Agreement") with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $12,500 of our common stock up to an aggregate of $6.2 million over a twenty four (24) month period, subject to a six (6) month extension or earlier termination at our discretion. In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.10. Pursuant to the Purchase Agreement, Fusion Capital agreed to purchase 1,333,334 shares of our common for total proceeds of $200,000 on the date that this registration statement is declared effective by the U.S. Securities & Exchange Commission ("SEC").

      Fusion Capital, the selling shareholder under this Prospectus, is offering for sale up to 22,191,919 shares of our common stock. In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of 1,333,334 shares that are purchased on the date this registration statement is declared effective for proceeds of $200,000 and up to 20,000,000 shares of our common stock for a maximum proceeds of $6.2 million. Assuming Fusion Capital purchases all $6.2 million of common stock, we estimate that the maximum number of shares we will sell to Fusion Capital under the Purchase Agreement will be 20,000,000 shares (exclusive of the 1,333,334 shares that are to be purchased on the date that this registration statement is declared effective and the 2,191,919 shares issued to Fusion Capital as the commitment fee). Subject to approval by our Board of Directors and the approval by our shareholders of an increase in our authorized common stock, we have the right but not the obligation to issue more than 20,000,000 shares to Fusion Capital. In the event we elect to issue more than 20,000,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

Purchase Of Shares Under The Purchase Agreement

      Under the Purchase Agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the Purchase Agreement $12,500 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $12,500 unless our stock price is above $0.30 per share for five (5) consecutive trading days. The purchase price per share is equal to the lesser of:

      o     the lowest sale price of our common stock on the purchase date; or

      o the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

      The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the Purchase Agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. Fusion Capital has the right at any time to sell any shares purchased under the Purchase Agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

      The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this Prospectus at varying purchase prices:

                                                                 Percentage of Outstanding
                                                                 After Giving Effect to the     Proceeds from the Sale of
        Assumed Average             Number of Shares to be              Issuance to            Shares to Fusion Capital
        Purchase Price            Issued if Full Purchase(1)         Fusion Capital(2)        Under the Purchase Agreement
        --------------            --------------------------         -----------------        ----------------------------
             $0.10                        20,000,000                       14.76%                       $2,000,000
            $0.19(3)                      20,000,000                       14.76%                       $3,800,000
             $0.20                        20,000,000                       14.76%                       $4,000,000
             $0.25                        20,000,000                       14.76%                       $5,000,000
             $0.30                        20,000,000                       14.76%                       $6,000,000
             $0.50                        12,400,000                       9.15%                        $6,200,000
             $1.00                        6,200,000                        4.58%                        $6,200,000
             $2.00                        3,100,000                        2.29%                        $6,200,000


--------------------

(1) We are registering 20,000,000 shares in this registration statement to be issued under the Purchase Agreement.

(2) Based on 135,480,087 shares outstanding as of October 5, 2005 which includes the issuance of 2,191,919 shares of common stock issued to Fusion Capital as a commitment fee pursuant to the Purchase Agreement and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(3)   Closing sale price of our common stock on October 5, 2005

      In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of up to 20,000,000 shares of our common stock. We estimate that we will sell no more than 20,000,000 shares to Fusion Capital under the Purchase Agreement (exclusive of the 1,333,334 shares that are to be purchased on the date that this registration statement is declared effective and the 2,191,919 shares issued to Fusion Capital as the commitment fee), all of which are included in this offering. We have the right to terminate the Purchase Agreement without any payment or liability to Fusion Capital at any time, including in the event that all 20,000,000 shares are sold to Fusion Capital under the Purchase Agreement. Subject to approval by our Board of Directors and the approval by our shareholders of an increase in our authorized common stock, we have the right but not the obligation to sell more than 20,000,000 shares to Fusion Capital. In the event we elect to sell more than the 20,000,000 shares offered hereby (exclusive of the 1,333,334 shares that are to be purchased on the date that this registration statement is declared effective and the 2,191,919 shares issued to Fusion Capital as the commitment fee), we will be required to file a new registration statement and have it declared effective by the SEC.

Minimum Purchase Price

      Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock in the event that the purchase price would be less than $0.10.

Our Right To Suspend Purchases

      We have the unconditional right to suspend purchases at any time for any reason effective upon one (1) trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the Purchase Agreement for working capital or other business purposes, we do not intend to restrict purchases under the Purchase Agreement.

Our Right To Increase and Decrease the Amount to be Purchased

      Under the Purchase Agreement Fusion Capital has agreed to purchase on each trading day during the twenty four (24) month term of the agreement, $12,500 of our common stock or an aggregate of $6.2 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one (1) trading day's notice.

      In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount. First, in respect of the daily purchase amount, we have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.10 increase in Threshold Price (as defined below) above $0.20, we have the right to increase the daily purchase amount by up to an additional $2,500. For example, if the Threshold Price is $0.50 we would have the right to increase the daily purchase amount to up to an aggregate of $20,000. The "Threshold Price" is the lowest sale price of our common stock during the five (5) trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

      In addition to the daily purchase amount, we may elect to require Fusion Capital to purchase on any single trading day our shares in an amount up to $100,000, provided that our share price is above $0.20 during the ten (10) trading days prior thereto. The price at which such shares would be purchased will be the lowest Purchase Price (as defined above) during the previous fifteen
(15) trading days prior to the date that such purchase notice was received by Fusion Capital. We may increase this amount to $250,000 if our share price is above $0.35 during the ten (10) trading days prior to our delivery of the purchase notice to Fusion Capital. This amount may also be increased to up to $500,000 if our share price is above $0.60 during the ten (10) trading days prior to our delivery of the purchase notice to Fusion Capital. We may deliver multiple purchase notices; however at least ten (10) trading days must have passed since the most recent non-daily purchase was completed.

Events of Default

      Generally, Fusion Capital may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

      o the effectiveness of the registration statement of which this Prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of five (5) consecutive trading days or for more than an aggregate of twenty
            (20) trading days in any 365-day period;

      o suspension by our principal market of our common stock from trading for a period of three (3) consecutive trading days;

      o the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

      o the transfer agent`s failure for five (5) trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the Purchase Agreement;

      o any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten (10) trading days;

      o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

      o     a material adverse change in our business.

Our Termination Rights

      We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Purchase Agreement. Such notice shall be effective one (1) trading day after Fusion Capital receives such notice.

Effect of Performance of the Purchase Agreement on Our Shareholders

      All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to twenty four (24) months from the date of this Prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock registered in this offering, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (a) reduce the daily purchase amount, (b) suspend purchases of the common stock by Fusion Capital and (c) terminate the Purchase Agreement.

No Short-Selling or Hedging by Fusion Capital

      Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Commitment Shares Issued to Fusion Capital

      Under the terms of the Purchase Agreement we have issued to Fusion Capital 2,191,919 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until twenty four
(24) months from the date of the Purchase Agreement or the date the Purchase Agreement is terminated.

No Variable Priced Financings

      Until the termination of the Purchase Agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

Participation Rights

      For a period of twenty four (24) months from July 13, 2005, the date of the Purchase Agreement, we have granted to Fusion Capital the right to participate in the purchase of any New Securities (as defined below) that we may, from time to time, propose to issue and sell in connection with any financing transaction to a third party. In particular, Fusion Capital can purchase up to twenty five percent (25%) of such New Securities at the same price and on the same terms as such other investor. "New Securities" means any shares of our common stock, our preferred stock or any other of our equity securities or our securities convertible or exchangeable for our equity securities. New Securities shall not include, (a) shares of our common stock issuable upon conversion or exercise of any securities outstanding as of the date of our agreement, (b) shares, options or warrants for our common stock granted to officers, directors and employees of the Company pursuant to stock option plans approved by our board of directors, (c) shares of our common stock or securities convertible or exchangeable for our common stock issued pursuant to the acquisition of another company by consolidation, merger, or purchase of all or substantially all of the assets of such company or (d) shares of our common stock or securities convertible or exchangeable into shares of our common stock issued in connection with a strategic transaction involving us and issued to an entity or an affiliate of such entity that is engaged in the same or substantially related business as we are. Fusion Capital rights shall not prohibit or limit us from selling any securities so long as we make the same offer to Fusion Capital.

                                    DILUTION

      The net tangible book value of Golden Phoenix as of June 30, 2005 was ($4,034,534) or ($0.0303) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Golden Phoenix (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholder and none of the proceeds will be paid to Golden Phoenix, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Purchase Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Purchase Agreement. The following example shows the dilution to new investors at an offering price of $0.19 per share.

      If we assume that Golden Phoenix had issued 20,000,000 shares of common stock under the Purchase Agreement (i.e., the number of shares being registered in the accompanying registration statement) at an assumed offering price of $0.19 per share, less offering expenses of $85,000, our net tangible book value as of June 30, 2005 would have been $(319,534) or $(0.0021) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0282 per share and an immediate dilution to new stockholders of $0.1921 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                          $   0.1900
Net tangible book value per share before
this offering                                       (0.0303)
Increase attributable to new investors               0.0282
                                                     ------
Net tangible book value per share after
this offering                                                       (0.0021)
                                                                 ----------
Dilution per share to new stockholders                           $   0.1921
                                                                 ==========

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

             ASSUMED            NO. OF SHARES TO BE     DILUTION PER SHARE TO
         OFFERING PRICE              ISSUED(1)              NEW INVESTORS
         --------------              ---------              -------------
            $0.1900                 20,000,000                 $0.1921
            $0.1425                 20,000,000                 $0.1508
            $0.0950                 20,000,000                 $0.1095
            $0.0475                 20,000,000                 $0.0682


---------------------

(1) Golden Phoenix is registering 20,000,000 shares of common stock under the Purchase Agreement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Except for historical information, the following Management's Discussion and Analysis contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. Our actual results could differ materially from those reflected in these forward-looking statements as a result of certain factors that include, but are not limited to, the risks discussed in the Section entitled "Risk Factors". Please see the statements contained under the Section entitled "Forward-Looking Statements".

Overview

      Golden Phoenix is a mineral-property development company, formed in Minnesota on June 2, 1997, specializing in acquiring and consolidating mineral properties with production potential and future growth through exploration discoveries. Acquisition emphasis is focused on properties containing gold, silver, copper, and other strategic minerals that are located in Nevada. Presently our primary mining property asset is the Mineral Ridge gold mine and the Ashdown gold-molybdenum project. The Company terminated its joint venture with International Enexco, Ltd. and its exploration license and option to purchase with F.W. Lewis, Inc. on December 23, 2004 at its Contact project. On January 31, 2005 the Company closed the sale of its Borealis project to Gryphon Gold Inc. for $1.4 million.

Mineral Ridge

      Golden Phoenix purchased the Mineral Ridge mine in late 2000 out of bankruptcy for $225,000 in cash and the assumption of a $382,000 liability to Sierra Pacific Power Co. for a facility charge for the installation of a grid power line. Additional commitments were also assumed, including obligations to pay advanced royalty payments of $60,000 per year and the annual permit cost for the Nevada Department of Environmental Protection ("NDEP") of approximately $20,000 during the time the permits were being transferred to Golden Phoenix from the previous operator. Golden Phoenix filed a $1.8 million interim reclamation bond, which allowed us to hold the Mineral Ridge property while other permitting was underway. The reclamation permit, which was in place when Golden Phoenix bought the property out of bankruptcy, was not transferable and the company holding the surety bond refused to write a new bond for a startup company. We were required to post a new bond, but this could not be completed until a new reclamation plan and permit was completed. The bond was due for a three-year review by the Bureau of Land Management ("BLM") and NDEP. This review changed the cost of the bond from $1.64 million to $3.2 million for the same plan. The previous bonding company wanted to be released from the bond held by the BLM; however, without a replacement bond, the only method of release would have been by reclaiming the property. To avoid loss of the property value due to destruction of the infrastructure, Golden Phoenix needed to bring the property back into production. We negotiated an interim bond amount to keep the project in a status-quo status until a new plan and bond amount could be negotiated. The source for the cash bond was from the two (2) previous operators and one (1) of our shareholders.

      On May 8, 2003, Golden Phoenix obtained a new amended operating permit and on June 23, 2003, we filed a $2.7 million reclamation bond with the BLM with respect to the Mineral Ridge mine. Now that the new permit and bond are in place the Company assumes its reclamation obligation to be $2.7 million. We began mine operations and gold production from the leach pad through the addition of new


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cyanide to the regular leach fluids and from initiating open pit mining and stockpile transfers to the pad. Pursuant to our internally generated feasibility study for Mineral Ridge, which was evaluated and reported by Behre Dolbear & Company, Inc. an independent mineral auditing consultant, the total value of the gold sales over the six-year mine life, at a $325 gold price, is estimated to be $59 million. The total operating cost, which includes royalty payments, refining costs, mining costs, milling costs, reclamation costs, and operating expenses, is estimated to be $36 million. Capital cost, including reclamation bonding, is estimated to be $6 million. The net income after taxes is estimated to be $12 million.

      On October 27, 2004 the Company made a $16,920 deposit with Cow County Title for the purchase of approximately 1,200 acres of land and an existing 1,600-ton per day mill. The mill, know as the Lone Mountain Mill or Miller's Mill, is held under separate title and leases the 1,200 acre land parcel. Cost to the Company for this investment at the close of escrow is estimated to be $650,000 for the land and $600,000 for the mill. The current agreement is for the landowner to have possession of both the land and mill. The current mill owner is in default of rental payments and is required by contract to deed the property to the landowner. The purchase of these properties is now delayed until the mill title has been cleared to the property owner. Concurrently with the legal working for the Lone Mountain Mill acquisition, economic feasibility studies are ongoing and may reveal that the mill is not economical to purchase due to the cost of ore transportation. If this becomes true, the deposit of $16,920 will be refunded.

      On January 12, 2005 Golden Phoenix announced the inauguration of a comprehensive restructuring of all mining operations beginning with the winter idling of the Mineral Ridge gold mine. The idling is designed to redeploy manpower and resources, improve cash flow, and accelerate the development of certain high-yield mine assets. Mineral Ridge is scheduled to resume full operations pending management evaluation of an engineering study commissioned to identify techniques for improving recovery rates from existing and newly uncovered higher-grade ore deposits. The Company placed the Mineral Ridge mine into a leach-only status, due in part to the higher costs of winter operation and sub-optimal gold recovery conditions. Mining and crushing operations are suspended for the time being and employees who conducted this work have been furloughed. Leaching operations will continue to extract gold from the leach pad during the coming months. Winterized piping has been installed to allow uninterrupted leaching despite freezing temperatures. Employees trained to maintain the leach pad and round-the-clock circulation of leach solutions have been retained. They will also ensure site security, environmental compliance and safety protocols. To date, the Mineral Ridge gold mine and operations remain in idle status.

      On August 19, 2005 the Company notified the BLM and the NDEP of its intent to modify the Mineral Ridge Plan of Operations ("POO") to allow the addition of a full-scale milling facility at its 3,800-acre gold property located near Silver Peak, Nevada. The plan calls for building an on-site mill to process the high-grade ores, supplemented by use of the heap-leach to process lower-grade material. As part of its strategy to optimize production at the property, Golden Phoenix is preparing to place the current heap-leach operation on stand-by so as to preserve the mine's contained gold resource until it can be economically processed under the modified POO. The leach pad will be idled as gold recovery drops below its economic threshold due to depletion. Personnel will remain on site to monitor and maintain the facilities and assist in development of the expanded mill and mine plans. Furthermore, a comprehensive review of the past performance of selective underground mining at Mineral Ridge has caused the Company to re-evaluate the one method of extraction that has proven to be economic: milling. Metallurgical testing by the Company and performance records from historic mill operations indicates that a gold recovery rate of ninety percent (90%) or greater is achievable. The Company's new three-tiered approach is to make modifications to the POO; preserve the existing gold resource until it can be economically extracted; and actively identify and explore the zones of mill-grade gold mineralization. A project timeline will be developed after additional engineering work has been completed.

Ashdown

      The Ashdown property near Denio, Nevada was originally held through a letter agreement with PRS Enterprises ("PRS") with Golden Phoenix managing the project. PRS also had a letter agreement with Win-Eldridge Mines, Ltd. ("W-E")


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which grants the Ashdown property to a three (3)-company venture. This agreement expired on December 15, 2003 due to the inability of PRS to fulfill their contractual obligations. Negotiations with W-E continued, which resulted in a signed letter of intent to joint venture on February 5, 2004. The terms of the agreement gives sixty percent (60%) to Golden Phoenix, as manager/operator of project, and forty percent (40%) to W-E, as owner of the property. Golden
Phoenix will earn an undivided vested sixty percent (60%) interest in the project in either of two (2) ways: by placing the project into profitable production using a small pilot mill, or spending $5 million toward development of the project on or before February 4, 2008. Upon signing the letter of intent, Golden Phoenix paid W-E $50,000, and beginning three (3) months after the signing, it has paid $5,000 per month each month for seventeen (17) months and will continue to pay $5,000 per month until a cash distribution through profitable production is achieved. As of October 5, 2005 we have paid a total amount of $135,000 to W-E.

      On September 8, 2004 the Company entered into a purchase agreement for a one hundred (100) ton per day mill located in Kingston, Nevada. This mill is known as the Kingston Mill. The agreement called for payment of back taxes, liens and reclamation of land on which the mill was located. The mill was disassembled and moved to the Ashdown mine area where it was held in storage awaiting permits for construction and operation. To date, we have made payments totaling $116,952 for the mill.

      On April 19, 2005 Golden Phoenix announced it has secured a long-term lease on the Morris Mill site, a highly suitable twenty (20) acre parcel adjacent to its Ashdown gold/molybdenum joint venture in northwestern Nevada. In doing so, the Company plans to increase Ashdown's molybdenum processing capacity from 10,000 tons in a pilot mill scenario to 120,000 tons, a twelve (12)-fold increase, and to lengthen the mill's initial operating period to five (5) years. A reclamation bond in the amount of $104,000 has been posted with the Nevada Department of Environmental Protection for the Morris Mill site.

      On June 10, 2005, the Company was provided written notice that Win-Eldrich Mines Ltd. planned to remove a 1,400-ton stockpile of mineralized material mined by a previous operator. The material had been stored on site for twenty three
(23) years and had been identified by the BLM as an item for reclamation. It is the opinion of all parties that the material is not part of the letter of intent to joint venture dated February 5, 2004. The Company agreed to the removal of the material and reserved the right under the February 5, 2004 letter of intent to joint venture to share in the proceeds generated from the stockpile. The stockpile was removed over a five (5) week period which commenced in June 2005.

      On June 15, 2005, the Company and regional officials with the BLM entered into a verbal agreement to remove and to take possession of a two hundred (200) ton per day mill located near Austin, Nevada. This mill is known as the Austin Mill. The agreement constituted the removal of the mill and reclamation of the land. The Company has recognized an estimated cost of $80,000 to comply with the verbal agreement.

      On June 29, 2005 the Company announced it had taken title from the BLM to take possession of the Austin Mill. The BLM acquired the Austin Mill following abandonment of an un-bonded mining project situated on public land. Golden Phoenix offered to assist the BLM in reclaiming the property, and has accepted the responsibility to remove the mill and the building in exchange for clear title to the equipment. The Austin Mill is complete with crushing, grinding and flotation gear, all in excellent condition. The Company scheduled a truck and trailer to transport the equipment to Winnemucca, Nevada where it has been stored until permits are issued allowing it to be moved to the Ashdown project. The mill is ideal for processing gold and molybdenum ores and provides several key components that will enhance the capability of the primary millworks. It also gives Golden Phoenix the flexibility to double its molybdenite-processing capacity or to add a separate gold circuit, as may be warranted in the future. Disassembly and relocation of the mill is expected to take six (6) weeks. The Company plans to merge both the Kingston and Austin mills into what will be known as the Pilot Mill with a milling capability of one hundred (100) tons per day.


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      On August 15, 2005 the Company received approval from the BLM to extract
1,000 tons of molybdenum mineralization from its Ashdown mine for the purpose of metallurgical testing. The approval was issued by the BLM as an amendment to an existing Notice of Intent ("Amended NOI"). Under the Amended NOI, Golden Phoenix may access and remove molybdenite-bearing material using underground mining techniques, and then mill, metallurgically test, and trial-market the moly concentrates. The intent of the bulk sample program is to prepare Golden Phoenix for full-scale mining at Ashdown, scheduled to begin following the BLM's final approval of the comprehensive Plan of Operations and its associated Environmental Assessment. Ashdown mine personnel have dewatered and rehabilitated the portal section of the Sylvia decline and determined that it is safer, shorter and faster to drive a new bypass from inside the portal directly to the targeted ore-shoot rather than to attempt to restore the original decline. Once full-scale mining is approved, this bypass will serve as the main haulage way for daily operations.

      On August 26, 2005 the Pilot Mill was deeded to an earth working company known as Retrievers LLC. The deed states that a signing fee of $30,000 shall be paid to Retrievers LLC and that when the Ashdown mill final permit is issued, an additional $30,000 shall be paid to Retrievers LLC. The Company agreed to an exclusive arrangement with Retrievers LLC for all earthworks over a five (5) year period. At the conclusion of the agreement period, the Pilot Mill deed shall be transferred to the Company at no cost.

      On September 26, 2005, the Company entered into a Production Payment Purchase Agreement (PPPA) with Ashdown Milling Company, LLC, a company of which Mr. Kenneth Ripley and Mr. Rob Martin are both members. Under the terms of the PPPA, Ashdown Milling agreed to purchase a production payment to be paid from the production of the Company's Ashdown Mine for a minimum of $800,000. This minimum purchase price will be paid upon the achievement of certain milestones related to the exploration and development of the Ashdown Mine. In addition, the PPPA provides that Ashdown Milling has the right to increase its investment in the production payment up to an additional $700,000 for a maximum purchase price of $1,500,000. The Company must use the funds for qualifying exploration and development expenditures on the Ashdown Mine in a sharing arrangement of its obligation to explore and develop the mine under the letter of intent to joint venture dated February 5, 2004. The amount of the production payment to be paid to Ashdown Milling is equal to a twelve percent (12%) net smelter returns royalty on the minerals produced from the mine until an amount equal to two hundred forty percent (240%) of the total purchase price has been paid. However, the production payment is paid solely from the Company's share of production it is entitled to receive under the letter of intent to joint venture.

      The Company received $400,000 of the minimum purchase price upon execution of the PPPA and will receive an additional $200,000 upon approval of the mill foundation and $200,000 upon receipt of a water pollution control permit. Additional production payment proceeds may be purchased by Ashdown Milling upon completion of the mill building.

      In addition to the foregoing, the PPPA provides that for each dollar of the purchase price up to the maximum purchase price paid for the production payment, the Company will issue one (1) share of its restricted common stock and one (1) common stock purchase warrant. The warrants will be exercisable for a period of three (3) years from the date of the PPPA and entitle the holder to purchase one (1) share of the Company's restricted common stock for $0.20 per share. For each


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dollar of the purchase price for the production payment, $0.17 has been allocated to the purchase price for each share and warrant as a unit. Pursuant to the representations provided to the Company in the PPPA, Ashdown Milling is an accredited investor and the shares and warrants were offered and sold by the Company in reliance on an exemption from the registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.

      To date, permitting at Ashdown is underway on federal lands administrated by the BLM for a selective underground mining operation designed to extract molybdenum mineralization from a vein setting. Milling facilities designed to process the mineralized material extracted from the mine are being permitted concurrently on private land two (2) miles from the mine. Beginning towards the end of 2004 permit applications were being reviewed by the agencies, including the Water Pollution Control Permit, Reclamation Plan, the Air Quality Permit and the Storm Water Discharge Permit. Permitting efforts for a larger mill and underground mine including the Plan of Operations and gathering base line information for the Environmental Assessment was underway. To date, a total of $45,368 has been placed in bond to secure the work currently being performed at the Ashdown mine site, and $104,000 has been placed in bond to secure work currently being performed at the mill site. Full-scale mining will proceed upon receipt of the final permits from the Bureau of Land Management and the Nevada Division of Environmental Protection. The Ashdown property currently has no SEC compliant reserves, and will require significant investment in delineation drilling and underground development before a reserve base can be developed and audited by a third party mining engineer.

Borealis

      The Borealis property was held under a lease agreement with the Borealis Partnership, which consists of three (3) separate individuals who entered an exploration partnership to facilitate leasing the entire mineralized zone owned by the three (3) partners. On July 18, 2003 the Company signed a joint venture agreement for its Borealis gold project with Gryphon Gold Corporation, a Nevada incorporated company. On January 31, 2005 the Company closed an agreement to sell its thirty percent (30%) interest in the Borealis Gold Project to Borealis Mining Company/Gryphon Gold Corporation ("Borealis/Gryphon") for a series of cash payments totaling $1,400,000. The terms of payment are as follows: $400,000 paid on January 18, 2005, followed by four (4) payments of $250,000, paid in ninety (90) day increments. In accordance with the terms of the joint venture agreement to date, the parties agree that Borealis/Gryphon has earned seventy percent (70%) of the overall joint venture. With the purchase of the Company's thirty percent (30%) interest, Borealis/Gryphon will own one hundred percent (100%) of the project. In return, Gryphon Gold Corporation will guarantee Borealis Mining Company's payment obligation to Golden Phoenix by depositing as security fifteen percent (15%) of Borealis Mining Company's shares into escrow. All payments to Golden Phoenix are current with $900,000 paid to date.

Contact

      The Contact project property was held through agreements with two (2) separate entities, the International Enexco Ltd. ("Enexco") joint venture and an exploration license and purchase option agreement with F.W. Lewis, Inc. ("Lewis"). Golden Phoenix's operating control over property owned by these two
(2) entities allowed it to combine deposits within the district allowing for economic mining, which was previously not possible. On January 28, 1998, we acquired the right to earn a sixty percent (60%) percent interest in the Enexco patented mining claims through a combination of annual work commitments totaling $2,600,000 on the Enexco property and $4,000 per month payments to Enexco totaling $313,000 over seven (7) years. The Enexco agreement terminated on December 23, 2004, and at December 31, 2004 the total liability for the minimum work commitments to Enexco was $2,175,200 and $4,000 for the monthly lease payments.

      On July 10, 1998 Golden Phoenix entered into an exploration license and purchase option agreement for the Lewis portion of the Contact project. On February 19, 2003 Lewis and Golden Phoenix amended the exploration license and purchase option agreement which extended the term to December 31, 2007 and made other modifications to the original agreement. On May 7, 2003, the parties signed a second amendment that clarified that expenditures for work performed by Golden Phoenix on either the Lewis property or the adjoining Enexco property shall be applied to Lewis' minimum work commitment. On December 23, 2004 the Company terminated the Lewis agreement. With respect to the Contact project the Company reports as a liability on its balance sheet the following as current accrued liabilities: (a) land lease payments of $21,000, (2) work commitments of $2,420,643 and (3) equity payables of $1,743,807. The Company still controls six
(6) unpatented mining claims over a portion of the Banner Zone deposit and over the highest grade drill hole in the area.

      The Company has a history of operating losses, and we expect to continue to incur operating losses in the near future as we initiate mining operations at our four (4) mines and conduct additional exploration in their vicinity. As a development stage company we have been funded primarily through stock sales and loans from officers and shareholders with the addition of revenue from gold sales through the production from the Mineral Ridge mine and the Purchase Agreement with Fusion Capital. We intend to develop and mine existing reserves and to further delineate additional, identified mineral deposits at our mines. We also intend to explore for undiscovered deposits on these properties and to acquire and explore new properties, all with the view to enhancing the value of such properties. We have been open to and will continue to entertain possible joint ventures with other mining company partners. We currently have a letter of intent to joint venture dated February 5, 2004 with W-E for the Ashdown project. The Company is currently working with W-E to finalize a formal joint venture operating agreement. No other joint ventures have been entered into.

      Our ability to satisfy the cash requirements of our mining development and exploration operations will be dependent upon future financing and cash flow from the Mineral Ridge gold mine and any questions from the Ashdown property that additional financing will be obtained, although no assurance can be made that funds will be available on terms acceptable to us.

Recent Corporate Developments

      On January 29, 2005 the Board Compensation Committee voted on and approved compensation payments to Directors that attend supplemental meetings. The proposal was voted on and approved by the Board. Directors attending meetings supplemental to the quarterly general meeting are now compensated at $250 per meeting and the general meeting compensation of $500 was not changed.

      On February 7, 2005 the development of an Advisory Board to the Board was finalized. The Advisory Board members are compensated for any hours worked in excess of eight (8) hours during any given month. To date, there has been no compensation dispersed. Compensation is made in restricted common stock payable in blocks of 2,500 shares for each eight (8) hours over the minimum requirement. In addition, normal expenses are paid by the Company. To date, there have been no submittals for expenses. Advisory Board members consist of: (a) Mr. Daniel Breckenridge from Oklahoma, (b) Mr. Robert Martin from Hawaii, (c) Mr. William
R. Thomson from London, England, (d) Mr. David W. Payne from Kansas and (e) Mr. Ripley from Washington State.

      On February 12, 2005 Mr. Jeffery P. Tissier, our former Co-Chairman of the Board, resigned his position due to pre-existing professional commitments. Mr. Tissier was also Chairman of the Audit Committee. Upon Mr. Tissier's resignation, Mr. Steven Craig assumed the position of Chairman of the Board.

      On February 18, 2005, Mr. Michael Fitzsimonds resigned his positions as Chairman of the Board and Chief Executive Officer. For consideration of Mr. Fitzsimonds service, the Board of Directors (the "Board") agreed to the following: (a) full compensation for one (1) year at and annual rate of $95,000,
(b) the payment of all accrued vacation at full annual rate for two (2) months,
(c) health insurance for fourteen (14) months at $685 per month, (d) one (1) company portable computer system valued at $1,200, (e) life insurance at $181 per month, (f) payment of legal fees at $3,515 per month to be deducted from a note payable issued from the Company to Mr. Fitzsimonds, (g) one (1) Company truck valued at $658 per month, (h) a severance bonus of $100,000 and (i) monthly interest payments of $1,350 for a period of approximately seventy two
(72) months.

      On February 18, 2005 Mr. Kenneth Ripley was employed as Interim Chief Executive Officer. Currently, the Board Compensation Committee and Mr. Ripley have not agreed to an employment contract. For accounting liabilities, the last known proposed agreement made to Mr. Ripley was used as the liability basis. The offer consists of: (a) a base annual salary of $185,000, (b) per diem meals at a rate of $28.00 per day, (c) a Company vehicle with a monthly value of $600, (d) Company housing with a value of $1,000 per month, (e) reimbursement of travel

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expenses from Mr. Ripley's home to the Company's headquarters and return on a weekly basis equal to $280 and (f) and other items such as cell phone, parking, etc. equal to $1,000.

      On February 18, 2005 the Board approved the formation of an Interim Governing Board. The Interim Governing Board has daily management control of the Company. The Interim Governing Board reports directly to the Board. Members of the Interim Governing Board consist of: (a) Mr. Kenneth Ripley, (b) Mr. Ronald Parratt and (c) Mr. David Caldwell. The Interim Governing Board is a non-compensated position.

      On July 13, 2005, we entered into the Purchase Agreement with Fusion Capital pursuant to which Fusion Capital agreed to purchase, on each trading day during the term of the agreement, $12,500 of our common stock or an aggregate of $6.2 million. Upon the effectiveness of this registration statement Fusion Capital has agreed to purchase $200,000 of the Company's common stock at a price of $0.15 per share (or 1,333,334 shares). The remaining $6 million of common stock is to be purchased over a twenty four (24) month period, subject to a six
(6) month extension or earlier termination at our discretion.

      On July 21, 2005, Mr. Craig tendered his resignation as Vice President of the Company, effective as of September 13, 2005. At the request of management, Mr. Craig agreed to serve as Chairman of the Board and as Corporate Secretary until replacements for his positions could be retained. As of the date of this registration statement the Board has not agreed on any terms of a separation for salary and benefits. The following items should be noted: At the time of this filing (a) the Company is in debt to Mr. Craig for deferred salaries in the amount of approximately two hundred and fifty thousand dollars ($250,000) and
(b) The Company will be in technical violation of state employment regulations upon Mr. Craig's departure. The basic labor regulation for the State of Nevada requires employers to pay in full, all monies owed to the terminating employee. The Company has requested to continue to paying Mr. Craig at a semi-monthly rate of $60,000 annually until all debt has been settled. Medical benefits will continue. Mr. Craig has verbally agreed to this arrangement of payment.

      On September 26, 2005, the Company entered into a Production Payment Purchase Agreement (PPPA) with Ashdown Milling Company, LLC, a company of which Mr. Kenneth Ripley and Mr. Rob Martin are both members. Under the terms of the PPPA, Ashdown Milling agreed to purchase a production payment to be paid from the production of the Company's Ashdown Mine for a minimum of $800,000. This minimum purchase price will be paid upon the achievement of certain milestones related to the exploration and development of the Ashdown Mine. In addition, the PPPA provides that Ashdown Milling has the right to increase its investment in the production payment up to an additional $700,000 for a maximum purchase price of $1,500,000. The Company must use the funds for qualifying exploration and development expenditures on the Ashdown Mine in a sharing arrangement of its obligation to explore and develop the mine under the letter of intent to joint venture dated February 5, 2004. The amount of the production payment to be paid to Ashdown Milling is equal to a twelve percent (12%) net smelter returns royalty on the minerals produced from the mine until an amount equal to two hundred forty percent (240%) of the total purchase price has been paid. However, the production payment is paid solely from the Company's share of production it is entitled to receive under the letter of intent joint venture.

      The Company received $400,000 of the minimum purchase price upon execution of the PPPA and will receive an additional $200,000 upon approval of the mill foundation and $200,000 upon receipt of a water pollution control permit. Additional production payment proceeds may be purchased by Ashdown Milling upon completion of the mill building.

      In addition to the foregoing, the PPPA provides that for each dollar of the purchase price up to the maximum purchase price paid for the production payment, the Company will issue one (1) share of its restricted common stock and one (1) common stock purchase warrant. The warrants will be exercisable for a period of three (3) years from the date of the PPPA and entitle the holder to purchase one (1) share of the Company's restricted common stock for $0.20 per share. For each dollar of the purchase price for the production payment, $0.17 has been allocated to the purchase price for each share and warrant as a unit. Pursuant to the representations provided to the Company in the PPPA, Ashdown Milling is an accredited investor and the shares and warrants were offered and sold by the Company in reliance on an exemption from the registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.

      Effective October 15, 2005, Mr. Craig tendered his resignation of each of his positions and Mr. Jeffery P. Tissier has been appointed to fill Mr. Craig's position as Director of the Company. The Company currently has two (2) vacant positions on the Board and a vacant position as Secretary.

Going Concern

      The report of our independent accountant in our December 31, 2004 financial statements includes an explanatory paragraph indicating that there is doubt about our ability to continue as a going concern due to recurring losses from operations and accumulated deficit and working capital deficit. Our ability to continue as a going concern will be determined by our ability to commence and maintain successful operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a wide variety of estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (b) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become even more subjective and complex. We have identified certain accounting policies that are most important to the portrayal of our current financial condition and results of operations.

      Our significant accounting policies are disclosed in Note 1 of the Notes to the Financial Statements.

      Several of those critical accounting policies are as follows:

      Proven and Probable Ore Reserves. On a periodic basis, management reviews the reserves that reflect estimates of the quantities and grades of ore at our mineral properties which management believes can be recovered and sold at prices in excess of the total cost associated with extraction and processing the ore.

      Management's calculations of proven and probable ore reserves are based on, along with independent consultant evaluations, in-house engineering and geological estimates using current operating costs, metals prices and demand for our products. Periodically, management obtains external determinations of reserves.

      In early 2003 Behre Dolbear & Company, Inc. of Denver, Colorado ("Behre Dolbear") was contracted to do an independent technical review of our reported mine reserves at Mineral Ridge, Borealis and Contact. In conducting the assignment, they reviewed and examined geologic, geostatistical, mining, processing, environmental, and economic information and data supplied by Golden Phoenix. While Behre Dolbear discussed this information and data with Golden Phoenix's staff and other consultants, it has independently satisfied itself that the parameters used are reasonable in accord with industry-accepted practice. Based on this review, Behre Dolbear believes that Golden Phoenix has reasonable basis for concluding that reserves exist at the Mineral Ridge project. The estimated reserves at the Mineral Ridge project include some proven reserves, which have not been separated from the probable reserves. For the Contact project, Behre Dolbear found that enough information exists to delineate mineralized material under the Securities and Exchange Commission terminology. They further found that further exploration and testing work may result in the delineation of copper reserves.

      Reserve estimates will change as existing reserves will be depleted through production, as well as changes in estimates caused by changing production cost and/or metals prices. Changes in reserves may also require revision based on actual production experience once production commences.

      Declines in the market price of metals, as well as increased production or capital costs or reduced recovery rates, may render ore reserves uneconomic to exploit. Should that occur, restatements or reductions in reserves and asset write-downs in the applicable accounting periods may be required. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

      Depreciation and Depletion. Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method.

      Impairment of Long-Live Assets. Management reviews the net carrying value of all property and equipment and other long-lived assets, including mineral properties, on a periodic basis. We estimate the net realizable value of asset-based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon the estimates of metal to be recovered from proven and probable ore reserves, future production cost estimates and future metals price estimates over the estimated remaining life of the mineral property. If undiscounted cash flows are less than the carrying value of a property, an impairment loss will be recognized based upon the estimated expected future cash flows from the property discounted at an interest rate commensurate with the risk involved.

      Management's estimates of metals prices, recoverable proven and probable ore reserves, and operating, capital and reclamation costs are subject to risks and uncertainties of change affecting the recoverability of our investment in various projects. Although management believes it has made a reasonable estimate of these factors based on current conditions and information, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from our mineral properties and the need for asset impairment write-downs.

      Environment Matters. When it is probable that such costs will be incurred and they are reasonably estimable, we accrue costs associated with environmental remediation obligations at the most likely estimate. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study for the mineral property. Accruals are expensed when the closure of operations and environmental matters are acknowledged. We periodically review our accrued liabilities for such remediation costs as evidence becomes available indicating that our remediation liability has potentially changed. Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations.

      t 6 0 Future closure, reclamation and environment-related expenditures are difficult to estimate in many circumstances due to the early stages of investigation, uncertainties associated with defining the nature and extent of environmental contamination, the uncertainties relating to specific reclamation and remediation methods and costs, application and changing of environmental laws, regulations and interpretations by regulatory authorities and the possible participation of other potentially responsible parties. Reserves for closure costs, reclamation and environmental matters totaled approximately $1,820,000 at December 31, 2002. On May 8, 2003, we received the new amended operating permit and on June 23, 2003, we filed a $2.7 million reclamation bond with the Bureau of Land Management with respect to the Mineral Ridge mine. We utilized an insurance-backed financial assurance program produced by IMA Environmental Insurance of Denver, Colorado, and underwritten by AIG Environmental, to acquire the bond. The program structure includes an insurance policy that will pay reclamation expenses as they occur. The insurance enables us to acquire the necessary reclamation bond at a fixed and discounted rate for a term of twelve
(12) years. Now that the new permit and bond are in place the Company assumes its reclamation obligation to be $2.7 million. We anticipate that expenditures relating to these reserves will be made over the next five (5) to ten (10) years. It is reasonably possible the ultimate cost of remediation could change in the future and that changes to these estimates could have a material effect on future operating results as new information becomes known.

New Accounting Pronouncements

      New accounting pronouncements that have a current or future potential impact on our financial statements follows:

      On December 16, 2004 the FASB issued SFAS No. 123(R), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board ("APB") Opinion No. 25.

      Accounting for Stock Issued to Employees, and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005. In addition, this new standard will apply to unvested options granted prior to the effective date. We will adopt this new standard effective for the fourth fiscal quarter of 2005, and have not yet determined what impact this standard will have on our financial position or results of operations.

      This statement ("Statement") requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

      In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-sharing Transactions, which amends FASB statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

      In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

      The implementation of the provisions of these pronouncements are not expected to have a significant effect on the Company's consolidated financial statement presentation.

Results Of Operations

      Results Of Operations For The Six-Month Period Ended June 30, 2005 Compared To The Six-Month Period Ended June 30, 2004.

      The Company generated $575,693 in revenue for the six (6) months ended June 30, 2005, from the sale of precious metals, as compared to $617,796 revenue for the six (6) months ended June 30, 2004, a decrease of $42,103.

      The following table describes the results of operations for the six (6) month period ended June 30, 2005 compared to the six month period ended June 30, 2004 for selected expenses.

Description                                         2005             2004         Difference
-----------                                         ----             ----         ----------

Interest Expense (1)                            $   643,964      $    68,956      $   575,008
Plant Operations (2)                                694,723          986,711         (291,988)
Metal Sales (3)                                     575,693          617,796          (42,103)
Exploration (4)                                     349,798          622,740         (272,942)
General & Administrative (5)                        573,939          811,577         (237,638)
Salaries & Wages (6)                                318,987          247,542           71,445
Investor Relations & Professional Fees (7)           72,281          156,261          (83,980)
Sale of Assets                                    1,400,000               --        1,400,000

(1) The change in the interest expense is primarily due to the interest on the Ashdown mill purchase.

(2) The change in plant operation costs is due to operational closure of mining operations at the Mineral Ridge mine. Heap Leach operations continue for the recovery of metals.

(3) Recording of sales for gold and silver do not include inventories on hand of refined metals. Inventory of gold at refineries was in excess of 300 ounces.

(4) Exploration activity at the Ashdown mine was required for permitting of the project, no other mines are involved.

(5) The decrease in payroll and fringe benefits are a result of staff reductions at Company headquarters.

(6) The change is due to staff reductions at the mining group for Mineral Ridge mine.

(7) The decrease relates primarily to reduced legal and permitting fees excluding the Ashdown mine.

(8)   Sale of the Borealis mining rights.

      Results Of Operations For The Fiscal Year Ended December 31, 2004 Compared To Fiscal Year Ended December 31, 2003.

      We generated revenue of $1,560,419 for the fiscal year ended December 31, 2004, as compared to $98,097 revenue for the fiscal year ended December 31, 2003.

      Costs have been incurred in connection with the properties in Nevada only. These costs have been incurred for the location of mining claims, and field examinations to determine the potential occurrence of economic mineralization on the different properties. Other costs include the compilation of historic data on the properties to assist in the evaluation of the properties and the planning of further development and exploration.

      The following table describes the results of operations for the fiscal year ended December 31, 2004 compared to fiscal year ended December 31, 2003:

Description                               2004            2003       Difference
-----------                               ----            ----       ----------

Finance Charges (1)                   $   121,451      $ 141,969     $ (20,518)
Plant Operations (2)                    3,289,569        296,725      2,992,844
Bad Debt (3)                                    -              -              -
Consultants (4)                           445,374        740,526      (295,152)
Directors Fees (5)                         10,000          7,500          2,500
Investor Relations (6)                     78,646        103,523       (24,877)
Lease payments (7)                        109,256        621,810      (512,554)
License & Permits (8)                      22,381         44,404       (22,023)
Payroll (9)                               752,356        796,744       (44,388)
Professional Fees (10)                    149,770        412,194      (262,424)

(1) The change in the finance charge is primarily due to debt reductions as a result of equity financing.

(2) The change in the plant operation cost is due to adjustment of hourly rates and increased equipment costs, plus eleven (11) months of full or near full mining operations that included substantial drilling, blasting and fuel costs.

(3)   There was no bad debt incurred in 2004.

(4) During the year we had termination costs for contracts with Whitney & Whitney, Inc.

(5) Through 2002 the Company had not directly compensated its Directors with anything other than stock options. With the changes in disclosure laws and the additional liability the Directors are responsible for it was felt that they deserved some direct compensation. This was a plan that has been formulated over the past couple of years and was implemented during 2002. The Directors are compensated at a rate of $500 per Board meeting that they participate in which is paid in restricted common stock which is valued at the average price for the month in which the meeting occurs.

(6) The decrease in public relations is primarily due to lower costs for investor relations activities during 2004. These lower fees were the result of the elimination of outside groups.

(7) The decrease in lease payments can be attributed to renegotiated contract with F.W. Lewis, Inc.

(8) The decrease in license and permits can be attributed to joint venture agreements and one time costs at the Mineral Ridge mine.

(9) The decrease in payroll is due to lowering the hourly overtime paid in 2004.

(10) The change in professional fees for the year is due to legal and accounting fee decreases and the elimination of exploration and financing fees.

Liquidity And Capital Resources

      Since our incorporation in June 1997, our expenses have exceeded sales resulting in an accumulated deficit of approximately $18.7 million at December 31, 2003, $25 million at December 31, 2004 and as of June 30, 2005, the Company had $47,943 in cash and a working capital deficit of $6,546,244. A significant portion of the cash is allocated to be used for the Mineral Ridge mine and the Ashdown mine. During the three (3) months ended June 30, 2005, the Company's liquidity needs were met from: (a) $278,685 from a financing transaction with William Schnack; (ii) $406,645 from the sale of precious metals produced from the Mineral Ridge mine; (iii) $3,550 from rental incomes at Mineral Ridge and Sparks, Nevada; (iv) $250,000 from notes receivable; (v) $6,673 from deposit refunds and (vi) $104,000 from officer loans. The Company anticipates expenditures for year 2005 for general and administrative expenses to be approximately at the same quarterly levels for the remainder of the year. Exploration and holding expenditures for the remaining year are expected to include $70,000 for the Mineral Ridge gold mine, $100,000 for Ashdown exploration, $30,000 for future Nevada land holding costs and $25,000 for generative exploration. These amounts could increase or decrease significantly, at any time during the fiscal year, based on exploration results and decisions about releasing or acquiring additional properties, among other factors.

      As of October 5, 2005, the Company had 135,480,087 shares of common stock outstanding (including the 2,191,919 Commitment Shares issued to Fusion Capital pursuant to the Purchase Agreement), which it has recognized as $21,920,449 of paid in capital including cash and services. As of June 30, 2005, the Company had current assets of $1,040,029 compared to current liabilities of $7,586,273, resulting in a working capital deficit of $6,546,244. There was no exercise of warrants that converted to restricted shares of common stock during this time and no funds were generated from this item.

      On November 12, 2002, we entered into a common stock purchase agreement with Fusion Capital for the issuance and purchase of up to $12.0 million of our common stock over a forty (40) month period ("Fusion Agreement I"). We used the proceeds from the sale of our common stock to Fusion Capital for working capital and general corporate purposes. As of January 3, 2005 Fusion Capital had completed buying all of the common stock available under Fusion Agreement I. The total number of shares purchased was 25,000,000 and the aggregate purchase amount for all purchases made to this date was $5,459,893.93. The Fusion Agreement I was officially terminated pursuant to a termination agreement dated as of July 12, 2005 between the parties.

      In May 2003, the Company entered into an insurance-backed financial assurance program for a surety bond, to secure the $2.7 million reclamation bond for the Mineral Ridge property. The program structure includes an insurance policy that will pay reclamation expenses as they occur. There is $1,819,023 on deposit with the bonding company, plus any interest, that is available to pay those reclamation costs in the future. In addition, an additional premium in the amount of $518,541, in prior years, was paid as part of a twelve (12)-year insurance policy associated with the reclamation bond which is being amortized over the life of the policy with an additional $11,311 annual premium.

      On July 18, 2003, the Company signed a joint venture agreement for its Borealis gold project with Gryphon Gold Corporation, a Nevada corporation. Gryphon is not an affiliate of the Company. On January 31, 2005 the Company closed an agreement to sell its thirty percent (30%) interest in the Borealis Gold Project to Borealis Mining Company/Gryphon Gold Corporation ("Borealis/Gryphon") for a series of cash payments totaling $1,400,000. The terms of payment are as follows: $400,000 less paid on January 18, 2005, followed by four (4) payments of $250,000, paid in ninety (90) day increments. As of October 5, 2005 the Company has received $900,000. In accordance with the terms of the joint venture agreement to date, the parties agree that Borealis/Gryphon has earned seventy percent (70%) of the overall joint venture. With the purchase of the Company's thirty percent (30%) interest, Borealis/Gryphon will own one hundred percent (100%) of the project. In return, Gryphon Gold Corporation will guarantee Borealis Mining Company's payment obligation to Golden Phoenix by depositing as security fifteen percent (15%) of Borealis Mining Company's shares into escrow.

      Before joint venturing the Borealis Property with Gryphon Gold, we leased the property from the Borealis Partnership, which consists of three (3) separate individuals who combined their separate properties to facilitate leasing the entire mineralized zone covered by the three (3) properties. Dr. John W. Whitney, president of Whitney & Whitney, Inc., is an underlying owner of the Borealis project. During the years ended December 31, 2004 and 2003 and the period from inception through December 31, 2004, we made payments of $0 and $30,290.00, respectively, to Dr. Whitney for a portion of its lease obligation on the Borealis property.

      During the years ended December 31, 2004 and 2003 and the period from inception through December 31, 2004, we made precious metal sales of $1,560,419, $98,097 and $1,658,516, respectively, to Itronics Metallurgical, Inc. ("Itronics"), Sierra Coin and Johnson Matthey Inc. Itronics acted as a intermediary for the sale of our precious metals with an outside refinery acquiring the metals based on their quoted price. Itronics is a company owned by Dr. Whitney and the parent company of Whitney & Whitney Inc., a company with which we had engaged to provide metallurgical, geological and plant design services related to our projects along with assistance related to general business and financial matters. That consultant agreement had also called for payments by Golden Phoenix of a minimum of $2,500 per month in restricted shares of common stock. The agreement was terminated by Golden Phoenix with a ninety
(90) day written notice. Dr. Whitney is not a significant shareholder of Golden Phoenix. At December 31, 2004, he owned directly or beneficially approximately one percent (1%) of Golden Phoenix's outstanding common stock. Sierra Coin and Johnson Matthey are independent of the Company.

      On July 13, 2005, we entered into a second common stock purchase agreement (the "Purchase Agreement") with Fusion Capital for the issuance and purchase of up to $6.2 million of our common stock over a twenty four (24) month period to commence upon the effectiveness of this registration statement. Fusion Capital has agreed to purchase 1,333,334 shares ($200,000 of our common stock at a price of $0.15 per share) upon effectiveness of the registration statement and shall, under certain conditions set forth in the Purchase Agreement and herein, purchase $12,500 of our common stock on each trading day during the term of the Purchase Agreement, subject to our right to increase, decrease or suspend purchases by Fusion Capital. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right and is not obligated to purchase our stock in the event that the purchase price is below $0.10. We intend to use the proceeds from the sale of our common stock to Fusion Capital, if any, for working capital and general corporate purposes, if market conditions are favorable. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

      On September 26, 2005, the Company entered into a Production Payment Purchase Agreement (PPPA) with Ashdown Milling Company, LLC, a company of which Mr. Kenneth Ripley and Mr. Rob Martin are both members. Under the terms of the PPPA, Ashdown Milling agreed to purchase a production payment to be paid from the production of the Company's Ashdown Mine for a minimum of $800,000. This minimum purchase price will be paid upon the achievement of certain milestones related to the exploration and development of the Ashdown Mine. In addition, the PPPA provides that Ashdown Milling has the right to increase its investment in the production payment up to an additional $700,000 for a maximum purchase price of $1,500,000. The Company must use the funds for qualifying exploration and development expenditures on the Ashdown Mine in a sharing arrangement of its obligation to explore and develop the mine under the letter of intent to joint venture with Win-Eldrich Mines Ltd. dated February 5, 2004. The amount of the production payment to be paid to Ashdown Milling is equal to a twelve percent (12%) net smelter returns royalty on the minerals produced from the mine until an amount equal to two hundred forty percent (240%) of the total purchase price has been paid. However, the production payment is paid solely from the Company's share of production it is entitled to receive under the letter of intent to joint venture with Win-Eldrich.

      The Company received $400,000 of the minimum purchase price upon execution of the PPPA and will receive an additional $200,000 upon approval of the mill foundation and $200,000 upon receipt of a water pollution control permit. Additional production payment proceeds may be purchased by Ashdown Milling upon completion of the mill building.

      In addition to the foregoing, the PPPA provides that for each dollar of the purchase price up to the maximum purchase price paid for the production payment, the Company will issue one (1) share of its restricted common stock and one (1) common stock purchase warrant. The warrants will be exercisable for a period of three (3) years from the date of the PPPA and entitle the holder to purchase one (1) share of the Company's restricted common stock for $0.20 per share. For each dollar of the purchase price for the production payment, $0.17 has been allocated to the purchase price for each share and warrant as a unit. Pursuant to the representations provided to the Company in the PPPA, Ashdown Milling is an accredited investor and the shares and warrants were offered and sold by the Company in reliance on an exemption from the registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.

      The Company cannot assure you that the additional capital it may require to finance its operations will be available on acceptable terms, if at all. Any failure to secure additional financing will force the Company to modify our business plan. In addition, the Company cannot assure you that it will achieve profitability in the future.

                                    BUSINESS

The Company

      Golden Phoenix is a mineral property development company, formed in Minnesota on June 2, 1997. Golden Phoenix plans to produce economically valuable minerals from the mineral properties we currently control, and from mineral properties that we may acquire in the future. Our acquisition emphasis is focused on properties containing gold, silver, copper, and other strategic minerals located in Nevada and the western United States.

      We have transformed the Company from a development-stage company to one that operates its own mines. We intend to continue to develop properties. We also plan to provide joint venture opportunities to mining companies to conduct exploration or development on mineral properties we own or control. We, together with any future joint venture partners, intend to explore and develop selected properties to a stage of proven and probable reserves, at which time we would then decide whether to sell our interest in a property or take the property into production alone or with our partner(s). By joint venturing our properties, we may be able to reduce our costs for further work on those properties, while continuing to maintain and acquire interests in a portfolio of gold and base metals properties in various stages of mineral exploration and development. We expect that this corporate strategy will minimize the financial risk that we would incur by assuming all the exploration costs associated with developing any one property, while maximizing the potential of success and growth.

      Golden Phoenix has at least five (5) sources of land available for exploration, development and mining: public lands, private fee lands, unpatented mining claims, patented mining claims, and tribal lands. The primary sources for acquisition of these lands are the U.S. Federal government, through the Bureau of Land Management and the U.S. Forest Service, state governments, tribal governments and individuals or entities who currently hold title to or lease government and private lands.

      There are numerous levels of government regulation associated with the activities of exploration and mining companies. Permits, which we are maintaining and amending include "Notice of Intent" to explore, "Plan of Operations" to explore, "Plan of Operations" to mine, "Reclamation Permit", "Air Quality Permit", "Water Quality Permit", "Industrial Artificial Pond Permit" and several other health and safety permits. These permits are subject to amendment or renewal during our operations. Although there is no guarantee that the regulatory agencies will timely approve, if at all, the necessary permits for our current operations or other anticipated operations, currently we have no reason to believe that necessary permits will not be issued in due course. The total cost and effects on our operations of the permitting and bonding process cannot be estimated at this time. The cost will vary for each project when initiated and could be material.

      The following table set forth the regulations Golden Phoenix is subject to and the costs associated with compliance of such regulations for the year 2004.

                                               Compliance
Name of Regulation              Fees              Cost       Type of Compliance
------------------              ----              ----       ------------------

Nevada Department of                                         Quarterly water
Environmental                                                sampling & waste
Protection Water                                             rock sampling
Pollution Control                     $900          $4,800
Nevada Department of                                         Air quality
Environmental                                                monitoring of
Protection Air Quality               1,250           2,000   equipment
Nevada Department of                                         Reclamation
Environmental
Protection Reclamation                   -         360,000
Mining Safety Health                                         Safety equipment
Association                              -           5,667
Total                               $2,150        $372,467

      We are current on all regulatory reports that must be filed with respect to our properties and operations.

      There are a total of twenty nine (29) permits required to bring a mine into production. The last major permit for the Mineral Ridge mine was the Reclamation Permit and Plan of Operation and it was issued May 8, 2003. This permit determines the amount of bonding required for the project. There are three (3) other major permits, which have a renewal period that has coincided with Golden Phoenix's acquisition of the mine property. These permits are: Air Quality Permit, Water Pollution Control Permit, and Artificial Pond Permit. These permits were received by Golden Phoenix in 2003 and are all in compliance. There are several mine safety permits that were renewed when Golden Phoenix notified MSHA that it was restarting the mine. These permits require inspections prior to the start of full operations.

Competition And Gold Price

      The mining industry has historically been intensely competitive. However, over the last ten (10) years imposition of numerous regulatory requirements and claim rental policies by the U.S. Federal government and the general exodus of major gold corporations from the U.S. to pursue mineral exploration in foreign countries has allowed large areas of very prospective mineralized ground to become open for location and acquisition. Nonetheless, the increasing price of gold since 2002, has led to a number of companies to begin once again to aggressively acquire claims and properties. Gold prices in 2002 increased from $278 to $349 and closed at $347. In 2003 gold prices ranged from $320 to the high closing of $416. In 2004 gold prices ranged from a low of $375 to a high of $454. During the first eight (8) months of 2005, gold prices ranged from $416 to $448 per ounce.

Capital Equipment

      In the next twelve (12) months, we anticipate purchasing or leasing certain capital equipment for the Ashdown and Mineral Ridge mines, which would be support equipment for the underground operation and process/leach facilities. These items include underground hauling machines and muckers, front-end loader, forklift and a small haul truck. Depending on whether we purchase new or used equipment, these capital equipment items could cost between $50,000 and $200,000. We anticipate funding these capital equipment expenditures with funds we receive from any gold or molybdenum production revenues we may generate or from debt financing. The pickup trucks we intend to purchase will be for our staff professionals only. All contractors will provide their own vehicles.

Mining Properties And Projects

      The U.S. Federal government owns public lands that are administered by the Bureau of Land Management or the United States Forest Service. Ownership of the subsurface mineral estate can be acquired by staking twenty (20) acre mining claim granted under the General Mining Law of 1872, as amended. The U.S. Federal government still owns the surface estate even though the subsurface can be owned through claim staking. Private fee lands are lands that are controlled by fee-simple title by private individuals or corporations. These lands can be controlled for mining and exploration activities by either leasing or purchasing the surface and subsurface rights from the private owner. Unpatented mining claims, which are staked by another individual or corporation, can be controlled by either leasing or purchasing the claims outright from the private owners that staked the claims on public land. Patented mining claims are claims that were staked under the General Mining Law, and through application and approval, the owners were granted full private ownership of the surface and subsurface estate by the U.S. Federal government. These lands can be acquired for exploration and mining through lease or purchase from the private owners. Tribal lands are those lands that are under control by sovereign Native American tribes. Areas that show promise for exploration and mining can be leased or joint ventured with the tribe controlling the land.

      The following describes the existing mining projects found in Nevada that are owned or controlled by the Company with proven and probable reserves. Our primary and most important mining property asset is the operating Mineral Ridge gold project. The Ashdown gold-molybdenum project is expected to go into production in 2005. Two (2) other projects, the Contact copper-silver project and the Borealis gold-silver project were terminated or sold at the end of 2004 and early 2005, respectively.

Property                                    Probable Reserve          Grade        Recovery       Price       Recoverable
--------                                    ----------------          -----        --------       -----       -----------
Mineral Ridge Gold Project                   2,600,000 tons           0.076 opt            81%     $405/oz       172,000 oz

Mineral Ridge Gold Mine, Esmeralda County, Nevada

      The Mineral Ridge gold mine is located four (4) miles northwest of the town of Silver Peak and thirty-two (32) miles west of Tonopah in Esmeralda County, Nevada. The property consists of fifty four (54) patented and one hundred forth (140) unpatented mining claims totaling nearly 3,880 acres, or six
(6) square miles. The property is accessed on the east side from state highway 265 and on the west side from a well-maintained gravel road. Heavy trucks access the site by way of the west entrance by way of state highway 264, which connects to state highway 773 and U.S. Highway 6.

      Golden Phoenix purchased the Mineral Ridge mine in late 2000 out of bankruptcy for $225,000 in cash and the assumption of a $382,000 liability to Sierra Pacific Power Co. for a facility charge for the installation of a grid power line. Additional commitments were also assumed, including obligations to pay advanced royalty payments of $60,000 per year and the annual permit cost for the Nevada Department of Environmental Protection ("NDEP") of approximately $20,000 during the time the permits were being transferred to Golden Phoenix from the previous operator. Prior mine operators had spent about $30 million on the property, which includes about $18 million in office, process, and ancillary facilities, about $2 million in engineering and feasibility studies, about $6 million in drilling and assays, $2 million in past permitting costs, and the remainder in site preparation. The property came with an active leach pad and ore exposed in the Drinkwater pit.

      The Mineral Ridge property holds three (3) separate economically mineable gold deposits, the Drinkwater, Mary, and Brodie. The combined reserves, at a
0.030 troy ounces of gold per ton cut off grade, is 2,600,000 tons averaging

0.076 troy ounces of gold per ton for 172,000 ounces of recoverable gold at an eighty one percent (81%) recovery. The reserve was calculated using Minesight(TM) software and has been reviewed by Behre Dolbear & Company, Inc., an outside consultant.

      Included in the reserve estimate of recoverable gold are 10,000 recoverable ounces of gold contained in the leach pad that remain to be recovered by cyanide leaching. The property holds further mineral potential with identified targets potentially containing additional gold mineralization. As of December 31, 2004, total expenditures, excluding acquisition costs, on the Mineral Ridge property have been $8,082,464.

      In 2001 Golden Phoenix filed a $1.8 million interim reclamation bond, which allowed the company to hold the Mineral Ridge property while other permitting was underway. The reclamation permit, which was in place when Golden Phoenix bought the property out of bankruptcy, was not transferable and the company holding the surety bond refused to write a new bond for a startup company. We were required to post a new bond, but this could not be completed until a new reclamation plan and permit was completed. The bond was due for a three (3) year review by the Bureau of Land Management ("BLM") and NDEP. This review changed the cost of the bond from $1.64 million to $3.2 million for the same plan. The previous bonding company wanted to be released from the bond held by the BLM; however, without a replacement bond, the only method of release would have been by reclaiming the property. To avoid loss of the property value due to destruction of the infrastructure, Golden Phoenix needed to bring the property back into production. We negotiated an interim bond amount to keep the project in a status-quo status until a new plan and bond amount could be negotiated. The source for the cash bond was from the two (2) previous operators and one (1) of our shareholders. On May 8, 2003, we received the new amended operating permit and on June 23, 2003, we filed a $2.7 million reclamation bond with the BLM with respect to the Mineral Ridge mine. We utilized an insurance-backed financial assurance program produced by IMA Environmental Insurance of Denver, Colorado, and underwritten by AIG Environmental, to acquire the bond. The program structure includes an insurance policy that will pay reclamation expenses as they occur. The insurance enables us to acquire the necessary reclamation bond at a fixed and discounted rate for a term of twelve
(12) years. It also allows us the flexibility to increase our bond in the future as we move into Phase II of our operations at Mineral Ridge. Operations began once the bond was in place, and these included adding chemicals to the process solutions, plumbing the pad with drip lines and main trunk pipes, and mining new ore and old stockpiled ore.

      The original estimate of a fully operational open pit mine projected total value of the gold sales over a five (5) year mine life, at a $325 gold price, is estimated to be $59 million. The total operating cost, which includes royalty payments, refining costs, mining costs, milling costs, reclamation costs, and operating expenses is estimated to be $36 million and capital costs of $6 million. The net cash flow, including royalties and federal income taxes, is estimated to be $12 million. As of December 31, 2004, the Mineral Ridge property has sold 5,779 ounces of gold and 4,012 ounces of silver since acquisition by the Company, for a net value to the Company of $2,132,566.

      On October 27, 2004 the Company made a $16,920 deposit with Cow County Title for the purchase of approximately 1,200 acres of land and an existing 1,600-ton per day mill. The mill, know as the Lone Mountain Mill or Miller's Mill, is held under separate title and leases the 1,200 acre land parcel. Cost to the Company for this investment at the close of escrow is estimated to be $650,000 for the land and $600,000 for the mill. The current agreement is for the landowner to have possession of both the land and mill. The current mill owner is in default of rental payments and is required by contract to deed the property to the landowner. The purchase of these properties is now delayed until the mill title has been cleared to the property owner. Concurrently with the legal working for the Lone Mountain Mill acquisition, economic feasibility studies are ongoing and may reveal that the mill is not economical to purchase due to the cost of ore transportation. If this becomes true, the deposit of $16,920 will be refunded.

      On August 19, 2005 the Company notified the BLM and the NDEP of its intent to modify the Mineral Ridge Plan of Operations ("POO") to allow the addition of a full-scale milling facility at its 3800-acre gold property located near Silver Peak, Nevada. The plan calls for building an on-site mill to process the high-grade ores, supplemented by use of the heap-leach to process lower-grade material. As part of its strategy to optimize production at the property, Golden Phoenix is preparing to place the current heap-leach operation on stand-by so as to preserve the mine's contained gold resource until it can be economically processed under the modified POO. The leach pad will be idled as gold recovery drops below its economic threshold due to depletion. Personnel will remain on site to monitor and maintain the facilities and assist in development of the expanded mill and mine plans. Furthermore, a comprehensive review of the past performance of selective underground mining at Mineral Ridge has lead the Company to re-evaluate the one method of extraction that has proven to be economic: milling. Metallurgical testing by the Company and performance records from historic mill operations indicate that a gold recovery rate of ninety percent (90%) or greater is achievable. The Company's new three (3)-tiered approach is to make modifications to the POO; preserve the existing gold resource until it can be economically extracted; and actively identify and explore the zones of mill-grade gold mineralization. A project timeline will be developed after additional engineering work has been completed.

      The Company further intends to commence additional exploration of numerous targets and development of identified economic mineralization at the Mineral Ridge project once new mining is initiated. It is expected that this work will identify and delineate additional reserves for both open pit and underground deposits and ultimately extend the life of the mine.

Land And Royalties

      The Mineral Ridge property consists of fifty four (54) patented and one hundred forty (140) unpatented mining claims totaling nearly 3,880 acres or six
(6) square miles. We also control three (3) private land parcels, which are located outside the main mine area. These are the abandoned Blair town site, the Silver Peak mill site, and deeded land west of Mineral Ridge over some springs. These private lands total about four hundred thirty (430) acres.

      We are obligated to honor two (2) prior royalty agreements. The first is to Mary Mining Company, which includes annual advanced royalty payments of $60,000, and a sliding-scale production royalty based on gold price divided by 100 in $50 increments. The other agreement, which originated from Benquet Corp., is with private individuals on several patented claims. This agreement includes a one percent (1%) sliding-scale production royalty on production when gold prices are below $300 per ounce and two percent (2%) when gold prices are above $300 per ounce.

Recent Mine And Property Ownership And Discussion Of Past Results

      Modern exploration, development and mining interest in the Mineral Ridge district commenced in the mid-1970s when Sunshine Mining Company, Homestead Mining Company, and Zephyr Resources became involved in exploring for low-grade ores that could be mined economically through open pit mining. In the early 1980s, a number of companies conducted geologic investigations and exploration programs on the Mary and Drinkwater claims at Mineral Ridge including Houston Oil and Minerals, Occidental Minerals and the Sunshine Mining Company. During this same period Sunshine Mining Company and FMC Gold Co. conducted exploration programs on the Oromonte claims.

      Cornucopia Resources Ltd. ("Cornucopia"), the prior owner of Mineral Ridge, initially built the Mineral Ridge facilities that Golden Phoenix took over in 2000. In July 1993, Cornucopia entered into a mining lease on the Mary and Drinkwater claims with the Mary Mining Trust. In May 1995, Cornucopia entered into an option agreement with BUSA on the Oromonte claims, which generally cover the land on top of the ridge where the crusher is now located. Commencing in July 1993, Cornucopia conducted extensive exploration and development programs on the Mineral Ridge property. In February 1996, Behre Dolbear performed a feasibility study for Cornucopia that was positive and stressed two (2) main risks: (a) grade control during mining and (b) maintaining the permeability of the heaps by agglomerating with sufficient cement.

      We believe that Cornucopia failed in 1997 because of delivery of a lower than planned grade of ore to the leach pad, slower than planned recovery of the gold that was delivered to the leach pads, periodic water shortages due to the one well and inadequate storage capacity, falling gold prices, and a lack of working capital to cover the lag in gold recovery from the heaps.

      In 1998 the property was transferred to Vista Gold Corp. ("Vista"), whose general operating plan included increased placement of ore on the pads, albeit at a somewhat lower grade, and mining of both ore and waste with large equipment (to keep mining costs low), which Vista had available at their Hycroft Mine. The new operations by Vista also ran somewhat less than one (1) year, and also failed at the end of 1999, reportedly from a combination of excessive dilution of the ore, the use of insufficient cement for agglomeration causing poor heap permeability and thus slow gold recovery, a ten (10) year low for gold prices, a lack of working capital to buy time to fix the operating problems, the large number of personnel on the payroll for the size of the operation, and a lack of available cash to service the large construction debt to the bank, which was assumed from Cornucopia's transfer of the property to Vista.

      In January 2000 Mineral Ridge Resources, a subsidiary of Vista, filed for Chapter 11 bankruptcy. A trustee of the court maintained the property until Golden Phoenix acquired the ownership of the mine on November 8, 2000.

Discussion on Golden Phoenix Operational Results

      On July 29, 2003 Golden Phoenix announced that it has begun Phase 1 operations at its Mineral Ridge gold mine in Esmeralda County, Nevada. This means chemicals were being added to the process solution, which enables gold to be extracted from the existing leach pad. Golden Phoenix also repaired the leach pad and the refinery along with drilling auger holes into the pad to enhance circulation. Golden Phoenix filed its $2.7 million reclamation bond with the State of Nevada in June 2003 allowing this work to move forward. Golden Phoenix also announced that it was taking the necessary steps to mine low-grade ore from the Drinkwater open pit and high-grade ore from the deeper levels of the Mary mine, both of which are at Mineral Ridge.

      On July 6, 2004 Golden Phoenix announced that it had signed two (2) option agreements for a processing mill that will treat its high-grade gold ores from the Mineral Ridge mine. This acquisition set the stage for Golden Phoenix to fulfill its Phase II plans to move into greater gold production by milling the higher grade gold ores from Mineral Ridge. The mill and the land were jointly negotiated with two (2) separate owners. Esmeralda Extraction Company, who owns the 1,128 acres of private land that the mill sits on, agreed to an option to purchase for the property. The individual owner of the mill equipment also agreed to an option to purchase for the mill. The mill, which lies just north of Lone Mountain and about fifteen (15) miles west of Tonopah, was built in about 1981 at a cost of about $7 million. It operated for nearly four (4) years processing tailings from the old Tonopah silver district. During its operation, it processed up to 1,350 tons per day. When the mill was shut down for economic reasons because of falling silver prices, the operator decommissioned the facility so that it could be easily restarted when silver prices improved. Golden Phoenix plans to use the majority of the mill as it is presently designed, and will add a gravity and primary crushing circuit to handle the Mineral Ridge ore as metallurgical studies have defined. This reconditioning work along with the required permits may take up to a year before the mill can be commissioned. Once full operations are underway, the Company plans to truck Mineral Ridge high-grade ores approximately forty three (43) miles to the mill. These ores will have an approximate economic cut-off grade of 0.1 ounces per ton and will be mined from the Drinkwater, Mary and other defined open pits as well as the Mary underground operation. The lower grade ores from the open pits will be crushed and put on the leach pad to maximize gold production from the mine.

      On January 12, 2005 Golden Phoenix announced the inauguration of a comprehensive restructuring of all mining operations beginning with winter idling of the Mineral Ridge gold mine. The idling is designed to redeploy manpower and resources, improve cash flow, and accelerate the development of certain high-yield mine assets. Mineral Ridge is scheduled to resume full operations pending management evaluation of an engineering study commissioned to identify techniques for improving recovery rates from existing and newly uncovered higher-grade ore deposits. The Company placed the Mineral Ridge mine into a leach-only status, due in part to the higher costs of winter operation and sub-optimal gold recovery conditions. Mining and crushing operations are suspended for the time being and employees who conducted this work have been furloughed. Leaching operations will continue to extract gold from the leach pad during the coming months. Winterized piping has been installed to allow uninterrupted leaching despite freezing temperatures. Employees trained to maintain the leach pad and round-the-clock circulation of leach solutions have been retained. They will also ensure site security, environmental compliance and safety protocols. As of October 5, 2005, the Mineral Ridge gold mine and operations remain in idle status.

      On August 19, 2005 the Company notified the Bureau of Land Management and the Nevada Division of Environmental Protection of its intent to modify the Mineral Ridge Plan of Operations ("POO") to allow the addition of a full-scale milling facility at its 3800-acre gold property located near Silver Peak, Nevada. The plan calls for building an on-site mill to process the high-grade ores, supplemented by use of the heap-leach to process lower-grade material. As part of its strategy to optimize production at the property, Golden Phoenix is preparing to place the current heap-leach operation on stand-by so as to preserve the mine's contained gold resource until it can be economically processed under the modified POO. The leach pad will be idled as gold recovery drops below its economic threshold due to depletion. Personnel will remain on site to monitor and maintain the facilities and assist in development of the expanded mill and mine plans. Furthermore, a comprehensive review of the past performance of selective underground mining at Mineral Ridge has lead the Company to re-evaluate the one method of extraction that has proven to be economic: milling. Metallurgical testing by the Company and performance records from historic mill operations indicate that a gold recovery rate of ninety percent (90%) or greater is achievable. The Company's new three (3)-tiered approach is to make modifications to the POO; preserve the existing gold resource until it can be economically extracted; and actively identify and explore the zones of mill-grade gold mineralization. A project timeline will be developed after additional engineering work has been completed.

Ashdown Project, Humboldt County, Nevada

      The Ashdown gold-molybdenum project is located about one hundred (100) miles northwest of Winnemucca in Humboldt County, Nevada. The property covers about 3.2-square miles and is controlled by one hundred one (101) unpatented mining claims. Access to the property is gained by following a dirt road located about ten (10) miles west of Denio Junction off of paved State Route 140 for about three (3) miles to the southeast to the property.

      Golden Phoenix has signed two (2) agreements for the Ashdown property. The first agreement was signed on September 19, 2003 where Golden Phoenix entered into a memorandum of understanding with PRS Enterprise, Inc. ("PRS"), a Nevada LLC, to become its project operator for the Ashdown project. The agreement required that PRS raise the funding necessary to develop and operate the Ashdown property. Prior to signing of the PRS agreement with Golden Phoenix, PRS and Win-Eldrich Mines, Ltd. ("W-E") signed a memorandum of understanding ("MOU") relating to the Ashdown mine, controlled by W-E. The MOU granted PRS the rights to explore and develop the property known as the Ashdown mine provided PRS meets certain investment requirements by December 15, 2003. These funds were not obtained and the agreement terminated. The second agreement was a letter of intent to joint venture with W-E executed on February 5, 2004. The terms of the agreement give sixty percent (60%) to Golden Phoenix, as manager/operator of project, and forty percent (40%) to W-E, as owner of the property. Golden Phoenix will earn an undivided vested sixty percent (60%) interest in the project in either of two (2) ways: by placing the project into profitable production using a small pilot mill, or spending $5 million toward development of the project. The Company has four (4) years to complete vesting into the project. Upon signing the letter of intent, Golden Phoenix paid W-E $50,000, and beginning three (3) months after the signing, it has paid $5,000 per month each month for seventeen (17) months and will continue to pay $5,000 per month until a cash distribution through profitable production is achieved. As of October 5, 2005 we have paid a total amount of $135,000 to W-E.

      The Ashdown mine previously produced approximately 50,000 ounces of gold from underground ores averaging about 0.35 ounces per ton. This production took place from about 1880 to 1942. More recently, four (4) companies, including W-E, beginning in 1979 spent about $7-8 million drilling two hundred seventy (270) core and rotary holes, performing numerous metallurgical tests, excavating a 1,880-foot tunnel for bulk molybdenum samples, and conducting several feasibility studies for potential open pit and underground mining operations. All this work identified potentially economic open-pittable gold and high-grade underground molybdenum resources on the property. Past economic evaluations identified mineralized material of about 1.18 million tons of gold ore at 0.125 ounces per ton and, in a separate deposit, 146,000 tons of molybdenum ore averaging about 2.9% molybdenum. Both deposits are open for possible expansion of the mineralized inventory and numerous step-out exploration holes have identified strong mineralization needing follow up drilling. The property currently consists of one hundred one (101) mining claims, covering about 3.2 square miles.

      The Company has a marketing agreement in place with Derek Raphael & Company Limited ("DRC") of London, which is an exclusive life-of-mine contract. When molybdenite production is underway, DRC will take delivery at the mine site and is responsible for placing it with buyers at a number of worldwide locations.

      On September 8, 2004 the Company entered into a purchase agreement for a one hundred (100) ton per day mill located in Kingston, Nevada. This mill is known as the Kingston Mill. The agreement called for payment of back taxes, liens and reclamation of land on which the mill was located. The mill was disassembled and moved to the Ashdown mine area where it was held in storage awaiting permits for construction and operation. To date, we have made payments totaling $116,952 for the mill.

      On April 19, 2005 Golden Phoenix announced it has secured a long-term lease on the Morris Mill site, a highly suitable twenty (20) acre parcel adjacent to its Ashdown gold/molybdenum joint venture in northwestern Nevada. In doing so, the Company plans to increase Ashdown's molybdenum processing capacity from 10,000 tons in a pilot mill scenario to 120,000 tons, a twelve (12)-fold increase, and to lengthen the mill's initial operating period to five (5) years. A reclamation bond in the amount of $104,000 has been posted with the Nevada Department of Environmental Protection for the Morris Mill site.

      On June 10, 2005, the Company was provided written notice that Win-Eldrich Mines Ltd. planned to remove a 1,400-ton stockpile of mineralized material mined by a previous operator. The material had been stored on site for twenty three
(23) years and had been identified by the BLM as an item for reclamation. It is the opinion of all parties that the material is not part of the letter of intent to joint venture dated February 5, 2004. The Company agreed to the removal of the material and reserved the right under the letter of intent to joint venture to share in the proceeds generated from the stockpile. The stockpile was removed over a five (5) week period which commenced in June 2005.

      On June 15, 2005, the Company and regional officials with the BLM entered into a verbal agreement to remove and to take possession of a two hundred (200) ton per day mill located near Austin, Nevada. This mill is known as the Austin Mill. The agreement constituted the removal of the mill and reclamation of the land. The Company has recognized an estimated cost of $80,000 to comply with the verbal agreement.

      On June 29, 2005 the Company announced it had taken title from the BLM to take possession of the Austin Mill. The BLM acquired the Austin Mill following abandonment of an un-bonded mining project situated on public land. Golden Phoenix offered to assist the BLM in reclaiming the property, and has accepted the responsibility to remove the mill and the building in exchange for clear title to the equipment. The Austin Mill is complete with crushing, grinding and flotation gear, all in excellent condition. The Company scheduled a truck and trailer to transport the equipment to Winnemucca, Nevada where it has been stored until permits are issued allowing it to be moved to the Ashdown project. The mill is ideal for processing gold and molybdenum ores and provides several key components that will enhance the capability of the primary millworks. It also gives Golden Phoenix the flexibility to double its molybdenite-processing capacity or to add a separate gold circuit, as may be warranted in the future. Disassembly and relocation of the mill is expected to take six (6) weeks. The Company plans to merge both the Kingston and Austin mills into what will be known as the Pilot Mill with a milling capability of one hundred (100) tons per day.

      On August 15, 2005 the Company received approval from the BLM to extract 1,000 tons of molybdenum mineralization from its Ashdown mine for the purpose of metallurgical testing. The approval was issued by the BLM as an amendment to an existing Notice of Intent ("Amended NOI"). Under the Amended NOI, Golden Phoenix may access and remove molybdenite-bearing material using underground mining techniques, and then mill, metallurgically test, and trial-market the moly concentrates. The intent of the bulk sample program is to prepare Golden Phoenix for full-scale mining at Ashdown, scheduled to begin following the BLM's final approval of the comprehensive Plan of Operations and its associated Environmental Assessment. Ashdown mine personnel have dewatered and rehabilitated the portal section of the Sylvia decline and determined that it is safer, shorter and faster to drive a new bypass from inside the portal directly to the targeted ore-shoot rather than to attempt to restore the original decline. Once full-scale mining is approved, this bypass will serve as the main haulage way for daily operations.

      On August 26, 2005 the Pilot Mill was deeded to an earth working company known as Retrievers LLC. The deed states that a signing fee of $30,000 shall be paid to Retrievers LLC and that when the Ashdown mill final permit is issued, an additional $30,000 shall be paid to Retrievers LLC. The Company agreed to an exclusive arrangement with Retrievers LLC for all earthworks over a five (5) year period. At the conclusion of the agreement period, the Pilot Mill deed shall be transferred to the Company at no cost.

      On September 26, 2005, the Company entered into a Production Payment Purchase Agreement (PPPA) with Ashdown Milling Company, LLC, a company of which Mr. Kenneth Ripley and Mr. Rob Martin are both members. Under the terms of the PPPA, Ashdown Milling agreed to purchase a production payment to be paid from the production of the Company's Ashdown Mine for a minimum of $800,000. This minimum purchase price will be paid upon the achievement of certain milestones related to the exploration and development of the Ashdown Mine. In addition, the PPPA provides that Ashdown Milling has the right to increase its investment in the production payment up to an additional $700,000 for a maximum purchase price of $1,500,000. The Company must use the funds for qualifying exploration and development expenditures on the Ashdown Mine in a sharing arrangement of its obligation to explore and develop the mine under the letter of intent to joint venture dated February 5, 2004. The amount of the production payment to be paid to Ashdown Milling is equal to a twelve percent (12%) net smelter returns royalty on the minerals produced from the mine until an amount equal to two hundred forty percent (240%) of the total purchase price has been paid. However, the production payment is paid solely from the Company's share of production it is entitled to receive under the letter of intent to joint venture.

      The Company received $400,000 of the minimum purchase price upon execution of the PPPA and will receive an additional $200,000 upon approval of the mill foundation and $200,000 upon receipt of a water pollution control permit. Additional production payment proceeds may be purchased by Ashdown Milling upon completion of the mill building.

      In addition to the foregoing, the PPPA provides that for each dollar of the purchase price up to the maximum purchase price paid for the production payment, the Company will issue one (1) share of its restricted common stock and one (1) common stock purchase warrant. The warrants will be exercisable for a period of three (3) years from the date of the PPPA and entitle the holder to purchase one (1) share of the Company's restricted common stock for $0.20 per share. For each dollar of the purchase price for the production payment, $0.17 has been allocated to the purchase price for each share and warrant as a unit. Pursuant to the representations provided to the Company in the PPPA, Ashdown Milling is an accredited investor and the shares and warrants were offered and sold by the Company in reliance on an exemption from the registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.

      To date, Ashdown permitting is underway on federal lands administrated by the BLM for a selective underground mining operation designed to extract molybdenum mineralization from a vein setting. Milling facilities designed to process the mineralized material extracted from the mine are being permitted concurrently on private land two (2) miles from the mine. Starting in 2004 permits have been reviewed by the agencies, including the Water Pollution Control Permit, Reclamation Plan, the Air Quality Permit and the Storm Water Discharge Permit. Permitting efforts for a larger mill and underground mine including the Plan of Operations and gathering base line information for the Environmental Assessment was underway. To date, a total of $45,368 has been placed in bond to secure the work currently being performed at the Ashdown mine site, and $104,000 has been placed in bond to secure work currently being performed at the mill site. Full-scale mining will proceed upon receipt of the final permits from the Bureau of Land Management and the Nevada Division of Environmental Protection. The Ashdown property currently has no SEC compliant reserves, and will require significant investment in delineation drilling and underground development before a reserve base can be developed and audited by a third party mining engineer.

Borealis Project, Mineral County, Nevada

      The Borealis property is held under a lease agreement with the Borealis Partnership, which consists of three (3) separate individuals who combined their separate properties to facilitate leasing the entire mineralized zone covered by the three (3) properties. The lease was entered into on January 24, 1997 and control of the property is maintained with monthly advanced royalty payments. On May 13, 2003 the Company signed an Agreement in Principle to joint venture its Borealis gold project with Gryphon Gold Corporation, a private Nevada corporation. On January 31, 2005 the Company closed an agreement to sell its thirty percent (30%) interest in the Borealis Gold Project to Borealis Mining Company/Gryphon Gold Corporation ("Borealis/Gryphon") for a series of cash payments totaling $1,400,000. The terms of payment are as follows: $400,000 was paid on January 18, 2005, followed by four (4) payments of $250,000, paid in ninety (90) day increments. In accordance with the terms of the joint venture agreement to date, the parties agree that Borealis/Gryphon has earned seventy percent (70%) of the overall joint venture. With the purchase of the Company's thirty percent (30%) interest, Borealis/Gryphon will own one hundred percent (100%) of the project. In return, Gryphon Gold Corporation will guarantee Borealis Mining Company's payment obligation to Golden Phoenix by depositing as security fifteen percent (15%) of Borealis Mining Company shares into escrow. All payments to Golden Phoenix are current with $900,000 paid to date.

Contact Project, Elko County, Nevada

      The Contact copper project is located about fifty (50) miles north of Wells in Elko County, Nevada. The property covers about five (5) square miles and is controlled by both 152 patented and eight (8) unpatented mining claims. Golden Phoenix had two (2) agreements in place on the Contact property; the first is the International Enexco Ltd. ("Enexco") joint venture and the second is the license and purchase option agreement with F. W. Lewis, Inc. ("Lewis").

On January 28, 1998, we acquired the right to earn a sixty percent (60%) percent interest in the Enexco patented mining claims through a combination of annual work commitments totaling $2,600,000 on the Enexco property and $4,000 per month payments to Enexco totaling $313,000 over seven (7) years. The Enexco agreement terminated on December 23, 2004 and at December 31, 2004 the total liability for the minimum work commitments to Enexco was $2,175,200 and $4,000 for the monthly lease payments.

      On July 10, 1998 Golden Phoenix entered into an exploration license and purchase option agreement for the Lewis portion of the Contact project. On February 19, 2003 Lewis and Golden Phoenix amended the exploration license and option to purchase agreement which extended the term to December 31, 2007 and made other modifications to the original agreement. On May 7, 2003, the parties signed a second amendment that clarified that expenditures for work performed by Golden Phoenix on either the Lewis property or the adjoining Enexco property shall be applied to Lewis' minimum work commitment. On December 23, 2004 the Company terminated the Lewis agreement. With respect to the Contact project the Company reports as a liability on its balance sheet the following as current accrued liabilities: (a) land lease payments of $21,000, (2) work commitments of $2,420,643 and (3) equity payables of $1,743,807. The Company still controls six
(6) unpatented mining claims over a portion of the Banner Zone deposit and over the highest grade drill hole in the area.

Alaskan Royalties

      We have retained a one percent (1%) net smelter return royalty on the following properties located in Alaska. We are not required to perform any work or make any payments for these royalties.

      Glory Creek. This property is one hundred percent (100%) controlled by Great American Mineral Exploration, Inc. ("GAME"). The property is located in the Bonnifield mining district, about sixty (60) miles south of Fairbanks. Exploration work on the property has defined an anomalous zone of gold mineralization that requires drilling for the next phase of work. Any further work is deferred on the property at this time and we do not know if and when a discovery of gold mineralization will be made.

      Uncle Sam. This property is one hundred percent (100%) controlled by GAME. The property is located in the Richardson Gold District, about sixty (60) miles southeast of Fairbanks. Their work has defined a strongly anomalous gold zone that requires drilling for the next phase of work. Work has been deferred on the property at this time and we do not know if and when a discovery of gold mineralization will be made.

Staffing

      Corporate Office

      We have a staffing level of one (1) key professional, a Chief Financial Officer, Operations Manager and an accounting assistant in the Sparks, Nevada office. The Company plans to hire a receptionist, purchasing agent and a senior mining engineer to assist the Company as it grows. We intend to employ independent contractors to fulfill short-term needs and obligations.

      Mineral Ridge Mine

      At the Mineral ridge mine we have three (3) full time employees and these are in the plant operations. It is not anticipated that more employees will be added at the Mineral Ridge operation in the next twelve (12) months as the operations at the mine remain on hold.

      Ashdown Project

      The Company has an operations manager and senior chemist assigned to Ashdown gold/molybdenum project. We anticipate that we will need to hire mine managers, underground miners, and mill operators to ensure proper development of the project. Current plans for development is scheduled for the second half of 2005.

                                LEGAL PROCEEDINGS

      Other than routine litigation that is incidental to our business there are no legal proceedings or pending actions at this time.

                                   MANAGEMENT

      The following are the Directors and executive officers of Golden Phoenix as of October 15, 2005:

Name                         Age        Position
----                         ---        --------

Kenneth Ripley               53         Interim Chief Executive Officer
William L.  Thomas           60         Chief Financial Officer
Jeffery P. Tissier           48         Director
David A.  Caldwell           44         Director
Ronald L.  Parratt           55         Director

      For Directors, the term of office is until an official annual meeting of shareholders occurs and their successors are duly elected and qualified. For officers, unless terminated earlier by the Board of Directors (the "Board") or the individual, terms will be served according to employment agreements.

      David A. Caldwell. Mr. Caldwell is a Director of Golden Phoenix and has served in such capacity since 1997. Mr. Caldwell has more than eighteen (18) years experience as a geologist and geophysicist specializing in the discovery, delineation and economic evaluation in gold exploration, base metal and sulfur. Mr. Caldwell is Senior Geologist for Nevada Pacific Gold Corporation, Elko, Nevada, which he co-founded in 1997. Prior to that, Mr. Caldwell has also served in a senior management role, and has had roles in project management and development at Santa Fe Pacific Gold Corporation and the Gold Fields Mining Company.

      Ronald L. Parratt. Mr. Parratt is a Director of Golden Phoenix and has served in such capacity since 2001. Mr. Parratt has more than thirty (30) years experience as a geologist, exploration manager and developer of gold deposits in North America. Mr. Parratt is currently President of AuEx, LLC, a non-affiliated Canadian registered public mineral exploration company. For the past five (5) years, Mr. Parratt has served as Exploration Manager for the Homestead Mining Company. Until 1997, Mr. Parratt served as Vice President of Exploration for the Santa Fe Pacific Gold Corporation, where he was responsible for intensive exploration activities in the U.S., Brazil and Central Asia. During this tenure, Mr. Parratt has overseen the exploration and development of fifteen (15) million ounces of gold reserves. Mr. Parratt earned his M.S. degree in Economic Geology from Purdue University. Mr. Parratt is currently serving on Nevada's Commission on Mineral Resources.

      Jeffery P. Tissier. Mr. Tissier is a Director of Golden Phoenix. He has a combined twenty five (25) years experience in both the mining/exploration and accounting fields. He served as a geologist for Kenncott Exploration and as a controller and analyst for Getchell Gold Company and Independence Mining Company. His Accounting and controller backround includes positions with Deloitte & Touche, Pannel Kerr Forster, Frontier Surety and American Insurance Agencies, and the Washoe County Department of Water Resources. He earned his BS in Economic Geology in 1982 and a BS is Geological Engineering in 1984 from the Mackay School of Mines in Reno Nevada. He received his Certified Public Accountant License in 1994. He is currently Manager of Financial and Administrative Services for the Truckee Meadows Water Authority.

      Kenneth S. Ripley. Mr. Ripley comes to Golden Phoenix with thirty four
(34) years of experience in business and project development, plant operations, transportation, heavy equipment, and industrial trades management, including fabrication, electrical, machining, construction and excavation. He studied geology and chemistry at the University of Washington, earning a degree in Physical Sciences. Mr. Ripley has consulted with companies throughout the United States, as well as Puerto Rico, Japan, Argentina, Taiwan and the Middle East. He retired in 1995 to oversee his commercial real estate holdings, and now consults on select projects.

      William L. Thomas. Mr. Thomas is Chief Financial Officer of Golden Phoenix and was appointed on November 16, 2004. Previously, he was Controller at Golden Phoenix since 2003, reporting directly to the President. As Chief Financial Officer he reports to the Audit Committee of the Board. Prior to joining Golden Phoenix Mr. Thomas was Chief Financial Officer for O'Hara Resources Ltd., a mining and petroleum company from 2000 through 2003, and Patterson Inc., a natural resource manufacturing company from 1993 through 2000. He also served as Executive Vice President for Placer Management Group, and was Controller for Kennecott Copper at its Utah Smelter. He earned an Accounting degree from Stevens Henagar College, Utah, and an Economics and Business Administration degree from Westminster College, Salt Lake City, Utah.

Directors

      Our Board consists of five (5) seats. Directors serve for a term of one
(1) year and stand for election at our annual meeting of stockholders.

      Pursuant to the Company's Bylaws, a majority of Directors may appoint a successor to fill any vacancy on the Board. The Board currently has two (2) vacancies, including Chairman of the Board.

Committees

      The Board has set up three (3) committees as part of the compliance with reporting regulations that were enacted during 2002 under the Sarbanes-Oxley Act. The following is a list of committees that are presently active and staffed by Directors of the company. Some of the Directors are also members of the Interim Governing Board with daily management authority. Therefore, the Directors should not be considered as independent.

Committee                   Chairperson            Members
---------                   -----------            -------
Audit Committee             Jeffery P. Tissier     Jeffery P. Tissier, Ronald Parratt, David Caldwell
Compensation Committee      David Caldwell         Ronald Parratt, David Caldwell
Governance Committee        Ronald Parratt         Ronald Parratt, David Caldwell

Compensation Of Directors

      Cash Compensation. At the present time the Board is not compensated in cash.

      Share-based Compensation. The Board is compensated $500 per regularly scheduled meeting and $250 for specially called meetings that is paid in restricted stock valued at the average price for the month that the meeting occurs. The Board is also allocated stock options on a yearly basis that have a five (5) year expiration limit.

Compliance With Section 16(a) Of The Securities Act Of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

      Based on available information, we believe that all filings with respect to Section 16(a) are now current.

Code of Ethics

      Golden Phoenix has adopted a formal code of ethics that applies to our principal executive officer and principal accounting officer that was filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report for the year ended December 31, 2003.

Execution Compensation

      The following table sets forth information as to the compensation of the executive officers whose compensation for the year ended December 31, 2004 did not exceeded $100,000:


                                       Annual Compensation                Awards
                                                                    Other
                                       Salary                      Annual
Name and Principal Position  Year         ($)     Bonus ($)   Compensation (4)
---------------------------  ----         ---     ---------   ----------------
            (a)              (b)          (c)        (d)             (e)
Michael Fitzsimonds, CEO     2004      95,000(1)         --                   --
                             2005      95,000(2)         --                   --

Steven D Craig,              2004      85,000(3)         --                   --
Secretary, Vice-President    2005      85,000(4)         --                   --

William L.  Thomas,          2004         58,000         --                   --
Chief Financial Officer      2005         58,000         --                   --

                                    Long-Term Compensation

                               Restricted        Securities
                                 Stock      Underlying Options/
Name and Principal Position    Awards(s)          SARs (#)         Salary     Bonus
---------------------------    ---------          --------         ------     -----
            (a)                   (f)               (g)             (h)        (i)
Michael Fitzsimonds, CEO             2,500                  --        --         --
                                        --                  --        --         --

Steven D Craig,                      2,500                  --        --         --
Secretary, Vice-President            1,500                  --        --         --

William L.  Thomas,                     --                  --        --         --
Chief Financial Officer                 --                  --        --         --

(1) Of the $95,000 in 2004 annual compensation, $35,000 was accrued at December 31, 2004 and remains unpaid.

(2) Of the $95,000 in 2005 annual compensation, $5,800 was accrued at February 28, 2004 and remains unpaid.

(3) Of the $85,000 in 2004 annual compensation, $25,000 was accrued at December 31, 2004 and remains unpaid.

(4) Of the $85,000 in 2004 annual compensation, $12,500 was accrued at June 30, 2005 and remains unpaid.

      No employee was paid $100,000 per year in cash compensation. An executive compensation contract for the payment of salary was initiated in May of 1998. We had agreed to pay Mssrs. Fitzsimonds and Craig the sum of $60,000 per year in cash compensation and deferred compensation of $35,000 and $25,000, respectively

      On February 18, 2005 Mr. Fitzsimonds resigned his positions as Chairman of the Board and Chief Executive Officer. For consideration of his service the Board agreed to a severance package equal to: (a) full compensation for one (1) year at an annual rate of $95,000, (b) payment of all accrued vacation at full annual rate for two (2) months, (c) health insurance for fourteen (14) months at $685 per month, (d) one portable computer system valued at $1,200, (e) life insurance at $181 per month, (f) payment of legal fees at $3,515 per month to be deducted from a note payable issued from the Company to Mr. Fitzsimonds, (g) one
(1) Company truck valued at $658 per month, (h) a severance payment of $100,000 and (i) monthly interest payments of $1.350 for a period of approximately seventy two (72) months.

      On July 21, 2005, Mr. Craig tendered his resignation as Vice President of the Company, effective as of September 13, 2005. At the request of management, Mr. Craig agreed to serve as Chairman of the Board and Corporate Secretary until replacements for his positions can be retained. Effective October 15, 2005, Mr. Craig tendered his resignation of each of his positions and Mr. Jeffrey P. Tissier has been appointed to Mr. Craig's position as Director of the Company. The Company currently has two (2) vacant positions on the Board and a vacant position as Secretary. As of the date of this registration statement the Board has not agreed on any terms of a separation for salary and benefits. The following items should be noted: At the time of this filing (a) the Company is in debt to Mr. Craig for deferred salaries in the amount of approximately two hundred and fifty thousand dollars ($250,000) and (b) The Company is in technical violation of state employment regulations upon Mr. Craig's departure. The basic labor regulation for the State of Nevada requires employers to pay in full, all monies owed to the terminating employee. The Company has requested to continue to paying Mr. Craig at a semi-monthly rate of $60,000 annually until all debt has been settled. Medical benefits will continue. Mr. Craig has verbally agreed to this arrangement of payment.

Option Grants In Last Fiscal Year

                                   Number of Securities         # of Total Granted to
             Name               Underlying Options Granted    Employees in Fiscal Year      Exercise or Base Price
             ----               --------------------------    ------------------------      ----------------------
Michael Fitzsimonds                        None                          0%                           --

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

         Options Exercised:

                 Name                       Shares Acquired on Exercise (#)                     Value
                 ----                       -------------------------------                     -----
Michael R.  Fitzsimonds                                  None                                    --

         Options Unexercised:

                                             Number of Securities Underlying       Value of Unexercised In-the-Money
                                             Unexercised Options at 12/31/04              Options At 12/31/04
                                             -------------------------------              -------------------
Name                                         Exercisable          Unexercised        Exercisable       Unexercised
----                                         -----------          -----------        -----------       -----------
Michael R.  Fitzsimonds                       2,818,940            2,818,940           $539,741         $539,741

Stock Option Plan

      In April 1998, the Board approved the Golden Phoenix Stock Option Incentive Plan ("Option Plan"), under which employees and Directors of the Company are eligible to receive grants of stock options. Golden Phoenix has reserved a total of 5,987,676 shares of common stock under the Option Plan. The Option plan is presently administered by Golden Phoenix's Chief Executive Officer. Subject to the provisions of the Option Plan, the Board has full and final authority to select the individuals to whom options will be granted, to grant the options, and to determine the terms and conditions and the number of shares issued pursuant thereto.

Employment Agreements

      On May 15, 1998, Golden Phoenix entered into an employment agreement with Mr. Michael Fitzsimonds pursuant to which Mr. Fitzsimonds served as Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of Golden Phoenix. Mr. Fitzsimonds' employment agreement provided for $95,000 in total annual salary, of which $60,000 was to be paid in bi-monthly installments, with the remaining $35,000 deferred. On February 18, 2005, Mr. Michael Fitzsimonds resigned his positions as Chairman of the Board and President. The Board agreed on the terms of separation for salary and benefits for one (1) year, a one hundred thousand dollar ($100,000) termination bonus and payments on certain interest at a rate of one thousand three hundred and fifty dollars ($1,350) per month for approximately seventy two (72) months. At the conclusion of the termination agreement, the Company will begin payments of deferred salary from prior years activities and on a loan furnished to the Company during 1997 and 1998.

      On May 15, 1998, Golden Phoenix entered into an employment agreement with Mr. Steven Craig pursuant to which Mr. Craig served as Vice-President of Corporate Development for Golden Phoenix for $85,000 in total annual salary. On July 21, 2005, Mr. Craig tendered his resignation as Vice President of the Company, effective as of September 13, 2005. At the request of management, Mr. Craig agreed to serve as Chairman of the Board and Corporate Secretary until replacements for his positions could be retained. Effective October 15, 2005, Mr. Craig tendered his resignation of each of his positions and Mr. Jeffery P. Tissier has been appointed to fill Mr. Craig's position as Director of the Company. As of the date of this registration statement the Board has not agreed on any terms of a separation for salary and benefits as Vice President. The following items should be noted: At the time of this filing (a) the Company is in debt to Mr. Craig for deferred salaries in the amount of approximately two hundred and fifty thousand dollars ($250,000), and (b) The Company will be in technical violation of state employment regulations upon Mr. Craig's departure. The basic labor regulation for the State of Nevada requires employers to pay in full, all monies owed to the terminating employee. The Company has requested to continue to paying Mr. Craig at a semi-monthly rate of $60,000 annually until all debt has been settled. Medical benefits will continue and Mr. Craig has verbally agreed to this arrangement of payment.

      On February 18, 2005 Mr. Kenneth Ripley was employed as Interim Chief Executive Officer. Currently, the Board Compensation Committee and Mr. Ripley have not agreed to an employment contract. For accounting liabilities, the last known proposed agreement made to Mr. Ripley was used as the liability basis. The offer consists of: (a) a base annual salary of $185,000, (b) per diem meals at a rate of $28.00 per day, (c) a Company vehicle with a monthly value of $600, (d) Company housing with a value of $1,000 per month, (e) reimbursement of travel expenses from Mr. Ripley's home to the Company's headquarters and return on a weekly basis equal to $280 and (f) and other items such as cell phone, parking, etc. equal to $1,000.

                             PRINCIPAL SHAREHOLDERS

      The following table presents certain information regarding the beneficial ownership of all shares of common stock at October 5, 2005 for each current executive officer and Director of our Company and for each person known to us who owns beneficially more than five percent (5%) of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 135,480,087 common shares issued and outstanding at October 5, 2005 and ownership by these persons of options or warrants exercisable within sixty (60) days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at October 5, 2005 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

                                                                         Exercisable
                                                   Shares owned        Options/ Warrants         Percentage
                                                   ------------        -----------------         ----------
Frank Diegmann
1986 E Foothill Blvd
Pasadena, CA 91107                                   12,312,033                     -                 9.09%

John W.  Whitney
P.O.  Box 10725
Reno, Nevada                                       1,375,856(1)            379,400(1)                 1.30%

Michael Fitzsimonds
4935 San Diego Ct.
Sparks, NV  89436                                  2,146,635(2)          2,222,940(3)                 3.23%

Jeffery P. Tissier
1675 E. Prater Way, Suite 102
Sparks, NV 89434                                              -                  -                       0%

David Caldwell
1675 E.  Prater Way Suite 102
Sparks, NV  89434                                       439,771            400,000(4)                     *

Ronald L.  Parratt
1675 E.  Prater Way Suite 102
Sparks, NV  89434                                        42,324            300,000(5)                     *

William L.  Thomas
1675 E.  Prater Way Suite 102
Sparks, NV  89434                                       285,933            227,400(6)                     *

Kenneth Ripley
1675 E.  Prater Way Suite 102
Sparks, NV 89434
                                                              -                     -                     *

All Directors, Officers and Interim Officers
as a group (5 persons)                                  768,028               930,531                 1.25%

*      Represents less than one percent (1%).

(1) Included in Dr. Whitney's shares are 1,263,752 restricted common shares owned by Whitney & Whitney, Inc. Mr. Whitney is President of Whitney &Whitney, Inc. and a greater than ten percent (10%) shareholder of its parent company, Itronics Inc. Mr. Whitney's warrants are exercisable for 29,400 common shares at $0.25 per share and 350,000 common shares at $0.20 per share.

(2) Included in Mr. Fitzsimonds' shares are an aggregate 204,552 shares owned by his estate, wife and mother. The remaining 1,942,083 shares are held by Mr. Fitzsimonds himself.

(3) Mr. Fitzsimonds owns 2,222,940 options and no warrants. Mr. Fitzsimonds has conversion rights on options for 1,148,940 common shares exercisable at $0.15, and options for 1,074,000 common shares exercisable at $0.37.

(4) Mr. Caldwell holds options for 200,000 common shares exercisable at $0.37 per share and options for 200,000 common shares at $0.15.

(5) Mr. Parratt holds options for 200,000 common shares exercisable at $0.37 per share and options for 100,000 common shares at $0.15.

(6) Mr. Thomas holds options for 227,400 common shares exercisable at $0.15 per share.

                          DESCRIPTION OF CAPITAL STOCK

General

      As of October 5, 2005, we have authorized (a) 200,000,000 shares of common stock, of which 135,480,087 shares are issued and outstanding (including the 2,191,919 Commitment Shares issued to Fusion Capital pursuant to the Purchase Agreement), zero (0) shares are held as treasury shares, 12,574,313 are reserved for a certain F.W. Lewis, Inc. obligation, 5,819,621 shares are reserved for issuance pursuant to the Company's stock option plans of which no shares remain available for future grants and 2,275,352 shares are issuable and reserved for issuance pursuant to securities (other than stock options issued pursuant to the Company's stock option plans) exercisable and or exchangeable for, or convertible into, shares of common stock and (b) no shares of preferred stock. Under the Minnesota Business Corporation Act, these shares are common shares unless the Board of Directors (the "Board") otherwise designates the class and preferences of these shares.

      Each holder of common stock has one (1) vote per share on all matters voted upon by the shareholders. Holders of preferred stock do not have voting rights until shares of preferred stock are converted into shares of our common stock. Under our Articles of Incorporation, voting rights are non-cumulative so that shareholders holding more than fifty percent (50%) of the outstanding shares of common stock are able to elect all members of the Board. Our Articles also provide that there are no preemptive rights or other rights of subscription.

      Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of the company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation after all creditors and holders, if any, of stock with a liquidation preference have been paid in full. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

Warrants And Options

      We currently have options outstanding for 5,819,621 shares of common stock, which are exercisable at prices ranging from $0.15 per share to $0.37 per share. We currently have warrants for 1,275,352 shares of common stock, which are exercisable at prices ranging from $0.20 per share to $0.25 per share.

Preferred Stock

      We currently have zero (0) shares of preferred stock outstanding.

Undesignated Stock

      We currently have 200,000,000 shares of capital stock authorized, of which 200,000,000 shares are deemed common stock and zero (0) shares are designated preferred stock. All of the shares of stock not yet issued are deemed to be common shares under the Minnesota Business Corporations Act, unless our Board otherwise designates the class and preferences of these unissued shares. Accordingly, the Board, without shareholder approval, may designate and cause to be issued one or more series of preferred stock having rights, preferences, privileges or restrictions, including dividend rights, rights and terms of redemption, liquidation preferences and voting rights, that may be greater than the rights of holders of common stock. The effect of an issuance of preferred shares might include, among other things, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change of control of our Company.

Board Of Directors

      Under the Company's Bylaws, the number of Directors to our Board is determined from time to time by our shareholders. We currently have three (3) active Directors serving on our Board and two (2) vacant positions. Our directors hold office for a term not to exceed five (5) years. Our Board or shareholders may remove a director at any time, with or without cause.

Amendment Of Our Bylaws

      Our Bylaws may be amended or repealed by our Board, provided that the Board may not amend or repeal a bylaw fixing a quorum for meetings of our shareholders, prescribing procedures for removing directors or filing vacancies in the Board.

Limitation Of Director Liability, Indemnification

      The Minnesota Business Corporations Act provides that we may be required to indemnify certain persons who become, or are threatened to be made, a party to a legal proceeding because they are or were at the time of the matter giving rise to the proceeding our officer, director employee or agent acting on our behalf. Under this provision of the Minnesota Business Corporations Act we are required to indemnify such persons against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees and disbursements incurred by the person. Upon request by the covered person, we may be required to advance that person's reasonable expenses, including attorneys' fees and disbursements upon written affirmation by the person that he or she is entitled to indemnification under the Minnesota Business Corporations Act and that he or she will repay all amounts advanced if it is determined that the criteria for reimbursement is not satisfied. We are only required to provide such indemnification if the person (i) is not otherwise indemnified by another organization or employee benefit plan for the same costs and expenses incurred in connection with the proceeding with respect to the same acts or omissions,
(ii) acted in good faith, (iii) received no improper personal benefit, (iv) with respect to a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) generally believed that the conduct was in the best interests of the corporation.

      Determinations as to whether the foregoing criteria for indemnification have been satisfied is to be made (i) by a majority of a quorum of the Board if the directors counted in establishing a quorum are not parties to the proceeding or (ii) if a quorum cannot be established, by a majority of a committee of the Board consisting of two or more members who are not parties to the proceeding or if such committee cannot be established, (iii) by special counsel selected by the Board or committee of the Board satisfying the criteria of clauses (i) or
(ii) or, if a special counsel is not appointed, (iv) by affirmative vote of a majority of the shares entitled to vote, provided that the shares held by parties to the proceeding are not to be counted for purposes of establishing a quorum.

Minnesota Anti-Takeover Law

      We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporations Act. In general, Section 302A.671 restricts the voting of certain percentages of voting control to be acquired in a control share acquisition of our voting stock (in excess of twenty percent (20%), thirty three and one third percent (33.3%) or fifty percent (50%)) until after shareholder approval of the acquisition is obtained. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of twenty percent (20%) or more in the election of Directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four (4) years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved by a majority of disinterested directors prior to the date the shareholder becomes an interested shareholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the corporation's voting stock.

      In the event of certain tender offers for capital stock Section 302A.675 precludes the tender offeror from acquiring additional shares of capital stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two (2) years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares of capital stock on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the Board of Directors consisting of all of its disinterested Directors (excluding present and former officers) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

      These provisions of the Minnesota Business Corporations Act could delay and make more difficult a business combination, particularly one opposed by the Board of Directors, even if the business combination could be beneficial, in the short term, to the interests of shareholders. These statutory provisions could also depress the price certain investors might be willing to pay in the future for shares of our common stock (because it may make hostile takeovers more difficult and costly, and therefore, less attractive to the potential pursuer).

      In addition, as described above, all of the shares of our stock authorized but not yet issued are deemed to be common shares under the Minnesota Business Corporations Act, unless our Board otherwise designates the class and preferences of these unissued shares. The ability of the Board to designate and issue these shares as shares with a preference over the common shares may have the effect of discouraging unsolicited attempts to acquire control of us. Also, because our Board has the power to determine the voting, dividends, liquidation preference or other rights of any preferred stock designated by the Board, the issuance of a series of preferred stock to persons friendly to the Board could effectively discourage or preclude the consummation of a change of control transaction.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Sales of substantial amounts of our common stock in the public market following this offering could negatively affect the market price of our common stock. Such sales could also impair our future ability to raise capital through the sale of our equity securities.

      At the time of this Prospectus, we have outstanding 135,480,087 shares of our common stock (including the 2,191,919 Commitment Shares issued to Fusion Capital pursuant to the Purchase Agreement). Of these shares, approximately:

      o 105,281,478 shares will be freely tradable by persons, other than "affiliates", without restriction under the Securities Act of 1933, as amended; and

      o 30,198,600 shares will be "restricted" securities, within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the Securities Act of 1933, as amended, unless an exemption from registration is available, including the exemption provided by Rule
            144. As of October 5, 2005, 135,198 shares are held by affiliates of Golden Phoenix, and may only be sold pursuant to Rule 144.

      In general, under Rule 144, a person or persons whose shares are aggregated, including any affiliate of Golden Phoenix who has beneficially owned restricted securities for at least one (1) year, would be entitled to sell within any three (3) month period, a number of shares that does not exceed one percent (1%) of the number of common stock then outstanding.

      Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about Golden Phoenix. Under Rule 144(k), a person who is not considered to have been an affiliate of Golden Phoenix at any time during the ninety (90) days preceding a sale, and who has beneficially owned restricted securities for at least two (2) years, including the holding period of any prior owner except an affiliate of Golden Phoenix, may sell these shares without following the terms of Rule 144.

                               SELLING SHAREHOLDER

      The following table presents information regarding the selling shareholder. Neither the selling shareholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

                                                   Percentage of                      Percentage of
                                                    Outstanding                        Outstanding
                                     Shares           Shares                             Shares
                                  Beneficially     Beneficially      Shares to be     Beneficially
                                  Owned Before     Owned Before       Sold in the      Owned After
Selling Shareholder                Offering(1)      Offering(2)       Offering(1)      Offering(3)
--------------------------          --------         --------          --------         --------
Fusion Capital Fund II, LLC        6,599,808            4.87%          22,191,919        2.80%

(1) Includes 2,191,919 Commitment Shares of our common stock acquired in connection with the Purchase Agreement.

(2) Applicable percentage of ownership is based on 135,480,087 shares of common stock outstanding as of October 5, 2005, together with securities exercisable or convertible into shares of common stock within sixty (60) days of October 5, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty
      (60) days of October 5, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(3) Applicable percentage of ownership is based on 135,480,087 shares of common stock outstanding as of October 5, 2005, together with securities exercisable or convertible into shares of common stock within sixty (60) days of October 5, 2005 and the 22,191,919 shares being registered in connection with this registration statement. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of October 5, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

      As of October 5, 2005, 2,191,919 Commitment Shares of our common stock have been acquired by Fusion Capital in connection with the Purchase Agreement. Fusion Capital may acquire up to an additional $6.2 million in shares under the Purchase Agreement. Percentage of outstanding shares is based on 135,480,087 shares of common stock outstanding as of October 5, 2005 (including the 2,191,919 Commitment Shares issued to Fusion Capital pursuant to the Purchase Agreement), together with such additional shares of common stock that may be acquired by Fusion Capital from us under the Purchase Agreement after the date hereof. Fusion Capital may not purchase shares of our common stock under the Purchase Agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. Absent these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the Purchase Agreement, which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

      Steven G. Martin and Joshua B. Scheinfeld, principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.

                              PLAN OF DISTRIBUTION

      The common stock offered by this Prospectus is being offered by Fusion Capital, the selling shareholder. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

      o     ordinary brokers' transactions;

      o     transactions involving cross or block trades;

      o through brokers, dealers, or underwriters who may act solely as agents

      o     "at the market" into an existing market for the common stock;

      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

      o     in privately negotiated transactions; or

      o     any combination of the foregoing.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

      Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

      Fusion Capital is an "underwriter" within the meaning of the Securities
Act.

      Neither we, nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a Prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

      We will pay all expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

      Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

      We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

      This offering will terminate on the date that Fusion Capital has sold all shares offered by this Prospectus.

                                  LEGAL MATTERS

      [Halleland Lewis Nilan & Johnson, P.A.] has passed upon the validity of the shares offered.

                                     EXPERTS

      The audited financial statements of Golden Phoenix, included in this Prospectus and elsewhere in the registration statement have been audited by HJ & Associates, LLC, independent registered public accountants for the fiscal years ended December 31, 2004 and December 31, 2003, as indicated in its respective reports, and are included in reliance on the authority of the firm as an expert giving reports.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed, with the Securities and Exchange Commission, Washington, DC, a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock offered. This Prospectus does not contain all of the information set forth in the Registration Statement, the exhibits and schedules. For further information, about our common stock and us, please refer to the

Registration Statement, exhibits and schedules. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

      The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the web site is http://www.sec.gov.

                        GLOSSARY OF CERTAIN MINING TERMS

      ACID MINE DRAINAGE -- Acidic run-off water from mine waste dumps and mill tailings ponds containing sulfide minerals. Also refers to ground water pumped to surface from mines.

      ADIT -- An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

      ALTERATION -- Any physical or chemical change in a rock or mineral subsequent to its formation. Milder and more localized than metamorphism.

      ALLOCHTHON -- Rocks that have been moved a long distance from their place of deposition by some tectonic process, generally related to overthrusting or recumbent folding.

      ANTICLINE -- An arch or fold in layers of rock shaped like the crest of a wave.

      ASSAY -- A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

      BACKFILL -- Waste material used to fill the void created by mining an orebody.

      BASEMENT ROCKS -- The underlying or older rock mass. Often refers to rocks of Precambrian age, which may be covered, by younger rocks.

      BASE METAL -- Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.)

      BEDDING -- The arrangement of sedimentary rocks in layers.

      BENEFICIATION -- The process of improving the grade of ore by milling, roasting, etc.

      BLOCK CAVING -- An inexpensive method of mining in which large blocks of ore are undercut, causing the ore to break or cave under its own weight.

      BRECCIA -- A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

      BRECCIATION -- The mechanical process of making a breccia.

      BULK MINING -- Any large-scale, mechanized method of mining involving many thousands of tones of ore being brought to surface per day.

      "CARLIN" type gold deposit -- A genetic model for sediment hosted gold deposit patterned after occurrences near Carlin, Nevada.

      CATHODE -- A rectangular plate of metal, produced by electrolytic refining, which is melted into commercial shapes such as wirebars, billets, ingots, etc.

      CERCLA -- Comprehensive Environmental Response, Compensation and Liability Act

      CHALCOCITE -- A sulfide mineral of copper common in the zone of secondary enrichment.

      CHANNEL SAMPLE -- A sample composed of pieces of vein or mineral deposit that have been cut out of a small trench or channel, usually about 10 cm wide by 2 cm deep.

      CHERT -- A compact, siliceous rock formed of chalcedonic or opaline silica and of organic or precipitated origin.

      CHUTE -- An opening, usually constructed of timber and equipped with a gate, through which ore is drawn from a stope into mine cars.

      CLASTIC ROCKS -- Consisting of fragments of rocks that have been moved from their place of origin.

      COMPLEX ORE -- An ore containing a number of minerals of economic value. The term often implies that there are metallurgical difficulties in liberating and separating the valuable metals.

      CONCENTRATE -- A fine, powdery product of the milling process containing a high percentage of valuable metal.

      CONGLOMERATE -- A sedimentary rock consisting of rounded, water-worn pebble or boulders cemented into a solid mass.

      CONTACT -- A geological term used to describe the line or plane along which two different rock formations meet.

      CORE -- The long cylindrical piece of rock, from one to three inches in diameter, brought to surface by diamond drilling.

      CROSSCUT -- A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.

      CSAMT -- Controlled Source Audio-frequency Magneto-Tellurics, a geophysical technique.

      CUT-AND-FILL -- A method of stoping in which ore is removed in slices, or lifts, and then the excavation is filled with rock or other waste material (backfill), before the subsequent slice is extracted.

      DECLINE -- An underground passageway connecting one or more levels in a mine, providing adequate traction for heavy, self-propelled equipment. Such underground openings are often driven in an upward or downward spiral, much the same as a spiral staircase.

      DEVELOPMENT -- Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

      DEVELOPMENT DRILLING -- Drilling to establish accurate estimates of mineral reserves.

      DIAMOND DRILL -- A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

      DIKE -- A long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.

      DILUTION (mining) -- Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

      DIP -- The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

      DISSEMINATED ORE -- Ore carrying small particles of valuable minerals spread more or less uniformly through the host rock.

      DORE -- Unparted gold and silver poured into molds when molten to form buttons or bars. Further refining is necessary to separate the gold and silver.

      DRIFT -- A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a crosscut which crosses the rock formation.

      DRILL-INDICATED RESOURCE -- The size and quality of a potential orebody as suggested by widely spaced drillholes; more work is required before the resource can be classified as probable or proven reserves.

      DUE DILIGENCE -- The degree of care and caution required before making a decision; loosely, a financial and technical investigation to determine whether an investment is sound.

      DUMP -- A site where solid waste rock from a mining operation is disposed of.

      ELECTROLYTIC REFINING -- The process of purifying metal ingots that are suspended as anodes in an electrolytic bath, alternated with refined sheets of the same metal which act as starters or cathodes.

      EM -- Electro-Magnetics, a geophysical technique.

      ENVIRONMENTAL IMPACT STUDY -- A written report, compiled prior to production decision that examines the effects proposed mining activities will have on the natural surroundings.

      EPA -- Environmental Protection Agency.

      EPITHERMAL DEPOSIT -- A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

      EXPLORATION -- Work involved in searching for ore, usually by drilling or driving a drift.

      FACE -- The end of a drift, crosscut or stope in which work is taking place.

      FISSURE -- An extensive crack, break or fracture in rocks.

      FLOAT -- Pieces of rock that have been broken off and moved from their original location by natural forces such as frost or glacial action.

      FLOTATION -- a milling process in which valuable mineral particles are induced to become attached to bubbles and float, while others sink.

      FOOTWALL -- The rock on the underside of a vein or ore structure.

      FRACTURE -- A break in the rock, the opening of which allows mineral-bearing solutions to enter. A "cross-fracture" is a minor break extending at more-or-less right angles to the direction of the principal fractures.

      FREE MILLING -- Ores of gold or silver from which the precious metals can be recovered by concentrating methods without resort to pressure leaching or other chemical treatment.

      GALENA -- Lead sulfide, the most common ore mineral of lead.

      GOSSAN -- The rust-colored capping or staining of a mineral deposit, generally formed by the oxidation or alteration of iron sulfides.

      GRAB SAMPLE -- A sample from a rock outcrop that is assayed to determine if valuable elements are contained in the rock. A grab sample is not intended to be representative of the deposit, and usually the best-looking material is selected.

      GRADE -- The average assay of a ton of ore, reflecting metal content.

      HANGINGWALL -- The rock on the upper side of a vein or ore deposit.

      HEAD GRADE -- The average grade of ore fed into a mill.

      HEAP LEACHING -- A process involving the percolation of a cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.

      HIGH GRADE -- Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

      HOST ROCK -- The rock surrounding an ore deposit.

      HYDROMETALLURGY -- The treatment of ore by wet processes (e.g., leaching) resulting in the solution of a metal and its subsequent recovery.

      HYDROTHERMAL -- An adjective applied to heated or hot magmatic emanations rich in water, to the processes in which they are concerned, and to the rocks, ore deposits, alteration products, and springs produced by them.

      INTERBEDDED -- Occurring between beds, or lying in a bed parallel to other beds of different material.

      INTRUSIVE -- A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

      IP -- Induced Polarization

      "KUROKO" type massive sulfide - A genetic model for a volcanogenic massive sulfide deposit patterned after occurrences at Kuroko, Japan.

      JASPEROID -- A rock consisting essentially of cryptocrystalline, chalcedonic, or phenocrystalline silica, which has formed by the replacement of some other material, ordinarily calcite or dolomite.

      LAGGING -- Planks or small timbers placed between steel ribs along the roof of a stope or drift to prevent rocks from falling, rather than to support the main weight of the overlying rocks.

      LENS -- Generally used to describe a body of ore that is thick in the middle and tapers towards the ends.

      LEVEL -- The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 meters or more apart.

      LITHOLOGY -- The physical character of a rock.

      LIMESTONE -- A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

      LODE -- A mineral deposit in solid rock.

      MARCASITE -- White iron pyrites, a common mineral associated in ore deposits.

      METAMORPHIC ROCKS -- Rocks which have undergone a change in texture or composition as the result of heat and/or pressure.

      MILL -- A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal.

      MILLING ORE -- Ore that contains sufficient valuable mineral to be treated by milling process.

      MINERAL -- A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

      MINERALIZATION -- The act or process of mineralizing.

      MINERALIZED MATERIAL OR DEPOSIT -- A mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

      MUCK -- Ore or rock that has been broken by blasting.

      NATIVE METAL -- A metal occurring in nature in pure form, uncombined with other elements.

      NET PROFIT INTEREST -- A portion of the profit remaining after all charges, including taxes and bookkeeping charges (such as depreciation) have been deducted.

      NET SMELTER RETURN -- A share of the net revenues generated from the sale of metal produced by a mine.

      OPEN PIT -- A mine that is entirely on surface. Also referred to as an open-cut or open-case mine.

      ORE -- Mineralized material that can be mined and processed at a positive cash flow.

      ORE PASS -- Vertical or inclined passage for the downward transfer of ore connecting a level with the hoisting shaft or a lower level.

      OREBODY -- A natural concentration of valuable material that can be extracted and sold at a profit.

      ORESHOOT -- The portion, or length, of a vein or other structure, that carries sufficient valuable mineral to be extracted profitably.

      OXIDATION -- A chemical reaction caused by exposure to oxygen that results in a change in the chemical composition of a mineral.

      PARTICIPATING INTEREST -- A company's interest in a mine, which entitles it to a certain percentage of profits in return for putting up an equal percentage of the capital cost of the project.

      PATENT -- The ultimate stage of holding a mineral claim, after which no more assessment work is necessary because all mineral rights have been earned.

      PATENTED MINING CLAIM -- A parcel of land originally located on federal lands as an unpatented mining claim under the General Mining Law, the fee simple title of which has been conveyed from the federal government to a private party pursuant to the patenting requirements of the General Mining Law.

      PILLAR -- A block of solid ore or other rock left in place to structurally support the shaft, walls or roof of a mine.

      PLACER - An alluvial or glacial deposit of sand and gravel, containing particles of gold or other valuable minerals.

      PORPHYRY -- Any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundmass.

      PRECAMBRIAN SHIELD -- The oldest, most stable regions of the Earth's crust, the largest of which is the Canadian Shield.

      PROSPECT -- A mining property, the value of which has not been determined by exploration.

      PROTOLITH -- The original lithology of an altered rock.

      PROBABLE (INDICATED) RESERVES -- Resources for which tonnage and grade and/or quality are computed primarily from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

      PROVEN (MEASURED) RESERVES -- Resources for which tonnage is computed from dimensions revealed in outcrops, trenches, workings or drill holes and for which the grade and/or quality is computed from the results of detailed sampling. The sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established. The computed tonnage and grade are judged to be accurate, within limits which are stated, and no such limit is judged to be different from the computed tonnage or grade by more than 20 percent.

      PROVEN AND PROBABLE MINERAL RESERVES -- Reserves that reflect estimates of the quantities and grades of mineralized material at a mine which the Company believes could be recovered and sold at prices in excess of the cash cost of production. The estimates are based largely on current costs and on projected prices and demand for such mineralized material. Mineral reserves are stated separately for each such mine, based upon factors relevant to each mine. Proven and probable mineral reserves are based on calculations of reserves provided by the operator of a property that have been reviewed but not independently confirmed by the Company. Changes in reserves represent general indicators of the results of efforts to develop additional reserves as existing reserves are depleted through production. Grades of ore fed to process may be different from stated reserve grades because of variation in grades in areas mined from time to time, mining dilution and other factors. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.

      RAISE -- A vertical or inclined underground working that has been excavated from the bottom upward.

      RAKE -- The trend of an orebody along the direction of its strike.

      RCRA -- Resource Conservation and Recovery Act

      RECLAMATION -- The restoration of a site after mining or exploration activity is completed.

      RECOVERY -- The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

      REPLACEMENT ORE -- Ore formed by a process during which certain minerals have passed into solution and have been carried away, while valuable minerals from the solution have been deposited in the place of those removed.

      RECRYSTALIZED -- The formation of new mineral grains in a rock while in a solid state.

      RESILICIFIED or RESILICIFICATION --The process of altering or recementing a rock which has been previously altered by the introduction of silica.

      RESERVES -- That parts of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "Ore" when dealing with metalliferous minerals. Reserves are further classified by SEC guidelines as "Proven Reserves" or "Probable Reserves" according to the degree of assurance in the reserve determination data.

      RESOURCE -- The calculated amount of material in a mineral deposit, based on limited drill information.

      RIB SAMPLES -- Ore taken from rib pillars in a mine to determine metal content.

      ROCKBOLTING -- The act of supporting openings in rock with steel bolts anchored in holes drilled especially for this purpose.

      ROCK MECHANICS -- The study of the mechanical properties of rocks, which includes stress conditions around mine openings and the ability of rocks and underground structures to withstand these stresses.

      ROOM-AND-PILLAR MINING -- A method of mining flat-lying ore deposits in which the mined-out area, or rooms, are separated by pillars of approximately the same size.

      ROTARY DRILL -- A machine that a drill holes by rotating a rigid, tubular string of drill rods to which is attached a bit. Commonly used for drilling large-diameter blastholes in open pit mines.

      ROYALTY -- An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

      RUN-OF-MINE -- A loose term used to describe ore of average grade.

      SAMPLE -- A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

      SECONDARY ENRICHMENT -- Enrichment of a vein or mineral deposit by minerals that have been taken into solution from one part of the vein or adjacent rocks and redeposited in another.

      SHALE - A laminated sediment in which the constituent particles are predominantly clay grade or size.

      SHAFT -- A vertical or steeply inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top, which lowers and raises a conveyance for handling personnel and materials.

      SHEAR OR SHEARING -- The deformation of rocks by lateral movement along unnumberable parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.

      SHRINKAGE STOPING -- A stoping method which uses part of the broken ore as a working platform and as support for the walls of the stope.

      SILICIFICATION -- The introduction of or replacement by silica.

      SILTSTONE -- A very fine-grained consolidated clastic rock composed predominantly of particles of silt grade or size.

      SKARN -- Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolostone formation.

      SOLVENT EXTRACTION-ELECTROWINNIG (SX/EW) -- A metallurgical technique, so far applied only to copper ores, in which metal is dissolved from the rock by organic solvents and recovered from solution by electrolysis.

      SPHALERITE -- A zinc sulphide mineral; the most common ore mineral of zinc.

      STEP-OUT DRILLING -- Holes drilled to intersect a mineralization horizon or structure along strike or down dip.

      STOCKPILE -- Broken ore heaped on surface, pending treatment or shipment.

      STOCKWORKS -- a rock mass interpenetrated by small veins.

      STOPE -- An underground excavation from which ore has been extracted either above or below mine level.

      STRATIGRAPHY -- Strictly, the description of bedded rock sequences; used loosely, the sequence of bedded rocks in a particular area.

      STRIKE -- The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

      STRINGER -- A narrow vein or irregular filament of a mineral or minerals traversing a rock mass.

      STRIPPING RATIO -- The ratio of tons removed as waste relative to the number of tons or ore removed from an open pit mine.

      SUBLEVEL -- A level or working horizon in a mine between main working levels.

      SULPHIDE (SULFIDE) -- A compound of sulfur and some other element.

      TAILINGS -- Material rejected from a mill after more of the recoverable valuable minerals have been extracted.

      TAILINGS POND -- A low-lying depression used to confine tailings, the prime function of which is to allow enough time for heavy metals to settle out or for cyanide to be destroyed before water is discharged into the local watershed.

      TREND -- The direction, in the horizontal plane, or a linear geological feature (for example, an ore zone), measured from true north.

      TROY OUNCE -- Unit of weight measurement used for all precious metals. The familiar 16-ounce avoirdupois pound equals 14.583 Troy Ounces.

      UNPATENTED MINING CLAIM -- A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

      USD -- United States Dollars

      VEIN -- A mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock.

      VUG -- A small cavity in a rock, frequently lined with well-formed crystals. Amethyst commonly forms in these cavities.

      WALL ROCKS -- Rock units on either side of an orebody. The hangingwall and footwall rocks of an orebody.

      WASTE -- Barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

      WINZE -- An internal shaft.

      ZONE OF OXIDATION -- The upper portion of an orebody that has been oxidized.

                          GOLDEN PHOENIX MINERALS, INC.

                              FINANCIAL STATEMENTS

                                 C O N T E N T S

Report of Independent Registered Public Accounting Firm.........................................................F-2

Balance Sheet as of December 31, 2004...........................................................................F-3

Statement of Operations as of December 31, 2004 and 2003........................................................F-5

Statement of Stockholders' Equity (Deficit).....................................................................F-7

Statement of Cash Flows as of December 31, 2004 and 2003.......................................................F-10

Notes to the Financial Statements..............................................................................F-12

Balance Sheets as of June 30, 2005 (Unaudited) and December 31, 2004...........................................F-36

Statement of Operations for the Six Months Ended June 30, 2005 and 2004 (Unaudited)............................F-38

Statement of Stockholders' Equity (Deficit) (Unaudited)........................................................F-40

Statement of Cash Flows for the Six Months Ended June 30, 2005 and 2004 (Unaudited)............................F-41

Notes to Financial Statements..................................................................................F-43

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Golden Phoenix Minerals, Inc.

Reno, Nevada

We have audited the accompanying balance sheet of Golden Phoenix Minerals, Inc. as of December 31, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Phoenix Minerals, Inc. at December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has generated significant losses from operations, has an accumulated deficit of $25,192,268 and has a working capital deficit of $7,610,574 at December 31, 2004, which together raises doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC
------------------------
HJ & Associates, LLC
March 29, 2005

                          GOLDEN PHOENIX MINERALS, INC.
                                  Balance Sheet

                                                           December 31,
                                   ASSETS                     2004
                                                           -----------

CURRENT ASSETS
  Prepaid expenses and other current assets                $   117,045
  Precious metals inventory                                    114,803
  Materials and supplies inventory                              16,429
                                                           -----------

    Total Current Assets                                       248,277
                                                           -----------

PROPERTY AND EQUIPMENT (Note 1)
  Land                                                          57,599
  Buildings                                                    116,020
  Vehicles                                                     266,464
  Computer equipment                                           107,104
  Office furniture and equipment                                18,221
  Mining and milling equipment and rolling stock             1,380,427
  Accumulated depreciation                                    (521,828)
                                                           -----------

    Total Property and Equipment, Net                        1,424,007
                                                           -----------

OTHER ASSETS
  Restricted funds - reclamation obligations (Note 4)        1,848,823
  Reclamation asset, net (Note 4)                            1,843,698
  Prepaid bond insurance premiums                              406,912
  Deposits                                                      15,464
                                                           -----------

    Total Other Assets                                       4,114,897
                                                           -----------

    TOTAL ASSETS                                           $ 5,787,181
                                                           ===========

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                                  Balance Sheet

                                                                                                     December 31,
                                                                                                         2004
                                                                                                     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Bank overdraft                                                                                     $     41,601
  Accounts payable                                                                                      1,757,459
  Accrued liabilities (Note 7)                                                                          4,787,546
  Current portion of long term debt (Note 9)                                                               89,575
  Capital lease obligations-current portion (Note 8)                                                       33,929
  Convertible notes payable and related accrued interest (Note 10)                                        779,521
  Amounts due to related parties (Note 6)                                                                 369,220
                                                                                                     ------------

    Total Current Liabilities                                                                           7,858,851
                                                                                                     ------------

LONG-TERM LIABILITIES
  Reclamation obligation (Note 4)                                                                       2,352,235
  Long-term debt (Note 9)                                                                                  77,029
  Capital lease obligations (Note 8)                                                                        7,004
                                                                                                     ------------

    Total Long-Term Liabilities                                                                         2,436,268
                                                                                                     ------------

    Total Liabilities                                                                                  10,295,119
                                                                                                     ------------

COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, no par value, 50,000,000 shares authorized, no shares issued and outstanding                --
  Common stock, no par value, 150,000,000 shares authorized, 119,721,984 issued and outstanding        20,684,330
  Accumulated deficit                                                                                 (25,192,268)
                                                                                                     ------------
    Total Stockholders' Equity (Deficit)                                                               (4,507,938)
                                                                                                     ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                             $  5,787,181
                                                                                                     ============

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                             Statement of Operations

                                                                                  For the Years Ended
                                                                                  December 31
                                                                                      2004              2003
                                                                                  -----------       -----------
REVENUES
   Sale of precious metals                                                        $ 1,560,419       $    98,097
                                                                                  -----------       -----------

EXPENSES
  Cost of mining operations                                                         3,289,569           296,725
  Exploration, mineral property leases, and minimum work commitment expenses        1,483,255           917,363
  Accretion expense                                                                   133,507           118,532
  General and administrative                                                        1,862,699         1,099,717
  Investor relations and professional fees                                            228,415           533,218
  Salaries and wages                                                                  752,356           357,377
  Depreciation and depletion                                                          170,547            85,517
                                                                                  -----------       -----------

    Total Expenses                                                                  7,920,348         3,408,449
                                                                                  -----------       -----------

LOSS FROM OPERATIONS                                                               (6,359,929)       (3,310,352)
                                                                                  -----------       -----------

OTHER INCOME (EXPENSE)
  Interest income                                                                         428            20,955
  Interest expense                                                                   (121,451)         (141,969)
  Loss on extinguishment of debt                                                           --                --
  Realized gain on available-for-sale securities                                           --             1,290
  Loss on impairment of investments                                                        --                --
  Sale of interest in mineral property                                                     --           125,000
  Precious metal by-product sales net of related costs                                     --          (369,266)
  Other income, net                                                                    10,944            14,454
                                                                                  -----------       -----------

    Total Other Income (Expense)                                                     (110,079)         (349,536)
                                                                                  -----------       -----------

    LOSS BEFORE INCOME TAXES                                                      $(6,470,008)      $(3,659,888)
                                                                                  -----------       -----------

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                             Statement of Operations

                                                                                       For the Years Ended December 31
                                                                                         2004                2003
                                                                                     -------------       -------------

LOSS BEFORE INCOME TAXES                                                             $  (6,470,008)      $  (3,659,888)

INCOME TAXES                                                                                    --                  --
                                                                                     -------------       -------------

LOSS BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE                                   (6,470,008)         (3,659,888)

   Cumulative effect of change in accounting  principle, net of no income taxes                 --             693,828
                                                                                     -------------       -------------

NET LOSS                                                                             $  (6,470,008)      $  (2,966,060)
                                                                                     =============       =============

BASIC LOSS PER SHARE
   Basic loss per share                                                              $       (0.06)      $       (0.03)
                                                                                     =============       =============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                                          108,928,872          89,435,621
                                                                                     =============       =============


   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                   Statement of Stockholders' Equity (Deficit)

                                Preferred Stock            Common Shares
                                ---------------            -------------
                                                                                     Stock
                                                                                 Subscription     Deferred      Accumulated
                               Shares      Amount       Shares        Amount      Receivable        Costs         Deficit
                               ------      ------       ------        ------      ----------        -----         -------
Balance, December 31, 2002           --      $   --    76,881,842  $ 13,248,089    $ (490,457)    $ (300,000)  $(15,756,200)
Issuance of common stock
   for services                      --          --       743,674       269,073             --             --
Issuance of common stock
   for cash                          --          --     4,911,305     1,760,000             --
Issuance of common stock
   for exploration and
   property costs                    --          --       253,800        58,827             --             --             --
Issuance of common stock
   for warrants exercised            --          --    14,940,839     1,563,413       (60,000)             --             --
Issuance of common stock
   pursuant to a
   consulting agreement              --          --     1,500,000       525,000             --      (525,000)
Issuance of common stock
   for directors fees                --          --        46,830        16,560             --             --             --
Issuance for common stock
   for software
   maintenance and
   extinguishments of debt           --          --        55,180        22,072             --             --
Cash received on stock
   subscription receivable           --          --            --            --        376,430             --             --

Balance Forward                      --      $   --    99,333,470  $ 17,463,034    $ (174,027)    $ (825,000)  $(15,756,200)

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                   Statement of Stockholders' Equity (Deficit)

                                Preferred Stock            Common Shares
                                ---------------            -------------
                                                                                     Stock
                                                                                 Subscription     Deferred      Accumulated
                               Shares      Amount       Shares        Amount      Receivable        Costs         Deficit
                               ------      ------       ------        ------      ----------        -----         -------
Balance Forward                      --      $   --    99,333,470  $ 17,463,034    $ (174,027)    $ (825,000)  $(15,756,200)
Cash received on stock
   subscriptions receivable          --          --            --            --        174,027             --             --
Amortization of deferred
   costs                             --          --            --            --             --        233,750             --
Stock offering costs                 --          --            --     (175,825)             --             --             --
Net loss for the year
   ended, December 31, 2003          --          --            --            --             --             --    (2,966,060)
Balance, December 31, 2003           --      $   --    99,333,470  $ 17,287,209        $    --     $(591,250)  $(18,722,260)

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
             Statement of Stockholders' Equity (Deficit) (Continued)

                                Preferred Stock            Common Shares
                                ---------------            -------------
                                                                                     Stock
                                                                                 Subscription     Deferred      Accumulated
                               Shares      Amount       Shares        Amount      Receivable        Costs         Deficit
                               ------      ------       ------        ------      ----------        -----         -------
Balance December 31, 2003            --      $   --    99,333,470  $ 17,287,209       $     --    $ (591,250)  $(18,722,260)
Issuance of common stock
   for warrants exercised            --          --     9,728,884     1,230,805             --             --             --
Issuance of common stock
   for cash                          --          --    10,528,587     2,410,341             --             --             --
Issuance of common stock
   for directors fees                --          --         7,815         2,190             --             --             --
Issuance for common stock
   for services                      --          --       123,228        38,785             --             --             --
Amortization of deferred
   costs                             --          --            --            --             --        306,250             --
Stock offering costs                 --          --            --     (285,000)             --        285,000             --
Net loss for the year
   ended, December 31, 2004          --          --            --            --             --             --    (6,470,008)
                                 ------      ------   -----------  ------------       --------       --------  ------------
Balance, December 31, 2004           --      $   --   119,721,984  $ 20,684,330       $     --       $     --  $(25,192,268)
                                 ======      ======   ===========  ============       ========       ========  ============

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                             Statement of Cash Flows

                                                                                   For the Years Ended December 31,
                                                                                   --------------------------------
                                                                                       2004               2003
                                                                                   ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                                                         $ (6,470,008)      $ (2,966,060)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and depletion                                                           70,547             85,517
    Accretion expense                                                                   133,507            118,532
    Cumulative effect of change in accounting principles                                     --           (693,828)
    Common stock issued for services                                                     40,975            285,634
    Common stock issued for exploration and property costs                                   --             80,899
    Amortization of deferred costs                                                      306,250            218,750
  Changes in operating assets and liabilities:
    (Increase) in accounts and other receivables                                          1,500             (1,500)
    (Increase) in prepaid expenses and other current assets                              87,346           (568,869)
    (Increase) in inventories                                                            80,229           (211,461)
    (Increase) in reclamation asset                                                          --         (1,200,196)
    (Increase) decrease in restricted cash                                              (29,924)             2,918
    (Increase) in deposits                                                                5,570             (5,423)
    Increase (decrease) in accounts payable                                           1,498,311           (125,990)
    Increase in accrued liabilities                                                     765,129            725,850
    Increase in reclamation obligation                                                       --          1,200,196
                                                                                   ------------       ------------

      Net Cash Used by Operating Activities                                          (3,410,568)        (3,055,031)
                                                                                   ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                                   (582,041)          (100,583)
                                                                                   ------------       ------------

  Net Cash Used by Investing Activities                                            $   (582,041)      $   (100,583)
                                                                                   ------------       ------------

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                             Statement of Cash Flows

                                                                                For the Years Ended
                                                                                    December 31,
                                                                                2004               2003
                                                                            ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES Bank Overdraft                         $     41,601       $         --
  Principal payments on capital lease obligations                                (36,912)           (45,388)
  Payments on notes payable and long-term debt                                   (93,784)           (31,394)
  Proceeds from notes payable and long-term debt                                  33,296                 --
  Cash receipts on stock subscription receivable                                      --            410,457
  Proceeds from exercise of options and warrants                               1,195,805          1,496,412
  Proceeds from the conversion of preferred stock                                     --                 --
  Stock offering costs                                                                --            (20,825)

    Net proceeds from sale of common stock                                     2,410,341          1,760,000
                                                                            ------------       ------------

    Net Cash Provided by Financing Activities                                  3,550,347          3,569,262
                                                                            ------------       ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (442,262)           413,648

CASH AND CASH EQIVALENTS AT BEGINNING OF YEAR                                    442,262             28,614
                                                                            ------------       ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $         --       $    442,262
                                                                            ============       ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Paid for Interest                                                    $      7,848       $     14,948
  Cash Paid for Income Taxes                                                $         --       $         --

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for services                                          $     40,975       $    285,634
  Common stock issued for exploration and property costs                    $         --       $     80,899
  Debt applied for the exercise of stock options and warrants               $         --       $      7,000

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Golden Phoenix Minerals, Inc. (the Company) was incorporated under the laws and of the state of Minnesota on June 2, 1997. The Company is engaged in the operation, exploration and development of mineral properties in Nevada and other parts of the western United States. The Company controls its mineral property interests through ownership, leases, and mining claims. The Company is planning exploration and development of selected properties with the intent of conducting precious and base mining and production operations. The Company is continually investigating new mineral properties for potential exploration, development and operation. The Company intends to attempt to provide joint venture opportunities to other large mining companies to work with the Company in these activities. In mid-2003, the Company began formal operation of its Mineral Ridge property. As of December 31, 2004, the operations of the Mineral Ridge Mine has been winter-idled.

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year-end.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash balances and instruments with maturities of three months or less at the time of purchase.

Concentrations

Concentration of Credit Risk - Financial instruments which potentially subject the Company to credit risk consist primarily of cash in bank. The Company maintains its cash in a bank deposit account insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company's account at times, may exceed federally insured limits.

Concentration of Operations - The Company's operations are all related to the minerals and mining industry. A reduction in mineral prices or other disturbances in the minerals market could have an adverse effect on the Company's operations.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

During 2004, 100% of revenues consisted of precious metal sales to one party.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

                                                         For the Years Ended December 31,
                                                         --------------------------------
                                                            2004                 2003
                                                            ----                 ----

Net loss per share from operations:

Numerator - net loss                                   $   (6,470,008)      $   (2,966,060)

Denominator - weighted average shares outstanding         108,923,872           89,435,621
                                                       --------------       --------------

Basic loss per share                                   $        (0.06)      $        (0.03)
                                                       ==============       ==============

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

The Company's outstanding common stock options and warrants have been excluded from the basic loss per share calculation as they are anti-dilative. The Company has excluded 7,531,153 common stock equivalents at December 31, 2004.

Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2004 and 2003:

                                  2004              2003
                               -----------       -----------

Deferred tax assets:
   NOL Carryover               $ 7,644,580       $ 5,071,800
   Accrued Expenses                233,615           233,700
   Depreciation                    282,095
Deferred tax liabilities:
   Depreciation                         --           (48,900)
Valuation allowance             (8,160,290)       (5,256,600)
                               -----------       -----------

   Net deferred tax asset      $        --       $        --
                               ===========       ===========

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the years ended December 31, 2004 and 2003 due to the following:

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

                                           2004              2003
                                        -----------       -----------

Book loss                               $(2,523,300)      $(1,151,240)
Accrued compensation                             --            (1,255)
Depreciation                                     --           (27,520)
Other                                         1,385             1,120
Stock for services/options expense           18,775           142,950
Valuation allowance                       2,503,140         1,035,945
                                        -----------       -----------
Net tax provision                       $        --       $        --
                                        ===========       ===========

At December 31, 2004, the Company had net operating loss carry-forwards of approximately $19,000,000 that may be offset against future taxable income from the year 2004 through 2024. No tax benefit has been reported in the December 31, 2004 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in the future years.

Inventories

Precious metals inventories consists of concentrate ore and dore', including that which is on deposit at a refinery awaiting instructions to sell from the Company. All inventories are valued at the lower of cost or market, with cost being determined using the first-in, first-out methods.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Revenue Recognition

Revenue from the sale of precious metals is recognized when title and risk of loss passes to the buyer. Currently, all precious metals are delivered to a refinery where they are held until sell instructions are given by the Company at which time revenue is recognized.

Property and Equipment

Property and equipment are stated at cost. Depreciation, which includes depreciation of assets acquired through capital leases, is calculated using the straight line method over estimated useful lives as follows:

Mining equipment                                   5-7 years
Computer equipment                                 3-5 years
Furniture and equipment                            5-7 years
Vehicles                                           5 years
Buildings                                          40 years

For the years ended December 31, 2004 and 2003, the Company recorded depreciation expense of $134,391 and $71,347, respectively related to property and equipment.

Valuation and Measurement of Equity Instruments

Except for transactions with employees that are within the scope of APB Opinion 25, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Additionally, in accordance with EITF 96-18, the Company has determined that the dates used to value the transaction are either (1) The date at which a commitment for performance by the counter party to earn the equity instruments is reached (a "performance commitment"); or (2) The date at which the counter party's performance is complete.

Stock Options

As permitted by FASB Statement 123 as amended by FASB Statement 148 "Accounting for Stock Based Compensation", the Company has elected to measure and record compensation cost relative to employee stock option costs in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations and make proforma disclosures of net income and earnings per share as if the fair value method of valuing stock options had been applied. Under APB Opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less that the market price of the underlying common stock on the date of grant.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Property Acquisition and Deferred Mineral Property Development Costs

Property acquisition and deferred mineral property development costs are recorded at cost and will be capitalized once determination has been made that a mineral property has proven or probable reserves. On the commencement of commercial production, depletion of each mineral property and associated accumulated costs will be provided on the units of production basis using estimated proven and probable reserves as the depletion basis.

Proven and Probable Ore Reserves

On a periodic basis, management reviews the reserves that reflect estimates of the quantities and grades of ore at our mineral properties which management believes can be recovered and sold at prices in excess of the total cost associated with extraction and processing the ore. Management's calculations of proven and probable ore reserves are based on, along with independent consultant evaluations, in-house engineering and geological estimates using current operating costs, metals prices and demand for our products. Periodically, management obtains external determinations of reserves.

Reserve estimates will change as existing reserves are depleted through production, as well as changes in estimates caused by changing production costs and/or metals prices. Reserves may also be revised based on actual production experience once production commences.

Proven and Probable Ore Reserves (Continued)

      Declines in the market price of metals, as well as increased production or capital costs or reduced recovery rates, may render ore reserves uneconomic to exploit. Should that occur, restatements or reductions in reserves and asset write-downs in the applicable accounting periods may be required. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

Properties Under Development

Upon determination that a mineral property can be economically developed and proven and probable reserves have been determined, costs incurred will be capitalized until the assets are put in service, at which time the capitalized costs will be depreciated and depleted in accordance with the policies previously described.

Financing costs, including interest, are capitalized on the basis of expenditures incurred for the acquisition and development of projects, without restriction to specific borrowings for these projects, while the projects are actively being prepared for proposed production. Capitalization is discontinued when the asset is ready for its intended use.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Exploration Properties

Mineral exploration expenditures are expensed as incurred. Property acquisition costs relating to exploration properties are also expensed until the economic viability of the project is determined and proven and probable reserves quantified. Costs associated with economically viable projects are depreciated and amortized in accordance with the policies described above. If a project is not viable, the accumulated project costs are charged to operations in the period in which that determination is made.

Closure, Reclamation and Remediation Costs

Current laws and regulations require certain closure, reclamation and remediation work to be done on mineral properties as a result of exploration, development and operating activities. The Company periodically reviews the activities performed on its mineral properties and makes estimates of closure, reclamation and remediation work that will need to be performed as required by those laws and regulations and makes estimates of amounts that are expected to be incurred when the closure, reclamation and remediation work is expected to be performed. Future closure, reclamation and environmental related expenditures are difficult to estimate in many circumstances due to the early stages of investigation, uncertainties associated with defining the nature an extent of environmental contamination, the uncertainties relating to specific reclamation and remediation methods and costs, application and changing of environmental laws, regulations and interpretation by regulatory authorities and the possible participation of other potentially responsible parties.

Presently, the Company does not have any closure, reclamation or remediation obligations with respect to any of its current mineral properties with the exception of the Mineral Ridge Property. The Company has estimated costs associated with closure, reclamation and environmental reclamation of the Mineral Ridge Property which have been reflected in its financial statements in accordance with generally accepted accounting principles, including the adoption of SFAS 143, Accounting for Asset Retirement Obligations, which the Company adopted effective January 1, 2003. See Note 4 for a related discussion.

Property Evaluations

The Company reviews and evaluates the recoverability of its properties when events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. Estimated future net cash flows, on an undiscounted basis, from a property are calculated using estimated recoverable ounces of minerals (considering current proven and probable reserves and mineralization expected to be classified as reserves); estimated future mineral price realization (considering historical and current prices, price trends and related factors); and operating, capital and reclamation costs. Reduction in the carrying value of property, plant and equipment, with a corresponding charge to earnings, are recorded to the extent that the estimated future net cash flows are less than the carrying value.

Estimates of future cash flows are subject to risks and uncertainties. It is reasonably possible that changes in circumstances could occur which may affect the recoverability of the Company's properties.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Impairment of Long-Lived Assets

Management reviews the net carrying value of all property and equipment and other long-lived assets, including mineral properties, on a periodic basis. We estimate the net realizable value of asset based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon the estimates of metal to be recovered from proven and probable ore reserves, future production cost estimates and future metals price estimates over the estimated remaining life of the mineral property. If undiscounted cash flows are less than the carrying value of a property, an impairment loss will be recognized based upon the estimated expected future cash flows from the property discounted at an interest rate commensurate with the risk involved.

Management's estimates of metals prices, recoverable proven and probable ore reserves, and operating, capital and reclamation costs are subject to risks and uncertainties of change affecting the recoverability of our investment in various projects. Although management believes it has made a reasonable estimate of these factors based on current conditions and information, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from our mineral properties and the need for asset impairment write-downs.

New Accounting Pronouncements

New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

On December 16, 2004 the FASB issued SFAS No. 123(R), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005. In addition, this new standard will apply to unvested options granted prior to the effective date. We will adopt this new standard effective for the fourth fiscal quarter of 2005, and have not yet determined what impact this standard will have on our financial position or results of operations.

This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-sharing Transactions, which amends FASB statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This statement also amends FASB Statement No. 67, Accounting for

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

In December 2004, the FASB issued SFAS No.153, Exchange of Nonmonetary Assets. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

The implementation of the provisions of these pronouncements are not expected to have a significant effect on the Company's consolidated financial statement presentation.

Preferred Stock

The Company has authorized 50,000,000 shares of no par value non-voting convertible preferred stock. In 1997, the Company's board of directors authorized the designation of a class of preferred stock convertible into ten shares of common stock for each share of preferred stock at a conversion rate of $0.10 per common share for a period of ten years from June 12, 1997. The Company did not determine any dividend rights, dividend rates, liquidation preferences, redemption provisions, and other rights, preferences, privileges and restrictions. At December 31, 2004, the Company had no shares of preferred stock issued and outstanding.

Advertising Expense

The Company expenses advertising expenses as incurred in accordance with SOP 93-7. The Company had no advertising expense for the years ended December 31, 2004 and 2003.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has experienced losses since its inception in 1997, and it has not generated revenues sufficient to cover its operating costs, has an accumulated deficit of $25,192,268 and a working capital deficit of $7,610,574 at December 31, 2004, which raises doubt about its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Management has obtained debt and equity financing to fund the Company's activities until sufficient revenues can be generated from operations. The Company has a common stock purchase agreement for a commitment to purchase up to $12 million of common stock by Fusion Capital, with a related registration statement filed with the Securities Exchange Commission declared effective in November 2003. The Company also plans to obtain funds through the exercise of outstanding stock warrants which would provide additional working capital to cover the costs of its mineral property and other corporate expenses. The Company is in the process of attempting to sell additional debt and equity financing from other sources. The Company intends to continue to seek joint ventures for its properties with third parties in order to alleviate some of the costs associated with it's current and future exploration, development and mining operation activities. Finally during 2003, the Company received the final permits from the state of Nevada and the Bureau of Land Management for its Mineral Ridge Mine and the Company posted the required reclamation bond which allowed the Company to begin operation and recovery of gold at that property. As of December 31, 2004, the operations at the Mineral Ridge Mine had been winter idled. The Company expects to place the Ashdown Property into operation during 2005 and anticipate generating revenues from those operations.

NOTE 3 - MINERAL PROPERTIES

Ashdown Project, Humboldt County, Nevada

The Ashdown gold-molybdenum project is located about 100 miles northwest of Winnemucca in Humboldt County, Nevada. The property covers about 6-square miles and is controlled by 101 unpatented mining claims.

The Company has signed two agreements for the Ashdown property; the first terminated due to the other party's failure to perform. These funds were not obtained and the agreement terminated. The second agreement is a joint venture signed directly with Win-Eldrich Mines on February 5, 2004. The terms of the agreement gives 60% to Golden Phoenix, as manager/operator of project, and 40% to Win-Eldrich Mines, as owner of the property. Golden Phoenix will earn an undivided vested 60% interest in the project in either of two ways: by placing the project into profitable production using a small pilot mill, or spending $5 million toward development of the project. The Company has four years to complete vesting into the project. Upon signing the agreement, Golden Phoenix paid Win-Eldrich $50,000, and beginning in three months after the signing, began paying $5,000 per month until a cash distribution through profitable production is achieved.

Golden Phoenix has begun an economic evaluation and has started the permitting process for a pilot mill, designed to run about 100 to 200 tons per day of high-grade molybdenum ore. The mill equipment and building has been transported to a site a short distance from the proposed milling site. Molybdenum ore is currently stockpiled at the mine site and was previously mined for a large metallurgical test conducted more than twenty years ago. It is estimated that considerable metal values lie in this stockpile. Golden Phoenix also plans to expand into a larger operation once production is underway.

During 2004, the Company conducted additional exploration drilling on the property.

The Company has a marketing agreement in place, which is an exclusive life-of-mine contract. When molybdenite production is underway, will take delivery at the mine site and is responsible for placing it with buyers at a number of worldwide locations.

By the end of the 2004, permit applications were being reviewed by the agencies and include the Water Pollution Control Permit, Reclamation Plan, and Right of Way Permit. The Air Quality Permit is ready to be submitted, and the Storm Water

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Permit has been received. Permitting efforts for the larger mill and open pit mine includes writing the Plan of Operations and gathering base line information for the Environmental Assessment. Other permit applications will be prepared and submitted once the Plan of Operations is submitted to the Bureau of Land Management.

During 2004, the Company had spent $658,596 on this project and assumed long term debt of approximately $82,500.

Mineral Ridge Property

On November 7, 2000 the Company purchased the Mineral Ridge gold mine and related land, property and equipment located near Silver Peak, Nevada.

Previously existing permits associated with the Mineral Ridge mining operations had either expired or were under review by the State of Nevada and the Bureau of Land Management (BLM) with the obtaining of new permits dependent upon the Company's proposed plan of mining operations. Accordingly, the Mineral Ridge mine was placed in operation during the spring of 2004. The mine was acquired with minimum maintenance activities being conducted. Operations have yielded certain amounts of precious metal product that has been sold resulting in revenues of $1,560,419 in 2004 and $98,097 in 2003. Costs associated with these activities totaled $3,289,569 in 2004 and $296,725 in 2003. The proceeds from the sale of the precious metal have been reflected net of the associated property maintenance costs as part of other income and expense in the accompanying financial statement.

Based on the Company's proposed mine operating plan, the Company had been in the process of obtaining new mine operation permits, including a current reclamation permit. In May 2003, the new operating and reclamation permits were granted, specifying an increase in the amount of the dedicated reclamation funds to approximately $2,693,000. Accordingly, the Company obtained a reclamation surety bond for a corresponding amount (See Note 5). The Company began formal operation of the Mineral Ridge property in September 2003 and concluded full operations during the spring of 2004. During December 2004, the company suspended operations of the Mineral Ridge Mine, and is currently processing the heap leach pads. Gold and silver continue to be recovered.

The recovery operation on the property currently uses a cyanide heap leaching process to extract the precious metals, principally gold with some silver by-product.

The Company has determined, with the assistance of independent and qualified consultants, that the Mineral Ridge mine and related mineral property has economically feasible proven and probable ore reserves of 2,400,000 tons averaging 0.076 troy ounces of gold per ton for 181,400 ounces of recoverable gold at an 81 percent recovery. There were an additional 10,000 ounces estimated to be on the leach pad. As of December 31, 2004, the operations at the Mineral Ridge Mine had been winter idled.

Borealis Property

The Company had a 100% interest in a mineral property, situated in Mineral County, Nevada, known as the Borealis Property ("Borealis Property").

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

On May 8, 2003, the Company signed an Agreement in Principle for the assignment of a 50% interest in its Borealis Gold Property to Gryphon Gold Corporation ("Gryphon"), a Nevada Corporation. To earn a 50% interest in the Borealis Gold Property, Gryphon must incur qualified expenditures on the property or make payments to the Company in the aggregate of $5,000,000 during the first forty-eight months from the date of the Agreement. Gryphon also has an option to acquire an additional 20% interest by incurring additional qualified expenditures of $4,000,000 on the property (or paying the amount to the Company) or producing a qualifying feasibility study.

The Company has determined with the assistance of independent and qualified consultants, that the Borealis Mineral Property has mineralized material without sufficient proven or probable reserves. Accordingly, the Borealis Mineral Property is considered to be in the exploration stage with all related costs and expenditures being expensed as incurred.

In the fourth quarter of 2004 the Company and Gryphon Gold entered into negotiations for the sale of Borealis to Gryphon. An agreement was made during January of 2005 for the sale of all Borealis rights held by the Company to Gryphon. The agreement is for cash payments of $1,400,000, with the first payment of $400,000 due on the agreement signing date. Payments of $250,000 are due every three months until full payment has been completed. Gryphon Gold is current on its payments.

Contact Copper Property

On January 28, 1998 the Company entered into a joint venture agreement with International Enexco Ltd. ("Enexco"). The Company had the option to purchase 60% of the rights to Enexco's interest in the Contact Copper Property for a total of $2,600,000 in Work Requirements and $313,000 in lease payments over a seven-year period.

On July 10, 1998, the Company entered into an Exploration License Agreement (the Agreement) with F.W. Lewis, Inc. granting the Company the exclusive right and license to explore the Contact Copper Property terminating December 31, 2002. The agreement required stock distributions of $2,200,000 of Golden Phoenix common stock minimum work requirements totaling $750,000 and monthly $2,500 lease payments. During 2003, the parties entered into amendments to the agreement extending the term of the exploration license through 2007 with $100,000 annual minimum work requirements and continuing the monthly $2,500 lease payments.

The Contact Copper Property currently does not have proven probable ore reserves. Accordingly, this property is considered to be in the exploration stage with all related costs and expenditures being expensed as incurred.

Both the Enexco and Lewis contracts were terminated by the Company on December 23, 2004. Under the contracts, stock and exploration liabilities remain in place. Reduction or elimination of these liabilities have been broached by the Company with both contract parties and discussions are continuing.

The Company retains six unpatented mining claims over a portion of what is known as the Banner Zone deposit. To date, these claims have the highest drill hold ore grades in the area of interest.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

NOTE 4 - RECLAMATION ASSET AND OBLIGATION

Effective January 1, 2003, the Company became subject to and adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which establishes a uniform methodology for accounting for estimated reclamation and abandoned costs. As of December 31, 2002, the Company had recognized a reclamation liability of $900,000 representing the net present value of the estimated reclamation costs related to the Mineral Ridge property given its condition at the time of acquisition in October 2000. No additional liability was recorded from the time of acquisition through December 31, 2002 since the property was not in production and existing generally accepted accounting principles did not provide for the recognition of addition liability under those circumstances. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Fair value is determined by estimating the retirement obligations in the period the asset is first placed in service or acquired and then adjusted for the amount of estimated inflation and market risk contingencies to the projected settlement date of the liability. The result is then discounted to a present value from the projected settlement date to the date the asset was first placed in service or acquired. The present value of the asset retirement obligation is recorded as an additional property cost and as an asset retirement liability. The amortization of the additional property cost (using the units of production method) is being included in depreciation expense and the accretion of the discounted liability is being recorded as a separate operating expense in the Company's statement of operations with a corresponding increase in the reclamation liability. On this basis, using a credit adjusted risk free interest rate of 8.5%, the Company determined a reclamation asset of $1,063,300 and related reclamation obligation at October 2000 and eliminated the existing $900,000 recorded obligation. Accretion of the discounted liability through December 31, 2002 totaled $206,172 resulting in a reclamation liability totaling $1,269,472 and a net gain of $693,828 as a result of the cumulative effect of the change in this accounting principle which amount has been reflected separately as other income (expense) during the year ended December 31, 2003. Since the Mineral Ridge property was not in production prior to December 31, 2002, no depreciation of the reclamation asset has been considered pursuant to the adoption of SFAS No. 143 for the period from October 2000 through December 31, 2002.

In connection with the new reclamation permit obtained in May 2003, the Company increased its estimated reclamation costs based on the new operating plan for the Mineral Ridge property. Accordingly, on June 1, 2003, the Company increased the Mineral Ridge property reclamation asset by $830,724 to $1,894,024 based on the revised estimate using a credit adjusted risk free interest rate of 8.5% with a corresponding increase in the related reclamation obligation. Depreciation of the reclamation asset was recognized for the year ended December 31, 2003 in the amount of $14,170 and $36,156 for the year ended December 31, 2004, using the units-of-production method.

Accretion expense related to the reclamation obligation for the year ended December 31, 2004, and 2003 was $133,507 and 118,532, respectively.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

The following is a description of the changes to the Company's asset retirement obligation from January 1 through December 31, 2004:

Reclamation obligation (asset retirement obligation) as reported at December 31, 2003      $2,218,728
Impact of adopting SFAS No. 143                                                                    --
Accretion expense:
Revision in reclamation cost estimates                                                             --
Accretion expense - January 1, 2004 through December 31, 2004                                 133,507
                                                                                           ----------
Reclamation obligation at December 31, 2004                                                $2,352,235
                                                                                           ==========

NOTE 5 - RECLAMATION SURETY BOND

During May 2003, The Company entered into an insurance backed financial assurance program for a surety bond, to secure the $2,693,000 reclamation bond for the Mineral Ridge property. The program structure includes an insurance policy that will pay reclamation expenses as they occur. During June 2003, the Company transferred to the insurance company approximately $1,800,000 of the reclamation cash deposits that had been presented in previous periods as restricted cash for the reclamation of the Mineral Ridge property. The Company has paid an additional $526,505 of premiums on the reclamation bond policy through December 31, 2004. The Company is obligated to pay $11,311 annually thereafter which amount will be expensed during the year incurred.

Of the total initial premium of $2,326,505, $1,796,652 represents a Reclamation Experience Account which funds are directly available to the Company to use for closure, reclamation and remediation activities once they commence based on the existing known condition of the Mineral Ridge property. This amount has been reflected as part of the Restricted Funds-Reclamation Obligations asset in the accompanying financial statements. The remaining amount consists of an $11,311 annual insurance premium, which is being amortized over a 12-month period and $518,542, which represents the portion of the premium to be amortized over the 12-year term of the policy. At December 31, 2004, the total current portion of the prepaid insurance premiums related to this policy totaled $47,925 and the long-term portion totaling $406,912.

The insurance enabled the Company to acquire the necessary reclamation bond at a fixed and discounted rate for a term of twelve years. It also allowed the Company the flexibility to increase its bond in the future to an aggregate limit of $4 million, should it move into Phase 2 of its operations at Mineral Ridge. With the filing of the reclamation bond, the Company has begun Phase 1 of its

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

operating plan to produce gold from the mine. This included the restart of the leaching of gold from the existing leach pad which has already commenced. As of December 31, 2004, the operations at the Mineral Ridge Mine had been winter idled.

NOTE 6 - AMOUNTS DUE TO RELATED PARTIES

At various times officers and shareholders of the Company have advanced funds to pay operating, general and administration costs with the Company making partial repayments periodically. As of December 31, 2004, a total of $208,962 was payable to these related parties. Interest has been imputed at a rate of 8% on amounts outstanding in excess of twelve months. As of December 31, 2004, total accrued interest of $76,710 has been recognized. These advances along with the imputed accrued interest are unsecured and due on demand.

In addition to the above related party notes, one long term note payable was issued for the purchase of what is known as the Ashdown Pilot Mill for $200,000. The note has had payments made with a balance now due of $83,548. After the note was issued the holder became an employee of the company.

The Company incurred related party interest expense of $20,902 and $21,831 for the years ended December 31, 2004 and 2003, respectively.

NOTE 7 - ACCRUED LIABILITIES

Accrued liabilities consisted of the following at
   December 31, 2004:
     Contact Property lease payable (Note 11)                       $  1,764,807
     Contact Property minimum work commitment payable (Note 11)        2,420,643
     Officers accrued salaries and deferred compensation                 506,144
     Accrued payroll and related expenses                                 92,872
     Accrued interest                                                      3,080
                                                                    ------------
                                                                    $  4,787,546
                                                                    ============

NOTE 8 - CAPITAL LEASES

The Company leases certain computer software and equipment with lease terms through July 2006. Obligations under these capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments.

Obligations under capital leases at December 31, 2004 consisted of the following:

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Capital lease payable to Hewlett Packard Financial Service Co., dated  August 1, 2001, payable at $1,596 per month, including taxes  and fees and interest imputed at 17.18% per annum, maturity August 1, 2005, secured
partially by certain computer equipment                                                                             $   11,361

Capital lease payable to CIT Financial Services, dated  August 21, 2001, payable at $1,409 per month, including interest  imputed at 20.48% per annum, maturity August 5, 2005, secured partially by certain
computer equipment                                                                                                      10,455

Capital lease payable to Heller Financial Leasing, dated July 5, 2001, payable at $1,195 per month, including
interest imputed at 18.9% per annum, maturity July 5, 2006, secured by certain computer equipment                       19,117
                                                                                                                    ----------

          Total                                                                                                         40,933
                                                                                                                    ----------

          Less: Current Portion                                                                                         33,929
                                                                                                                    ----------

          Long-term portion                                                                                          $   7,004
                                                                                                                     =========

The future minimum lease payments under these capital leases and the net present value of the future minimum lease payments are as follows:

Year Ended December 31,

2005                                                               $  36,528
2006                                                                   7,173
2007                                                                      --
2008                                                                      --
2009 and thereafter                                                       --
                                                                   ---------
Total future minimum lease payments                                   43,701

Less: Amount representing interest                                     2,768
                                                                   ---------

Present value of future minimum lease payments                     $  40,933
                                                                   =========

The Company recorded depreciation expense of $6,372 and $6,372 for the years ended December 31, 2004 and 2003 for equipment under capital leases.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

NOTE 9 - LONG TERM DEBT

Long term debt consisted of the following at December 31, 2004:

Note payable to GMAC, dated November 17, 2000, payable at
$672 per month including interest at 3.9% per annum
through December, 2004, secured by a 2001 GMC Sierra truck.              $2,999

Note payable to GMAC, dated November 17, 2000, payable at
$672 per month including interest at 3.9% per annum
through December, 2004, secured by a 2001 GMC Sierra truck.               2,999

Note payable to GMAC, dated November 17, 2000, payable at
$599 per month including interest at 3.9% per annum
through December, 2004, secured by a 2001 GMC Sierra truck.               2,677

Note payable to GMAC, dated November 17, 2000, payable at
$598 per month including interest at 3.9% per annum
through December, 2004, secured by a 2000 GMC Sierra truck.               2,671

Note payable to Arcadia Financial Ltd., dated August 12,
2003, payable at $468 per month including interest at 12%
per annum through February 2008, secured by a 1999
Chevrolet truck                                                          14,702

Note payable to Komatsu Financial, dated December 10,
2003, payable at $1,798 per month through December 2006
with no interest, secured by a Komatsu crawler dozer                     44,946

Note payable to an individual, dated August 28, 2001,
payable upon demand, including interest at 15% per annum,
unsecured.                                                               37,540

Note payable to GMAC, dated May 11, 2004, payable at $558
per month with no interest, through May 2009, secured by a
2004 GMC Sierra truck.                                                   29,580

Note payable to GMAC, dated May 11, 2004, payable at $538
per month with no interest, through May 2009, secured by a
2004 GMC Sierra truck.                                                   28,490
                                                                      ---------
         Total                                                          166,604

         Less: Current portion of long term debt                         89,575
                                                                      ---------

         Long-term debt                                              $   77,029
                                                                     ==========

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Maturities on long term debt are as follows:

         Year Ended December 31,

2005                             $      89,575
2006                                    39,309
2007                                    18,316
2008                                    13,926
2009 and thereafter                      5,478
                                 -------------
Total                            $     166,604
                                 =============

NOTE 10 - CONVERTIBLE NOTES PAYABLE

At December 31, 2004, the Company had twelve convertible notes payable totaling $455,000. These notes originated in April 2000 and accrue interest at 12% per annum. Principal and interest are due in April, 2005, five years from the date of issue. The principal and interest on the notes are convertible into common stock of the Company at $0.20 to $0.30 per share. As of December 31, 2004, accrued interest on these convertible notes totaled $324,521.

The Company recognized a beneficial conversion feature expense of $92,666 during the year ended December 31, 2000 because the notes were convertible immediately. The beneficial conversion feature expense was calculated by subtracting the conversion price from the closing market price on the note date multiplied by the convertible number of shares. If the principal and interest on the notes were converted as of December 31, 2004, the Company would have been required to issue 2,993,200 shares of common stock to the holders of the convertible notes.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leased its facilities under a non-cancelable operating lease which expires July 31, 2011. The monthly rent is based on an escalating scale based on an average increase of three cents per square foot. The current 12 month rate is $6,510, per month. The following is a schedule, by years, of the future minimum lease payments under operating leases, as of December 31, 2004.

         Year Ended December 31,

2005                                          $  79,170
2006                                             82,110
2007                                             84,210
2008                                             86,730
2009                                             89,250
2010                                             91,770
2011                                             54,360
                                              ---------
Total                                         $ 567,600
                                              =========

In addition, during 2004, the Company entered into various operating lease agreements to rent heavy equipment to be used at the Mineral Ridge Mineral Property. The equipment operating lease agreements provide for month to month rental payments totaling $34,192 and provide for the Company to acquire the equipment on unspecified terms.

Rental expense for all operating leases was $107,445 and $87,915 for the years ended December 31, 2004 and 2003, respectively.

Employment Agreements

Effective May 15, 1998, the Company entered into an Employment Agreement with Michael Fitzsimonds. Pursuant to the Employment Agreement, Mr. Fitzsimonds served as President of the Company. The initial term of the Employment Agreement was for one (1) year and automatically renewed for an additional one (1) year term on each successive annual anniversary of the Employment Agreement, unless terminated pursuant to the terms of the Employment Agreement. Mr. Fitzsimonds' Employment Agreement provided for $95,000 in total annual salary, of which $60,000 is to be paid in bi-monthly installments, with the remaining $35,000 deferred. Mr. Fitzsimonds resigned during February of 2005 and the above agreement is in effect. On February 18, 2005 Mr. Michael Fitzsimonds resigned his positions as Chairman of the Board and as Company President. The Board of Directors agreed on terms of separation salary and benefits for one year. At the conclusion of the termination agreement, the Company will begin payments of deferred salary from prior years activities and on a loan furnished to the company during 1997 and 1998.

Effective May 15, 1998, the Company entered into an Employment Agreement with Steven Craig. Pursuant to the Employment Agreement, Mr. Craig serves as Vice-President of Corporate Development of the Company. The initial term of the Employment Agreement was for one (1) year and automatically renews for an additional one (1) year term on each successive annual anniversary of the

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

Employment Agreement, unless terminated pursuant to the terms of the Employment Agreement. Mr. Craig's Employment Agreement provides for $85,000 in total annual salary, of which $60,000 is to be paid in bi-monthly installments, with the remaining $25,000 deferred. In the event the Board of Directors elects to terminate the Employment Agreement without cause, the Company must pay a severance to Mr. Craig equal to one (1) year's then-current salary and one (1) year's then-current benefits. The Board of Directors must provide Mr. Craig thirty (30) days' notice of its intent to terminate Mr. Craig's employment without cause. In lieu of thirty (30) days' notice, the Board of Directors may elect to provide Mr. Craig an additional thirty (30) days of salary and benefits. In the event 40% or more of the outstanding shares of the Company are acquired by someone other than the Company or Mr. Craig, the Employment Agreement terminates immediately. Upon this type of termination, the Company must pay a severance to Mr. Craig equal to two (2) years' then-current salary and two (2) years' then-current benefits. Mr. Craig may elect to take a cash payment in lieu of his two (2) years' then-current benefits.

Mineral Property Lease - F.W.  Lewis Contact Property

The Company leased mining property in Elko County, Nevada, known as the Contact Property, as part of a exploration license agreement (See Note 3). During February 2003, the parties signed a first amendment extending the term of the exploration license to December 31, 2007. The Company is to continue making exploration license payments of $2,500 per month, stock distributions of 350,000 shares of the Company's common stock on January 1 and July 1 of each year and yearly minimum work commitment of $100,000. On May 7, 2003, the parties signed a second amendment that clarified that expenditures for work performed by the Company on either the Lewis property or the adjoining International Enexco, Ltd. property shall be applied to Lewis' minimum work commitment. Additionally, the second amendment clarified that Lewis holds a Production Royalty with respect to the Enexco Property.

At December 31, 2004, the Company had a total liability of $3,249,450 on the lease which consists of $1,989,250 of property lease payments, $1,243,200 of minimum work commitment expenditures and $17,000 in monthly exploration license payments. Since the minimum work commitment liability associated with the International Enexco, Ltd. lease exceeds the minimum work commitment liability pursuant to this the F.W. Lewis agreement and the required expenditures for the adjoining International Enexco, Ltd property may be applied to Lewis' minimum work commitment, the F.W. Lewis minimum work commitment liability has not been recognized as an additional liability. The lease is cancelable within thirty days. The lease was cancelled on December 23, 2004.

Mineral Property Lease - International Enexco Limited - Contact Property

The Company also leased mineral property in Elko County, Nevada, known as the Contact Property as part of a joint venture agreement with International Enexco (See Note 3). The lease includes monthly payments of $4,000 and minimum work in qualifying expenses ranging from $550,000-$650,000 for exploration, development, or mining. At December 31, 2004, the Company has accrued $4,000 of the monthly lease payments and had a liability totaling $2,175,200 in unsatisfied minimum work commitments. The lease is cancelable within thirty days and has been cancelled at year end of 2004. The lease was cancelled on December 23, 2004.

Royalty Agreement - Mary Mining Company, Inc.

As part of the purchase of the Mineral Ridge Mine, the Company assumed a net smelter returns royalty agreement with Mary Mining Company, Inc. The agreement calls for a production royalty of the net smelter returns. The royalty percentage rate is based on the price of gold per troy ounce.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

                                                               Royalty
             Price of Gold per Troy Ounce                  Percentage Rate
             ----------------------------                  ---------------

Less than or equal to $300 U.S.                                  2.5%
Greater than $300, but less than or equal to $325                  3%
Greater than $325, but less than or equal to $350                3.5%
Greater than $350, but less than or equal to $375                  4%
Greater than $375, but less than or equal to $400                4.5%
Greater than $400, but less than or equal to $500                  5%
Greater than $500, but less than or equal to $600                5.5%
Greater than $600, but less than or equal to $800                  6%
Greater than $800, but less than or equal to $1,000                7%
Greater than $1,000                                                8%

The Company is required to pay a minimum advance royalty of $60,000 per year due July of each year, which shall be credited cumulatively against the production royalty payments.

Environmental Obligations

As part of the purchase of the Mineral Ridge Mine and related assets, the Company is responsible for future closure, reclamation and remediation costs (See Notes 1 and 3). The Company has prepared a reclamation plan for $2,693,000 which was approved by the Nevada Department of Environmental Protection and the Bureau of Land Management in May 2003. The estimated future reclamation and remediation cost and related assets and liabilities have been recognized in the financial statements in accordance with SFAS 143 (See Note 4).

The Company has obtained a reclamation surety bond in connection with this obligation (See Note 5).

Common Stock Purchase Agreement

On November 12, 2002, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC. Under the common stock purchase agreement, Fusion Capital committed to purchase up to $12.0 million of our common stock over a forty-month period that commences when a registration statement filed with the U.S. Securities and Exchange Commission becomes effective. Pursuant to the agreement, Fusion Capital is to purchase $15,000 of the Company's common stock on each trading day during the term of the agreement, subject to the Company's right to increase, decrease or suspend purchases by Fusion Capital.

The purchase price for each purchase of shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. However, Fusion Capital does not have the right and is not obligated to purchase the Company's stock in the event that the purchase price per share of common stock is below $0.10. The Company intends to use the proceeds from the sale of the common stock to Fusion Capital for working capital and general corporate purposes. In connection with the common stock purchase agreement, the Company issued 1,587,302 non-restricted shares of common

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

stock valued at $300,000 to Fusion Capital as a commitment fee and 250,000 restricted shares of stock valued at $46,250 as reimbursement for certain expenses incurred by Fusion Capital. Additionally, Fusion Capital paid cash of $37,000 for 200,000 restricted shares of stock in November 2002. The registration statement was declared effective in November 2003 and through December 31, 2004, the Company has issued 17,232,442 shares of common stock for cash proceeds of $4,563,000 pursuant to the Fusion Capital agreement. As of January 3, 2005, Fusion Capital had completed buying all of the common stock available under the common stock purchase agreement.

Litigation

      On March 5, 2003, William F. Matlack, a former shareholder of Golden Phoenix, filed a complaint in the Second Judicial District Court in and for Washoe County, Nevada against Golden Phoenix. The complaint relates to a former subsidiary of Golden Phoenix, Golden Phoenix Alaska, and alleges, among other things, breach of contract, dealing in bad faith, fraud, fraudulent misrepresentation, negligence, negligent misrepresentation, breach of fiduciary duty and breach of covenant of dealing fairly and in good faith. The complaint is seeking (i) economic damages in excess of $10,000, (ii) compensatory damages in excess of $10,000, (iii) punitive damages at the amount of $500,000, (iv) interest of economic damages at the rate established by law and (v) reasonable fees and costs related to the action. On July 2, 2003, Golden Phoenix filed its response with respect to this complaint. On April 6, 2004 Golden Phoenix and Mr. Matlack verbally agreed to a settlement in which each side agreed to pay its own legal fees and dismiss the suit.

NOTE 12- RELATED PARTY TRANSACTIONS

The Company leases mineral property known as the Borealis Property from the Borealis Partnership, which consists of three separate individuals who combined their separate properties to facilitate leasing the entire mineralized zone covered by the three properties. Dr. Whitney is an underlying owner of the Borealis project. During the years ended December 31, 2004 and 2003, it was the responsibility of Gryphon Gold, as managing partner of the Borealis Joint Venture, to make all payments (See Note 11).

The Company has a consulting agreement with Whitney & Whitney which has a term of three years beginning March 1, 1999 and has continued on a month-to-month basis upon expiration of the initial term. The consulting agreement calls for Whitney & Whitney to provide metallurgical, geological and plant design services related to the Company's projects along with assistance related to general business and financial matters. The agreement also calls for payments the Company of a minimum of $2,500 per month in restricted shares of common stock. The agreement may be terminated by either party upon 90 days written notice. The President of Whitney & Whitney, Inc., Dr. Whitney, is no longer a significant shareholder of the Company, with less than one percent (-1%) ownership. Under the terms of the Whitney & Whitney agreement, the Company gave to Whitney a written 90 notice of termination. The termination is effective March 30, 2005.

NOTE 13 -OUTSTANDING STOCK OPTIONS

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

FASB Statement 123 as amended by FASB Statement 148, "Accounting for Stock-Based Compensation", requires the Company to provide proforma information regarding net income and net income per share as if compensation costs for the Company's

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during 2004: dividend yield of zero percent; expected volatility of 101% risk-free interest rate of 3.5 percent and expected life of 5 years.

Had compensation cost for the Company's stock options granted to officers, directors, and employees been determined based on the fair value at the grant date under the accounting provisions of SFAS No. 123 and SFAS 148 the Company would not have recorded an additional expense. Also under these same provisions, the Company's net loss would not have been changed by the pro forma amounts indicated below:

                                              December 31,
                                              ------------
                                         2004                2003
                                         ----                ----

Net loss:
    As reported                     $  (6,470,008)      $  (2,966,060)
    Pro forma                       $  (6,470,008)      $  (3,548,427)

Basic income (loss) per share:
    As reported                     $       (0.06)      $       (0.03)
    Pro forma                       $       (0.06)      $       (0.04)

                                       Outstanding                                Exercisable
                                       -----------                                -----------
                                                 Weighted
                                                  Average
                                 Number          Remaining         Weighted          Number          Weighted
                             Outstanding at     Contractual        Average       Exercisable at       Average
Exercises Prices                12/31/04           Life         Exercise Price      12/31/04      Exercise Price
----------------                --------           ----         --------------      --------      --------------
          $   0.44                    38,267             2.50         $    0.44           38,267       $     0.44
              0.10                 2,465,715              (a)              0.15        2,465,715             0.15
              0.20                 1,701,000             0.25              0.20        1,701,000             0.20
              0.37                 2,064,000             2.50              0.37        2,064,000             0.37
         $    0.24                 6,268,982             2.40         $    0.24        6,268,982       $     0.24

(a) The term of these options is from the grant date until six months after all loans, advances or other debts due to employees granted these options have been paid in full.

During the year ended December 31, 2004, the Company granted 38,267 stock options to various employees. These options were issued with exercise prices of $0.44 per share. All of these options vest immediately and have maturity date of three and one half years.

NOTE 14 - OUTSTANDING STOCK WARRANTS

A summary of the status of the Company's stock warrants as of December 31, 2004 and changes during the year is presented below:

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                           December 31, 2004 and 2003
                                   (continued)

                                                              Weighted Average
                                             Shares            Exercise Price
                                             ------            --------------

Outstanding, December 31, 2003                  12,618.236     $       0.13
Granted
Canceled/Expired                                  (990,333)            0.12
Exercised                                      (10,342,551)            0.13
                                               ------------    ------------

Outstanding, December 31, 2004                   1,275,352     $       0.24
                                                 =========     ============

The following summarizes the exercise price per share and expiration date of the Company's outstanding warrants to purchase common stock at December 31, 2004:

Expiration Date                  Price              Number
---------------                  -----              ------

2006                             $0.20              350,000
2006                             $0.25              925,352
                                                  1,275,352

NOTE 15 - SUBSEQUENT EVENTS

Subsequent to December 31, 2004, the Company has issued 3,312,392 shares of common stock for stock options and warrants exercised for cash proceeds of $620,261, 121,994 shares of common stock for services rendered valued at $21,058, and 9,354,860 shares of common stock for cash proceeds of $895,945 related to the Fusion Capital common stock purchase agreement discussed in Note 11.

The Company has entered into two (2) agreements regarding the Ashdown gold-molybdenum project. That mineral property is located in Humboldt County, Nevada and consists of 196 unpatented mining claims. The first agreement was signed on September 19, 2003 and was subsequently terminated prior to December 31, 2004 as the funding terms were not met by the other party to the agreement. Subsequently, on February 5, 2004, the Company entered into a joint venture agreement with the owner of the property wherein the Company has the ability to acquire an undivided vested sixty percent (60%) interest in the project in either of two ways: by placing the project into profitable production using a small pilot mill, or spending $5 million toward development of the project. The Company has four years to complete vesting into the project. Upon signing the agreement Letter, the Company paid $50,000 to the property owner, and beginning in three months after the signing, the Company is obligated to pay $5,000 per month until a cash distribution through profitable production is achieved. A formal contract for the joint venture had not been signed by the end of 2004 and continues to be negotiated. On February 18, 2005 Mr. Michael Fitzsimonds resigned his positions as Chairman of the Board and as Company President. The Board of Directors agreed on terms of separation salary and benefits for one year. At the conclusion of the termination agreement, the Company will begin payments of deferred salary from prior years activities and on a loan furnished to the company during 1997 and 1998.

On February 18, 2005 Mr. Kenneth Ripley was appointed as Acting Manager, with the temporary title of Interim Chief Executive Officer. The Board of Directors continues to negotiate terms of employment. Mr. Ripley has been on Company sites as Acting Manager since February 18, 2005.

                          GOLDEN PHOENIX MINERALS, INC.
      Balance Sheets as of June 30, 2005 (Unaudited) and December 31, 2004

                                     ASSETS

                                                    June 30,         December 31,
                                                     2005                2004
                                                  ------------       ------------
                                                                      (Unaudited)

CURRENT ASSETS

  Cash and cash equivalents                       $     47,943       $         --
  Other receivables                                    752,673                 --
  Prepaid expenses                                      48,079            117,045
  Current portion prepaid bond cost                     43,211             43,211
  Precious metals inventory                            120,214            114,803
  Materials and supplies inventory                      27,909             16,429
                                                  ------------       ------------

    Total Current Assets                             1,040,029            291,488
                                                  ------------       ------------

PROPERTY AND EQUIPMENT

  Land                                                  57,599             57,599
  Buildings                                            119,922            116,020
  Vehicles                                             266,464            266,464
  Computer equipment                                   107,696            107,104
  Office furniture and equipment                        18,221             18,221
  Mining equipment and rolling stock                 1,353,456          1,380,427
  Accumulated depreciation                            (639,900)          (521,828)
                                                  ------------       ------------

    Total Property and Equipment, Net                1,283,458          1,424,007
                                                  ------------       ------------

OTHER ASSETS

  Restricted funds - reclamation obligations         2,000,222          1,848,823
  Reclamation asset, net                             1,829,593          1,843,698
  Prepaid bond insurance premiums                      385,306            363,701
  Deposits                                              38,622             15,464
                                                  ------------       ------------

    Total Other Assets                               4,253,743          4,071,686
                                                  ------------       ------------

TOTAL ASSETS                                      $  6,577,230       $  5,787,181
                                                  ============       ============

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
      Balance Sheets as of June 30, 2005 (Unaudited) and December 31, 2004
                                   (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                              June 30,         December 31,
                                                                2005               2004
                                                            ------------       ------------
                                                            (Unaudited)
CURRENT LIABILITIES
  Bank Overdraft                                            $         --       $     41,601
  Accounts payable                                             1,228,660          1,757,459
  Accrued liabilities                                          4,675,269          4,784,466
  Current portion of termination costs                           139,094                 --
  Current portion of long term debt                              916,592             89,575
  Capital lease obligations-current portion                       19,434             33,929
  Convertible notes payable                                      225,048            455,000
  Accrued Interest for notes and debt                            172,176            404,311
  Amounts due to related parties                                 210,000            292,510
                                                            ------------       ------------

    Total Current Liabilities                                  7,586,273          7,858,851
                                                            ------------       ------------

LONG-TERM LIABILITIES
  Reclamation obligation                                       2,422,219          2,352,235
  Long-term debt                                                  58,937             77,029
  Capital lease obligations                                          569              7,004
  Long Term Termination Costs                                    543,766                 --
                                                                               ------------

    Total Long-Term Liabilities                                3,025,491          2,436,268
                                                            ------------       ------------

    Total Liabilities                                         10,611,764         10,295,119
                                                            ------------       ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

  Common stock, no par value, 200,000,000 shares
    authorized, 133,054,035 and 119,721,984 issued and
    Outstanding, respectively                                 22,396,075         20,684,330
  Expenses prepaid with warrants                                 (50,502)                --
  Accumulated deficit                                        (26,380,107)       (25,192,268)
                                                            ------------       ------------

    Total Stockholders' Equity (Deficit)                      (4,034,534)        (4,507,938)
                                                            ------------       ------------

    TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY (DEFICIT)                                        $  6,577,230       $  5,787,181
                                                            ============       ============

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
     Statement of Operations For The Six Months Ended June 30, 2005 and 2004
                                   (Unaudited)

                                                  For the Three Months Ended          For the Six Months Ended
                                                           June 30                            June 30
                                                 -----------------------------       -----------------------------
                                                    2005              2004              2005              2004
                                                 -----------       -----------       -----------       -----------
REVENUES

  Sale of precious metals                        $   406,645       $   376,808       $   575,693       $   617,796
                                                 -----------       -----------       -----------       -----------

EXPENSES

  Cost of mining operations                          190,536           497,624           694,723           986,711
  Exploration, mineral property leases, and
    minimum work commitment expenses                 211,526           170,262           349,798           622,740
  Accretion expense                                   38,184            32,717            69,984            64,520
  General and administrative                         273,102           392,899           573,939           811,577
  Investor relations and professional fees            39,238            89,684            72,281           156,261
  Salaries and wages                                 260,235           120,393           318,987           247,542
  Depreciation and depletion                          41,150            39,348            84,719            70,435
  Employee termination expense                       335,114                --           335,114                --
                                                 -----------       -----------       -----------       -----------

    Total Expenses                                 1,389,085         1,342,927         2,499,545         2,959,786
                                                 -----------       -----------       -----------       -----------

LOSS FROM OPERATIONS                                (982,440)         (966,119)       (1,923,852)       (2,341,990)
                                                 -----------       -----------       -----------       -----------

OTHER EXPENSE

  Interest income                                        391               125               569               428
  Interest expense                                  (606,543)          (33,867)         (643,964)          (68,956)
  Other income/expense net                             5,338             1,768            26,864             6,107
  Gain on sale of asset                                   --                --         1,400,000                --
  Loss on impairment of assets                       (47,456)               --           (47,456)               --
                                                 -----------       -----------       -----------       -----------

    Total Other Income (Expense)                    (648,270)          (31,974)          736,013           (62,421)
                                                 -----------       -----------       -----------       -----------

LOSS BEFORE INCOME TAXES                         $(1,630,710)      $  (998,093)      $(1,187,839)      $(2,404,411)
                                                 -----------       -----------       -----------       -----------

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
     Statement of Operations For The Six Months Ended June 30, 2005 and 2004
                            (Continued) (Unaudited)

                                                        For the Three Months Ended               For the Six Months Ended
                                                                June 30,                               June 30,
                                                         2005                2004                2005                2004
                                                     -------------       -------------       -------------       -------------
LOSS BEFORE INCOME TAXES                             $  (1,630,710)      $    (998,093)      $  (1,187,839)      $  (2,404,411)

INCOME TAXES                                                    --                  --                  --                  --
                                                     -------------       -------------       -------------       -------------

NET LOSS                                             $  (1,630,710)      $    (998,093)      $  (1,187,839)      $  (2,404,411)
                                                     =============       =============       =============       =============

BASIC AND FULLY DILUTED INCOME/(LOSS) PER SHARE

  Basic                                              $       (0.01)      $       (0.01)      $       (0.01)      $       (0.02)
  Fully Diluted                                      $       (0.01)      $       (0.01)      $       (0.01)      $       (0.02)
                                                     -------------       -------------       -------------       -------------

BASIC WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING                                132,323,648         106,153,037         132,323,648         103,961,839
                                                     =============       =============       =============       =============

FULLY DILUTED WEIGHTED AVERAGE
NUMBER OF SHARES OUTSTANDING                           132,966,094         106,153,037         132,423,648         103,961,839
                                                     =============       =============       =============       =============

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                   Statement of Stockholders' Equity (Deficit)
                                   (Unaudited)

                                                                                Expenses
                                                   Common Shares              Prepaid with       Deferred      Accumulated
                                              Shares           Amount           Warrants           Costs         Deficit
                                              ------           ------           --------           -----         -------

Balance, December 31, 2003                     99,333,470    $  17,287,209         $        -    $ (591,250)  $(18,722,260)

Issuance of common stock
  For services                                    123,228           38,785                  -              -              -

Issuance of common stock for
  cash                                         10,528,587        2,410,341                  -              -              -

Issuance of common stock for
  warrants exercised                            9,728,884        1,230,805                  -              -              -

Issuance of common stock for
  directors fees                                    7,815            2,190                  -              -              -

Amortization of deferred costs                          -                -                  -        306,250              -

Stock offering costs                                    -        (285,000)                  -        285,000              -

Net loss for year ending December
  31, 2004                                              -                -                  -              -    (6,470,008)

Balance December 31, 2004                     119,721,984       20,684,330                  -              -   (25,192,268)

Issuance of common stock for
  Convertible notes exercised
  (unaudited)                                   3,310,392          608,449                  -              -              -

Issuance of common stock for
  cash (unaudited)                              9,354,860          895,945                  -              -              -

Issuance of common stock for
  services (unaudited)                            666,799          142,420                  -              -              -

Expenses prepaid with warrants                          -           64,931           (64,931)              -              -

Amortization of expenses prepaid with
  warrants                                              -                -             14,429              -              -

Net loss for the six months ended,
  June 30, 2005 (unaudited)                             -                -                  -              -    (1,187,839)

Balance, June 30, 2005 (unaudited)            133,054,035    $  22,396,075      $    (50,502)       $      -  $(26,380,107)

                          GOLDEN PHOENIX MINERALS, INC.
     Statement of Cash Flows For The Six Months Ended June 30, 2005 and 2004
                                   (Unaudited)

                                                                             For the Six Months Ended
                                                                                     June 30,
                                                                               2005              2004
                                                                            -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net Loss                                                                  $(1,187,839)      $(2,404,411)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
      Depreciation and depletion                                                 70,616            70,435
      Amortization of prepaid warrants                                           14,429                --
      Accretion expense                                                          69,984            64,520
      Common stock issued for services                                          142,420            17,602
      Impairment of property and equipment                                       26,972                --
      Loss on impairment of assets                                               47,456                --
      Amortization of deferred costs                                                 --           262,500
      Changes in operating assets and liabilities:                                   --             1,000
      (Increase) in accounts and other receivables                             (752,673)               --
      Decrease in prepaid expenses                                               47,361            58,948
      (Increase) in inventories                                                 (16,891)         (138,715)
      Decrease in reclamation asset                                              14,105                --
      (Increase) in mineral property acquisition and development costs               --          (122,836)
      (Increase) in assets under construction and repair                             --           (86,505)
      (Increase) in restricted cash                                            (151,399)             (124)
      (Increase) Decrease in deposits                                           (23,158)            5,323
      Increase (Decrease) in accounts payable                                  (528,797)          144,129
      Increase (Decrease)  in accrued liabilities                               (77,883)          382,342
      Increase in termination accruals                                          682,860                --
      Increase in cost of financing                                             560,000                --
      (Decrease) in amounts due related parties                                 (59,876)               --
                                                                            -----------       -----------

        Net Cash Used by Operating Activities                                (1,122,313)       (1,745,792)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                             (4,495)         (220,025)
                                                                            -----------       -----------

    Net Cash Used by Investing Activities                                   $    (4,495)      $  (220,025)
                                                                            -----------       -----------

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
     Statement of Cash Flows For The Six Months Ended June 30, 2005 and 2004
                            (Continued) (Unaudited)

                                                                              For the Six Months Ended
                                                                                     June 30,
                                                                            -----------------------------
                                                                               2005              2004
                                                                            -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on capital lease obligations                                     $   (20,930)      $   (23,023)
  Bank overdraft                                                                (41,601)               --
  Proceeds from note payable                                                    480,000            33,296

  Payments on notes payable and long-term debt                                  (38,663)          (31,498)
  Cash receipts on stock subscription receivable/payable                             --           125,500

  Principal payments on convertible notes                                      (100,000)               --
  Proceeds from exercise of options and warrants                                     --           662,790
  Net proceeds from sale of common stock                                        895,945           960,340
                                                                            -----------       -----------

    Net Cash Provided by Financing Activities                                 1,174,751         1,727,405
                                                                            -----------       -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             47,493          (238,412)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       --           442,262
                                                                            -----------       -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $    47,943       $   203,850
                                                                            ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash Paid for Interest                                                    $        --       $     8,066
  Cash Paid for Income Taxes                                                $        --       $        --

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  Common stock issued for services                                          $   142,420       $    17,602
  Debt applied for the exercise of stock options and
    Warrants                                                                $        --       $    35,000

   Common stock issued for convertible note debt                            $   608,449       $        --

   The accompanying notes are an integral part of these financial statements.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                       June 30, 2005 and December 31, 2004

NOTE 1 -BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its December 31, 2004 Annual Report on Form 10-KSB. Operating results for the three and six months ended June 30, 2005 are not indicative of the results that may be expected for the year ending December 31, 2005.

Certain balances for December 31, 2004 have been reclassified to conform with the financial presentation at June 30, 2005.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has experienced losses since its inception in 1997, and it has not generated revenues sufficient to cover its operating costs, has an accumulated deficit of $26,380,107 and a working capital deficit of $6,546,244 at June 30, 2005, which raises doubt about the Companies ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management has obtained financing from the sale of the Borealis Project to fund some of the Company's activities until sufficient revenues can be generated from operations. Mineral Ridge gold production continues and it provides revenues to sustain its' gold recovery operation. The Company will need additional Financing in order to continue operations.

The Company will continue to seek joint ventures for its properties with third parties in order to alleviate some of the costs associated with its current and future exploration, development and mining operation activities.

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                       June 30, 2005 and December 31, 2004

NOTE 3 - OUTSTANDING STOCK OPTIONS

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

FASB Statement 123 as amended by FASB Statement 148, "Accounting for Stock-Based Compensation", requires the Company to provide proforma information regarding net income and net income per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during 2005: dividend yield of zero percent; expected volatility of 101% risk-free interest rate of 3.5 percent; and expected life of 5 years.

Had compensation cost for the Company's stock options granted to officers, directors, and employees been determined based on the fair value at the grant date under the accounting provisions of SFAS No. 123 and SFAS 148 the Company would have not recorded an additional expense for the six months ended June 30, 2005 as indicated below.

                                                           June 30,
                                                -------------------------------
                                                    2005               2004
                                                    ----               ----
        Net Income/(Loss):
          As reported                           $ (1,187,839)     $ (1,406,318)
          Pro forma                             $ (1,173,410)     $ (1,417,798)

        Basic Income/(Loss) per share:
          As reported                           $       0.00      $      (0.01)
          Pro forma                             $       0.00      $      (0.01)

        Diluted Income/(Loss) per share:
          As reported                           $       0.00      $      (0.01)
          Pro forma                             $       0.00      $      (0.01)

A summary of the status of the Company's stock option plans as of June 30, 2005 and changes during the year is presented below:

                                                              Weighted
                                                               Average
                                            Options         Exercise Price
                                          ------------       ------------

      Outstanding, December 31, 2004         6,268,982       $       0.24

        Granted                              1,300,000               0.15
        Cancelled/Expired                   (1,581,306)              0.20
        Exercised                                   --                 --
                                          ------------       ------------

      Outstanding, June 30, 2005             5,987,676       $       0.23
                                          ============       ============

      Exercisable, June 30, 2005             5,987,676       $       0.23
                                          ============       ============

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                       June 30, 2005 and December 31, 2004

NOTE 3 - OUTSTANDING STOCK OPTIONS (Continued)

                                               Outstanding                                        Exercisable

                                                Weighted
                                                 Average             Weighted                                 Weighted
                             Number             Remaining            Average              Number              Average
                          Outstanding          Contractual           Exercise           Exercisable           Exercise
   Exercise Prices         at 6/30/05             Life                Price             at 6/30/05             Price
   ---------------         ----------             ----                -----             ----------             -----
      $          0.15           2,465,715                  (a)          $     0.15            2,465,715         $      0.15
                 0.20             140,000                 0.02                0.20              140,000                0.20
                 0.37           2,064,000                 2.24                0.37            2,064,000                0.37
                 0.15           1,300,000                 4.56                0.15            1,300,000                0.15
                 0.44              17,961                 3.56                0.44               17,961                0.44
      $   0.15 - 0.44           5,987,676                 2.75          $     0.23            5,987,676         $      0.23

(a) The term of these options is from the grant date until six months after all loans, advances or other debts due to employees granted these options have been paid in full.

NOTE 4 - OUTSTANDING STOCK WARRANTS

A summary of the status of the Company's stock warrants as of June 30, 2005 and changes during the year is presented below:

                                                             Weighted
                                                              Average
                                               Shares      Exercise Price
                                             ----------      ----------

         Outstanding, December 31, 2004       1,275,352      $     0.24

           Granted                            1,000,000            0.14
           Canceled / Expired                        --              --
           Exercised                                 --              --
                                             ----------      ----------
         Outstanding, June 30, 2005           2,275,352      $     0.19
                                             ==========      ==========

                          GOLDEN PHOENIX MINERALS, INC.
                        Notes to the Financial Statements
                       June 30, 2005 and December 31, 2004

The following summarizes the exercise price per share and expiration date of the Company's outstanding warrants to purchase common stock at June 30, 2005:

           Expiration Date             Price                Number
           ---------------             -----                ------

                 2006               $      0.250             925,352
                 2006                      0.200             350,000
                 2007                      0.140           1,000,000
                                                       -------------

                                                           2,275,352
                                                       =============

NOTE 5 - INCOME FROM SALE OF ASSETS

On January 31, 2005 the Company closed an agreement to sell its 30% interest in the Borealis Gold Project to Borealis Mining Company/Gryphon Gold Corporation for a series of cash payments totaling $1,400,000. The terms of payment are as follows: $400,000 was paid on January 18, 2005, followed by four payments of $250,000, paid in 90-day increments. Payments received from Borealis Mining Company/Gryphon Gold Corporation through the second quarter 2005 total $650,000. In accordance with the terms of the joint venture agreement to date, the parties agree that Borealis Mining Company/Gryphon Gold Corporation has earned 70% of the overall joint venture. With the purchase of Golden Phoenix Mineral's 30% interest, Borealis Mining Company/Gryphon Gold Corporation will own 100% of the project. In return, Gryphon Gold will guarantee Borealis Mining Company's payment obligation to Golden Phoenix Minerals by depositing as security 15% of Borealis Mining Company shares into escrow.

NOTE 6 - PROJECT FINANCING

On May 10, 2005, the Company entered into a loan agreement with a non-related party. The basic loan agreement is for advances of $1,000,000 with a payback of $3,000,000 including principal of $1,000,000 and a $2,000,000 premium. Total advances on this loan through June 30, 2005 are $280,000 with a prorata corresponding premium of $560,00 recognized as loan cost. In addition, 1,000,000 warrants were issued upon signing of the agreement with a cost to the Company of $64,931 which is being amortized over a nine month period.

On June 14, 2005 the Company entered into a short term loan with the interim CEO. The amount of $100,000 was payable on July 31, 2005. This loan has been extended for an indefinite period. The Interest rate for the short term advance as at 18% per annum and with setup charges have an annual rate of 23%.

NOTE 7 - SUBSEQUENT ITEMS

On July 24, 2005 payment was made to Harney Electric Cooperation for the installation of required equipment and power demand deposits. Electrical transmission lines and transformers are estimated to be in place and active during the first week of August 2005. This equipment will be for support of the Ashdown Mine, associated mining facilities and equipment only. In support of the increased mining activity, up to six more underground miners will be required.

                                     PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The statutes of the State of Minnesota provide for indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the corporation. The registrant understands that the Securities and Exchange Commission feels that this indemnification is against public policy as to liability arising out of the Securities Act of 1933.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Registration Fees                          $       496
                  Accounting Fees                                 20,000
                  Legal Fees                                      50,000
                  Miscellaneous                                   14,504
                                                             -----------
                    TOTAL                                    $    85,000
                                                             ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

      The following table provides the sales of unregistered securities for the past three (3) years:

                                                           Shares       Value    Share Price
First Quarter 2002                                         Issued      Received   Per Share
------------------                                         ------      --------   ---------
Private Placement For Cash                                4,640,000   $  464,000   $0.10
Exchange Of Stock For Part Of Interim Reclamation Bond    1,257,862      200,000    0.16
Lease - Borealis Paid In Stock                              328,235       27,900    0.09
Jeffrey Baclet Investor Relations                           100,000       18,500    0.19
The Eversull Group Investor Relations                       200,000       25,000    0.13
                                                         ----------   ----------   -----
  Total First Quarter 2002                                6,526,097   $  735,400   $0.11
                                                         ==========   ==========   =====
                                                           Shares       Value    Share Price
Second Quarter 2002                                        Issued      Received   Per Share
-------------------                                        ------      --------   ---------
Private Placement For Cash $0.10                          3,060,002   $  306,000   $0.10
Private Placement For Cash $0.15                          5,692,504      851,375    0.15
Warrant Exercise                                            827,100       82,710    0.10
Directors Compensation For Board Meetings                   109,448       17,948    0.16
Payments For BO Lease                                       201,333       30,200    0.15
Fusion Capital Fund II LLC                                  250,000       46,250    0.19
Jeffrey Baclet Investor Relations                           115,000       48,000    0.42
Taylor Hard Money Advisors Public Relations                 400,000       60,000    0.15
The Eversull Group Investor Relations                       100,000       35,000    0.35
Thomas Mancuso Consulting Services                           20,000        4,000    0.20
Whitney & Whitney Consulting Services                       114,198       10,849    0.10
Whitney & Whitney Consulting Services                       400,000       47,059    0.12
Whitney & Whitney Consulting Services                         4,459          700    0.16
Whitney & Whitney Consulting Services                       112,786       18,610    0.17
Whitney & Whitney Consulting Services                        61,442       10,322    0.17
Newmex Nevada Inc. Debt Service                             392,963       39,296    0.10
Richard Cavell Family Trust Debt Service                     86,133       25,840    0.30
Craig & Diana B Drossell Debt Service                       399,263       63,186    0.16
                                                         ----------   ----------   -----
  Total Second Quarter 2002                              12,346,631   $1,697,346   $0.14
                                                         ==========   ==========   =====

                                                           Shares       Value    Share Price
Third Quarter 2002                                         Issued      Received   Per Share
------------------                                         ------      --------   ---------
Private Placement For Cash $0.15                             83,334   $   12,500   $0.15
Warrant Exercise                                            500,000       50,000    0.10
Whitney & Whitney Consulting Services                        99,141       17,647    0.18
Whitney & Whitney Consulting Services                        98,039       17,647    0.18
Whitney & Whitney Consulting Services                        60,435       17,647    0.29
Whitney & Whitney Consulting Services                       110,582       35,294    0.32
Whitney & Whitney Debt Conversion                           350,000       35,000    0.10
Fusion Capital LLC Commitment Fee                         1,587,302      300,000    0.19
                                                         ----------   ----------   -----
  Total Third Quarter 2002                                2,888,833   $  485,735   $0.17
                                                         ==========   ==========   =====
                                                           Shares       Value    Share Price
Fourth Quarter 2002                                        Issued      Received   Per Share
-------------------                                        ------      --------   ---------
Warrant Exercise                                            100,000   $   10,000   $0.10
David Caldwell Director Compensation                        100,000       17,974    0.18
Allan Marter Director Compensation                          100,000       17,974    0.18
Contact Lease Payment                                     2,753,623      450,000    0.16
Payments For BO Lease                                        78,400       11,760    0.15
Chuck DuCharme Finders Fee                                   50,333        6,550    0.13
Whitney & Whitney Consulting Services                        25,570        5,031    0.20
Whitney & Whitney Consulting Services                        57,403       11,294    0.20
Whitney & Whitney Consulting Services                        52,947       14,772    0.28
Fusion Capital Fund Debt For Professional Services          200,000       37,000    0.19
Whitney & Whitney Debt Conversion                           300,000       30,000    0.10
Convertible Note Conversion                                  44,323       13,297    0.30
                                                         ----------   ----------   -----
  Total Fourth Quarter 2002                               3,862,599   $  625,652   $0.16
                                                         ==========   ==========   =====
                                                           Shares       Value    Share Price
First Quarter 2003                                         Issued      Received   Per Share
------------------                                         ------      --------   ---------
Warrant Exercise At $0.10                                 9,414,137   $  941,414   $0.10
Warrant Exercise At $0.15                                   446,668       64,500    0.15
Payments For BO Lease                                       253,800       42,600    0.17
                                                         ----------   ----------   -----
  Total First Quarter 2003                               10,114,605   $1,048,514   $0.10
                                                         ==========   ==========   =====
                                                           Shares       Value    Share Price
Second Quarter 2003                                        Issued      Received   Per Share
-------------------                                        ------      --------   ---------
Warrant Exercise at $0.10                                 1,370,000   $  137,000   $0.10
Warrant Exercise at $0.15                                   248,500       37,275    0.15
Directors' Compensation for Board Meetings                   33,210        7,500    0.23
Whitney & Whitney Consulting Services                        15,605        2,573    0.24
                                                         ----------   ----------   -----
  Total Second Quarter 2003                               1,667,315   $  184,348   $0.11
                                                         ==========   ==========   =====
                                                           Shares       Value    Share Price
Third Quarter 2003                                         Issued      Received   Per Share
------------------                                         ------      --------   ---------
  Private Placement                                       1,820,000   $  182,000   $0.10
  Private Placement                                         248,334       37,250    0.15
  Private Placement                                         163,000       32,640    0.20
  Whitney & Whitney Consulting Services                      32,460       15,905    0.49
  Fusion Capital Fund II LLC                              1,500,000      525,000    0.35
  Larry Bigler, Accounting Consulting                         1,052          400    0.39
                                                         ----------   ----------   -----
     Total Third Quarter 2003                             3,764,846   $  793,195   $0.21
                                                         ==========   ==========   =====
                                                           Shares       Value    Share Price
Fourth Quarter 2003                                        Issued      Received   Per Share
-------------------                                        ------      --------   ---------
  Warrant Exercise at $0.10                                 317,647   $   31,647   $0.10
  Warrant Exercise at $0.15                                 100,000       15,000    0.15
  Whitney & Whitney Consulting Services                       9,466        2,272    0.24
                                                         ----------   ----------   -----
      Total Forth Quarter 2003                            3,764,846   $  793,195   $0.12
                                                         ==========   ==========   =====

                                              Nature of Services                                                Share Price
First Quarter 2004                                 Performed               Shares Issued     Value Received       Per Share
------------------                            ------------------           -------------     --------------       ---------
Warrant Exercise at $0.10                                                       2,550,000        $ 255,000          $ 0.100
Warrant Exercise at $0.15                                                         100,000           15,000            0.150
                                           Business and Financial
Whitney & Whitney Consulting Services      Consulting                               7,652            3,443            0.450
                                           Business and Financial
Whitney & Whitney Consulting Services      Consulting                               6,264            2,819            0.450
                                           Business and Financial
Whitney & Whitney Consulting Services      Consulting                               7,016            3,157            0.450
                                           Business and Financial
Whitney & Whitney Consulting Services      Consulting                               6,718            3,023            0.450
                                                                               ----------        ---------          -------
              Total First Quarter 2004                                          2,677,653        $ 282,442          $ 0.110
                                                                                =========        =========          =======

                                              Nature of Services                                                Share Price
Second Quarter 2004                                 Performed               Shares Issued     Value Received       Per Share
-------------------                           ------------------           -------------     --------------       ---------
Warrant Exercise at $0.10                                                       1,352,900         $ 135,290         $ 0.100
Warrant Exercise at $0.15                                                       1,716,662           257,500           0.150
Directors Compensation For Board Meetings                                           7,815             2,190           0.280
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                               6,266             2,130           0.340
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                               8,552             2,737           0.320
                                                                                ---------         ---------         -------
              Total Second Quarter 2004                                         3,092,200         $ 399,847         $ 0.129
                                                                                =========         =========         =======

                                              Nature of Services                                                Share Price
Third Quarter 2004                                 Performed               Shares Issued     Value Received       Per Share
------------------                            ------------------           -------------     --------------       ---------
Warrant Exercise at $0.10                                                         350,000          $ 35,000         $ 0.100
Warrant Exercise at $0.15                                                       3,008,333           451,250           0.150
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                              11,119             2,335           0.210
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                               9,526             2,000           0.210
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                               9,565             2,965           0.310
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                              14,487             4,201           0.290
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                              11,171             3,240           0.290
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                               7,502             2,176           0.290
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                               7,806             2,264           0.290
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                                  88                26           0.290
                                                                                ---------         ---------         -------
              Total Third Quarter 2004                                          3,429,517         $ 505,457         $ 0.150
                                                                                =========         =========         =======

                                              Nature of Services                                                Share Price
Fourth Quarter 2004                                Performed               Shares Issued     Value Received       Per Share
-------------------                           ------------------           -------------     --------------       ---------
Warrant Exercise at $0.10                                                         317,647          $ 31,765         $ 0.100
Warrant Exercise @ $0.15                                                          100,000            15,000           0.150
Whitney & Whitney Consulting Services      Business and Financial
                                           Consulting                               9,466             2,272           0.240
                                                                                  -------          --------         -------
Total Fourth Quarter 2004                                                         427,113          $ 49,037         $ 0.110
                                                                                  =======          ========         =======

                                          Nature of Insurance/                                                   Share Price
First Quarter 2005                        Services Performed              Shares Issued      Value Received        Per Share
------------------                        -------------------             -------------      --------------        ---------
Walter Woods                               Conversion of Note                   290,000         $  44,049           $ 0.152
Prudent Bear Fund                          Conversion of Note                 2,643,513           528,703             0.200
Michael R.  Fitzsimonds                    Services rendered                      6,637             1,500             0.226
Jeffery Tissier                            Services rendered                      6,637             1,500             0.226
Ronald Parratt                             Services rendered                      6,637             1,500             0.226
David Caldwell                             Services rendered                      6,637             1,500             0.226
Steven D.  Craig                           Services rendered                      6,637             1,500             0.226
Whitney & Whitney                          Services rendered                     12,142             2,518             0.207
Jon & Hazel Bambauer                       Conversion of Note                   178,879            17,846             0.100
Mintec                                     Services rendered                     76,667            11,040             0.144
Whitney & Whitney                          Services rendered                    356,189            93,620             0.263
                                                                              ---------         ---------           -------
Total First Quarter 2005                                                      3,590,575         $ 705,276           $ 0.196
                                                                              =========         =========           =======

                                          Nature of Insurance/                                                   Share Price
Second Quarter 2005                       Services Performed              Shares Issued      Value Received        Per Share
-------------------                       -------------------             -------------      --------------        ---------
David Caldwell                            Director Fees                           24,563           $ 2,456           $ 0.100
Whitney & Whitney                         Services rendered                       44,238             7,536             0.170
Jeffery Tissier                           Director Fees                            4,605               750             0.163
Michael Fitzsimonds                       Director Fees                            4,605               750             0.163
Ronald Parratt                            Director Fees                           10,755             1,250             0.116
David Caldwell                            Director Fees                           10,755             1,250             0.116
Steven D.  Craig                          Director Fees                           10,755             1,250             0.116
Louis Mandakunis                          Conversion of Note                     198,000            17,851             0.090
Whitney & Whitney                         Services rendered                      356,189             2,518             0.195
                                                                                 -------          --------           -------
Total Second Quarter 2005                                                        321,195          $ 35,611           $ 0.111
                                                                                 =======          ========           =======

      The registrant believes that all transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Act; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement need be in effect prior to such issuances.

ITEM 27.  EXHIBITS

Exhibit No.   Description                       Location
-----------   -----------                       --------

3.1           Articles of Incorporation of      Incorporated by reference to
              Golden Phoenix Minerals, Inc.     Exhibit 2.1 to the Company's
                                                Registration Statement on Form
                                                10SB12G as filed with the SEC
                                                on July 30, 1997

3.2           Bylaws of Golden Phoenix          Incorporated by reference to
              Minerals, Inc.                    Exhibit 2.1 to the Company's
                                                Registration Statement on Form
                                                10SB12G as filed with the SEC
                                                on July 30, 1997

5.1           Opinion re: legality              Provided herewith

10.1          Option Agreement, dated           Incorporated by reference to
              September 1997, by and between    Exhibit 10.1 to the Company's
              S.F.  Lewis Trust and Golden      Quarterly Report on Form 10-Q
              Phoenix Minerals, Inc.            for the period ended September
                                                30, 1997 as filed with the SEC
                                                on November 10, 1997

10.2          Form of General Executive         Incorporated by reference to
              Compensation Contract             Exhibit 14.1 to the Company's
                                                Annual Report on Form 10-KSB
                                                for the year ended December
                                                31, 1998, as filed with the
                                                SEC on October 27, 1999

10.3          Mineral Ridge Mine Sale           Incorporated by reference to
              Agreement, dated October 9,       Exhibit 2.1 to the Company's
              2000, by and between Thomas L.    Current Report on Form 8-K for
              Minsic (Trustee for the Chapter   the period ended November 7,
              11 bankruptcy estate of Mineral   2000, as filed with the SEC on
              Ridge Resources, Inc.) and        November 22, 2000
              Golden Phoenix Minerals, Inc.

10.4          Common Stock Purchase             Incorporated by reference to
              Agreement, dated November 12,     Exhibit 10.1 to the Company's
              2002, by and between Golden       Quarterly Report on Form
              Phoenix Minerals, Inc. and        10-QSB for the period ended
              Fusion Capital Fund II, Inc.      September 30, 2002, as filed
                                                with the SEC on November 19,
                                                2002

21            Subsidiaries of Golden Phoenix    Incorporated by reference to
              Minerals, Inc.                    Exhibit 21 to the Company's
                                                Annual Report on Form 10-KSB
                                                for the year ended December
                                                31, 1998, as filed with the
                                                SEC on October 27, 1999

23.1          Consent of Independent            Provided herewith
              Registered Public Accountant
              Firm

23.2          Consent of Minnesota Counsel      Provided herewith (contained
                                                in Exhibit 5.1 provided
                                                herewith)

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      4. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (iv) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(v) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Reno, Nevada, on October 18, 2005.

                                 GOLDEN PHOENIX MINERALS, INC.

                                 By: /s/ Kenneth Ripley
                                     Name:  Kenneth Ripley
                                     Title:  Interim Chief Executive Officer

                                 By: /s/ William L.  Thomas
                                     Name:   William L.  Thomas
                                     Title:  Chief Financial Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Ripley, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE           DATE

/s/ David A.  Caldwell
David A.  Caldwell               Director        October 18, 2005

/s/ Ronald L.  Parratt
Ronald L.  Parratt               Director        October 18, 2005

/s/ Jeffery P. Tissier
Jeffery P. Tissier               Director        October 18, 2005